Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

ROCKET GAMES, INC.,

the SELLERS party hereto,

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
as SELLERS’ REPRESENTATIVE,

and

PENN INTERACTIVE VENTURES, LLC

Dated as of July 28, 2016

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5.14	Compliance with Laws	49
5.15	Environmental and Safety Matters	49
5.16	Employees	49
5.17	Employee Benefit Plans	50
5.18	Insurance	52
5.19	Tax Matters	52
5.20	Brokerage and Transaction Bonuses	54
5.21	Bank Accounts; Names and Locations	54
5.22	Affiliate Transactions	54
5.23	Export Controls and Economic Sanctions	55
5.24	Disclosure	55

ARTICLE VI REPRESENTATIONS AND WARRANTIES CONCERNING BUYER		55
6.1	Organization and Power	55
6.2	Authorization	55
6.3	Non-Contravention	55
6.4	Governmental Authorities and Consents	56
6.5	Litigation	56
6.6	Financial Capability	56

ARTICLE VII TERMINATION		56
7.1	Termination	56
7.2	Effect of Termination	57

ARTICLE VIII ADDITIONAL AGREEMENTS		57
8.1	Survival of Representations, Warranties and Covenants	57
8.2	Indemnification	58
8.3	Release of Escrow Amount	63
8.4	No Contribution	64
8.5	Sellers’ Representative	66
8.6	Mutual Assistance	65
8.7	Public Disclosure	66
8.8	Expenses	66
8.9	Equitable Remedies	66
8.10	Further Assurances	66
8.11	Confidentiality	67
8.12	Tax Matters	67
8.13	Release of Claims	69

ARTICLE IX MISCELLANEOUS		71
9.1	Amendment and Waiver	71
9.2	Notices	71
9.3	Successors and Assigns	72
9.4	Severability	72
9.5	Interpretation	72
9.6	No Third-Party Beneficiaries	73
9.7	Complete Agreement	73
9.8	Counterparts	73
9.9	Electronic Delivery	73
9.10	Governing Law; Jurisdiction; Waiver of Jury Trial	73
9.11	Consent to Representation; Conflict of Interest	74

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EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Escrow Agreement
Exhibit B	Form of Seller Transmittal Letter
Exhibit C	Form of Resignation Letter
Exhibit D	Form of Employment Offer Letter
Exhibit E	Form of Restrictive Covenants Agreement
Exhibit F	Form of Option Holder Transmittal Letter
Exhibit G	Form of Key Employee Agreement
Exhibit H	Company Bonus Retention Plan
Exhibit I	Form of Option Cancellation Agreement

Schedules:

Key Employees Schedule

Third-Party Approvals Schedule

Specific Indemnity Schedule

Net Working Capital Schedule

Permitted Liens Schedule

2016/2017 Operating Budget

Open Positions Schedule

iii

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 28, 2016, by and among Rocket Games, Inc., a Delaware corporation (the “Company”), each of the Persons listed on the signature pages hereto (each a “Seller” and together, the “Sellers”), Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the representative of the  Sellers (the “Sellers’ Representative”), and Penn Interactive Ventures, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article I.

A.            The Sellers are the record and beneficial owners of all the issued and outstanding shares of Capital Stock of the Company as of immediately prior to the Closing (collectively, the “Shares”).

B.            On the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from the Sellers, and the Sellers desire to sell and transfer to Buyer, all of the Shares (the “Share Sale”).

C.            Simultaneously with the Share Sale, each outstanding Company Option shall terminate and be cancelled as of the Closing and each Option Holder who is a holder of In-the-Money Vested Options immediately prior to the Closing shall be entitled to payment in cash pursuant to the terms and subject to the conditions set forth in this Agreement (the “Option Payout”).  Each Option Holder who is a holder of a Company Option which is not an In-the-Money Vested Option immediately prior to the Closing shall not be entitled to receive any payment therefor, and each such Company Option shall be terminated and of no further effect (the “Option Cancellation”).

D.           The Board of Directors of the Company has approved the Share Sale, the Option Payout and the Option Cancellation.

E.            As a condition and material inducement to Buyer’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the employees of the Company listed on the Key Employees Schedule attached hereto (the “Key Employees”) have entered into and delivered a Key Employee Hire Package, each to become effective at the Closing.

F.             In consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1                    Definitions.  For purposes of this Agreement, the following terms have the following meanings set forth below:

“2014 Financial Statements” means the unaudited balance sheet and statement of profit and loss of the Company as of and for the year ended December 31, 2014.

“2015 Financial Statements” means the unaudited balance sheet and statement of profit and loss of the Company as of and for the year ended December 31, 2015.

“280G Approval” has the meaning set forth in Section 3.1(p).

“280G Shareholder Approval” has the meaning set forth in Section 4.11.

“409A Plan” has the meaning set forth in Section 5.19(e).

“Adjustment Calculation Time” means 11:59 p.m. (San Francisco, California time) on the day immediately preceding the Closing Date.

“Advisory Group” has the meaning set forth in Section 8.5(e).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.  For purposes of this Agreement, the Sellers shall not be deemed to be an Affiliate of Buyer or the Company after the Closing.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code (or any analogous or similar combined, consolidated or unitary group under state, local or non-U.S. Tax law).

“Aggregate Purchase Price” has the meaning set forth in Section 2.5(b)(iii).

“Agreement” has the meaning set forth in the Preamble.

“Assets” has the meaning set forth in Section 5.10(a).

“Basket Amount” has the meaning set forth in Section 8.2(c)(ii).

“Business Day” means any day, other than a Saturday, Sunday or other date on which banks located in San Francisco, California are closed for business as a result of federal, state or local holiday.

“Business Sale” has the meaning set forth in Section 2.5(k).

“Buyer” has the meaning set forth in the Preamble.

“Buyer Compliance Matters” means any matters relating to Buyer’s or any of its Affiliates’ (i) reporting obligations to and compliance with any Governmental Authority (including any and all of their respective regulators) or other compliance with law, rule, regulation or court or other governmental order, (ii) compliance in all material respects with social gaming industry norms followed by at least one-half of the Top 10 U.S. Social Casino companies by revenue (as defined by Eilers & Krejcik Gaming, LLC), (iii) compliance in all material respects with the then-current Best Practices Principles of the International Social Gaming Association, (iv) compliance with their respective code of ethics, internal written policies or employee handbook of Penn National Gaming, Inc. and (v) cooperation with, and responses, to their respective auditors or respective tax, finance and accounting departments.

“Buyer Employer” means Buyer or an Affiliate of Buyer.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, after the Closing, the Company, but excluding any Sellers or any of their respective Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns.

“Buyer Parties” has the meaning set forth in Section 2.5(j)(iii).

“Cap” has the meaning set forth in Section 8.2(c)(i).

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or other ownership interests of a corporation and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase any of the foregoing.

“Cause” has the meaning set forth in each Key Employee’s Key Employee Agreement.

“Claim” has the meaning set forth in Section 8.2(f)(i).

“Claim Dispute Notice” has the meaning set forth in Section 8.2(e)(iii)(A).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in Section 2.2(a).

“Closing Company Cash” shall mean all Company Cash as of the Adjustment Calculation Time.

“Closing Indebtedness” means Indebtedness of the Company, which remains unpaid as of the Adjustment Calculation Time.

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time.

“Closing Net Working Capital Target” means $1,800,000.

“Closing Statement” has the meaning set forth in Section 2.4(a).

“Closing Statement Date” has the meaning set forth in Section 2.4(c).

“Closing Transaction Expenses” means the Transaction Expenses which remain unpaid as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the Preamble.

“Company Capital Stock” shall mean the Company’s Common Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Cash” shall mean all cash, cash equivalents and marketable securities of the Company.

“Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Options” means any issued and outstanding options or other rights to purchase Company Capital Stock.

“Company Products” means all products (including Software, games and mobile applications) developed (including products and services for which development is ongoing), including any platforms, plugins, libraries and APIs, manufactured, deployed, made commercially available, marketed, distributed, provided, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of the Company since its inception, or with respect to which the Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Registered Intellectual Property that is part of Company Intellectual Property.

“Company Sites” has the meaning set forth in Section 5.12(p).

“Company Stock Certificate” means a certificate representing shares of Company Capital Stock.

“Company Stock Plan” means the Company’s 2013 Stock Plan, as amended.

“Company Technology” means all Technology that is owned, purported to be owned (in each case whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, the Company.

“Company Transaction” has the meaning set forth in Section 4.7.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium that relates to the Company or their respective business or operations.  Confidential Information includes (but is not limited to) the following:  (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, recruiting records and information, business, training, marketing, promotional and sales plans and practices, products, services, research or development, geographic expansion plans, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and other confidential or proprietary information about, any suppliers, distributors, vendors, customers, independent contractors or other business relations of the Company and their confidential or proprietary information; (iii) trade secrets, know how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property Rights.  Notwithstanding the foregoing, Confidential Information shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any Seller Indemnifying Party’s acts or omissions.  Nothing contained herein shall prevent a Seller Indemnifying Party from making any disclosures to its legal counsel, accountants or representatives of a Seller Indemnifying Party subject to confidentiality obligations or as required by law, rule, regulation or court or other governmental order.

“Consideration Fund” has the meaning set forth in Section 2.2(c)(i).

“Consultant Proprietary Information Agreement” has the meaning set forth in Section 5.12(k).

“Contaminants” has the meaning set forth in Section 5.12(s).

“Contingent Workers” has the meaning set forth in Section 5.16(c).

“Contributor” has the meaning set forth in Section 5.12(k).

“D&O Indemnified Parties” has the meaning set forth in Section 4.13(a).

“D&O Tail” has the meaning set forth in Section 4.13(a).

“Definitive Initial Purchase Price” has the meaning set forth in Section 2.4(c).

“Depository Agent” means Citibank, N.A., acting as depository agent for the Paying Agent.

“Disclosure Schedule” has the meaning set forth in Article V.

“Earnout Payment” and “Earnout Payments” have the meaning set forth in Section 2.5(a).

“Earnout Period” or “Earnout Periods” has the meaning set forth in Section 2.5(a).

“Earnout Statement” has the meaning set forth in Section 2.5(d).

“Electronic Delivery” has the meaning set forth in Section 9.9.

“Employee Hire Package” means the following: (i) Employment Offer Letter, (ii) Buyer’s form of proprietary information and inventions agreement and (iii) acknowledgment of and agreement with the Buyer’s employment policies from Buyer or its Affiliate’s employee handbook, together with other customary documents to be executed by new hires upon employment with Buyer as part of Buyer’s ordinary course process of onboarding new hires.

“Employee Proprietary Information Agreement” has the meaning set forth in Section 5.12(k).

“Employment Offer Letter” means the employment offer letter in substantially the form attached hereto as Exhibit D.

“Encumbrance” means any Lien (other than restrictions on transfer under the Securities Act and applicable state securities laws).

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, exposure to hazardous substances or materials, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, radiation or radon, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement in substantially the form of Exhibit A attached hereto.

“Escrow Amount” means $7,000,000.

“Escrow Fund” has the meaning set forth in Section 2.2(c)(ii).

“Escrow Termination Date” has the meaning set forth in Section 8.3.

“Estimated Closing Company Cash” means an amount equal to the Closing Company Cash as estimated in good faith by the Company not more than five (5), or less than three (3), days prior to the Closing (with reasonable supporting detail).

“Estimated Closing Indebtedness” means an amount equal to the Closing Indebtedness as estimated in good faith by the Company not more than five (5), or less than three (3), days prior to the Closing (with reasonable supporting detail).

“Estimated Net Working Capital” means an amount equal to the Net Working Capital as estimated in good faith by the Company not more than five (5), or less than three (3), days prior to the Closing (which shall include estimated calculations of each component of the Net Working Capital with reasonable supporting detail).

“Estimated Initial Purchase Price” means an amount equal to the Initial Purchase Price as estimated in good faith by the Company not more than five (5), or less than three (3), days prior to the Closing (which shall include estimated calculations of each component of the Purchase Price with reasonable supporting detail).

“Estimated Transaction Expenses” means an amount equal to the Transaction Expenses as estimated in good faith by the Company not more than five (5), or less than three (3), days prior to the Closing (with reasonable supporting detail).

“Exempted Claims” has the meaning set forth in Section 8.2(d)(ii).

“Exempted Losses” has the meaning set forth in Section 8.2(c)(ii).

“Expense Fund” has the meaning set forth in Section 8.5(c).

“Expense Fund Amount” has the meaning set forth in Section 8.5(c).

“Expert” means PricewaterhouseCoopers LLP (“PwC”) (or if PwC is unable or unwilling to perform such services, then Deloitte Touche Tohmatsu Limited (“Deloitte”)).  If neither PwC nor Deloitte is able or willing to perform such services, then, unless the Sellers’ Representative and Buyer otherwise agree in writing, the American Institute of Certified Public Accounts shall select a firm to be the Expert hereunder.

“FCPA” has the meaning set forth in Section 5.14(c).

“First Earnout Payment” has the meaning set forth in Section 2.5(a).

“First Earnout Period” has the meaning set forth in Section 2.5(a).

“Form of Resignation Letter” has the meaning set forth in Section 4.12.

“Form of Seller Transmittal Letter” has the meaning set form in Section 2.2(c)(iv).

“Former In-the-Money Option Holder” has the meaning set forth in Section 2.3(b)(i).

“Fraud” has the meaning set forth in Section 8.2(c)(i).

“Fraud Claims” has the meaning set forth in Section 8.2(d)(iii).

“Fraud Losses” has the meaning set forth in Section 8.2(c)(ii).

“Fundamental Rep Survival Date” has the meaning set forth in Section 8.1(a).

“Fundamental Representations” has the meaning set forth in Section 8.1(a).

“Fully Diluted Number” means the sum of (a) the aggregate number of shares of Company Capital Stock outstanding as of immediately prior to the Closing and (b) the aggregate number of shares of Company Capital Stock issuable upon exercise of all In-the-Money Vested Options outstanding as of immediately prior to the Closing.

“Fully Diluted Pro Rata Percentage” means with respect to each Seller Indemnifying Party, that percentage equal to (x) the sum of (I) the aggregate number of shares of Company Capital Stock held by such Person, plus (II) the aggregate number of shares of Company Capital Stock issuable upon exercise of In-the-Money Vested Options held by such Person, in each case as of immediately prior to the Closing, divided by (y) the Fully Diluted Number, as set forth in the “Fully Diluted Pro Rata Percentage” column in the Securityholders Schedule.

“GAAP” means United States generally accepted accounting principles, as in effect on the date hereof and as may change from time to time in the future.

“Gaming Related Laws” means all applicable federal gaming and prize promotion laws, rules and regulations, including but not limited to, the Unlawful Internet Gambling Enforcement Act, 31 U.S.C. § 5363; the Wire Act, 18 U.S.C. § 1084; the Interstate Transportation of Wagering Paraphernalia Act, 18 U.S.C. § 1953; and the Illegal Gambling Business Act, 18 U.S.C. § 1955; (ii) all applicable state gaming and prize promotion laws, rules and regulations; (iii) any opinions or directives relating to gaming, social gaming or prize promotions issued by a state attorney general or state gaming or other governmental regulatory authority; (iv) all applicable foreign laws, rules and regulations; and (v) any laws, rules or regulations of other any regulatory or self-regulatory entity.

“General Claims” has the meaning set forth in Section 8.2(d)(i).

“Good Reason” has the meaning set forth in each Key Employee’s Key Employee Agreement.

“Governmental Approvals” has the meaning set forth in Section 3.1(d).

“Governmental Authority” means any governmental agency or authority of the United States, any domestic state, any foreign country and any political subdivision or agency thereof (including any agency or authority having governmental or quasi-governmental powers), including any administrative agency or commission.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable for the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection).

“Indebtedness” means, with respect to any Person at any date, without duplication, (i) all liabilities and obligations for borrowed money, whether current, short-term, long-term, secured or unsecured; (ii) all liabilities and obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all liabilities and obligations in respect of letters of credit and bankers’ acceptances issued for the account or benefit of such Person, (iv) all liabilities and obligations arising from bank overdrafts; (v) all liabilities and obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vi) all liabilities and obligations arising from deferred compensation arrangements and all liabilities and obligations under severance plans or arrangements, bonus plans or similar arrangements, in each case payable as a direct result of the consummation of the transactions contemplated hereby; (vii) all liabilities and obligations of such Person secured by a Lien; (viii) all Guaranties of such Person in connection with any of the foregoing; (ix) all liabilities and obligations required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (x) all liabilities and obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise; (xi) any unpaid Taxes of the Company for all Pre-Closing Tax Periods, which shall include (A) the entire amount of the adjustment under Section 481(a) of the Code resulting from a change in the Company’s overall method of accounting from the cash receipts and disbursements method to the accrual method (regardless of when such adjustment under Section 481(a) of the Code is required to be, or is actually, taken into account), calculated by assuming that such change in method of accounting and an “eligible acquisition transaction election” described in Section 7.03(3)(d) of Rev. Proc. 2015-13, 2015-5 IRB 419 are effectively made for the Pre-Closing Tax Period ending on the Closing Date, and (B) any and all payroll and employment Taxes arising from payments made before or substantially contemporaneously with the Closing (including payments made with respect to the exercise, or the cancellation, of the Company Options, and amounts paid as Transaction Expenses or as bonus or incentive compensation); (xii) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (xiii) all accrued interest, fees and other expenses owed with respect or otherwise related to any of the foregoing, including principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, termination fees, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities, consent fees, “breakage” costs, “break fees” or similar payments or contractual charges.

“Indemnified Taxes” means, without duplication, (i) all Taxes (or the non-payment thereof) imposed on or with respect to the Company for all Pre-Closing Tax Periods (with Taxes attributable to the portion of any Straddle Period up to and including the Closing Date calculated as described in Section 8.12(a)); (ii) any and all Taxes of any member of an Affiliated Group of which the Company (or any of its predecessors) is or was a member prior to the Closing, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or non-U.S. law; (iii) any and all Taxes of any Person (other than the Company) imposed on the Company, as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing; and (iv) any and all payroll and employment Taxes arising from payments made before or substantially contemporaneously with the Closing or otherwise pursuant to or in accordance with this Agreement (including payments made with respect to the exercise, or the cancellation, of the Company Options, and amounts paid as Transaction Expenses or as bonus or incentive compensation), but excluding any payments made to Former In-the-Money Option Holders with respect to any Earnout Payment or the release of the Escrow Amount; provided, however, Indemnified Taxes shall not include any Taxes attributable to any action taken by Buyer or its Affiliates (including the Company after the Closing) on the Closing Date after the Closing, unless such action is taken in the ordinary course of business, at the request of the Sellers’ Representative or as contemplated or required by this Agreement.

“Indemnity Pro Rata Percentage” means with respect to each Seller Indemnifying Party, that percentage equal to (x) the portion of the Estimated Initial Purchase Price that such Seller Indemnifying Party is entitled to receive pursuant Sections 2.3(a)(i) and 2.3(b)(i)(A), divided by (y) the aggregate Estimated Initial Purchase Price that all the Seller Indemnifying Parties are entitled to receive pursuant Sections 2.3(a)(i) and 2.3(b)(i)(A) as set forth in the “Indemnity Pro Rata Percentage” column in the Securityholders Schedule.

“Infringement” or “Infringe” means that a given item or activity directly or indirectly infringes, misappropriates, dilutes, constitutes unfair trade practices, false advertising or unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Initial Purchase Price” means an amount equal to (i) $60,000,000, minus (ii) the Estimated Closing Indebtedness, minus (iii) the Estimated Transaction Expenses, plus (iv) the amount (if any) by which the Estimated Closing Net Working Capital is greater than the Closing Net Working Capital Target, minus (v) the amount (if any) by which the Estimated Closing Net Working Capital is less than the Closing Net Working Capital Target, plus (vi) the Estimated Closing Company Cash (if any) plus (vii) the aggregate exercise price of all In-the-Money Vested Options outstanding as of immediately prior to the Closing.

“Initial Purchase Price Per Share” means an amount equal to (x) the Estimated Initial Purchase Price, divided by (y) the Fully Diluted Number.

“Insider” or “Insiders” has the meaning set forth in Section 5.22.

“Insurance Policies” has the meaning set forth in Section 5.18.

“Intellectual Property” means any and all Intellectual Property Rights and Technology.

“Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights worldwide, including rights in and to (i) patents, inventions, industrial designs and other governmental grants for the protection of inventions or industrial designs, including any patent applications, whether already filed or in preparation or contemplation of filing (“Patents”), (ii) copyrights and Moral Rights, (iii) publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (iv) trade secrets, know-how and confidential information, (v) trademarks, trade names, logos, service marks, trade dress, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the Company or the Company’s business symbolized by or associated with any of the foregoing (“Trademarks”), (v) domain names, hash tags and web addresses, (vi) databases, data compilations and collections, and customer and technical data, (vii) Technology, (viii) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (ix) analogous rights to those set forth above, and (x) sue for Infringement of the rights set forth above.

“In-the-Money Vested Option” means a Company Option which, as of the Closing, is vested in accordance with its terms (taking into account any accelerated vesting as set forth on the Securityholders Schedule) and has an exercise price per share that is less than the Initial Purchase Price Per Share.

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Key Employee Agreement” means a key employee agreement in substantially the form attached hereto as Exhibit G.

“Key Employees” has the meaning set forth in the Preamble.

“Key Employee Hire Package” means the following: (i) Employment Offer Letter, (ii) Key Employee Agreement, (iii) Restrictive Covenants Agreement, (iv) Buyer’s form of proprietary information and inventions agreement and (v) acknowledgment of, and agreement with, the Buyer’s employment policies from Buyer or its Affiliate’s employee handbook, together with other customary documents to be executed by new hires upon employment with Buyer as part of Buyer’s ordinary course of onboarding new hires.

“knowledge” or “known” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to any Person that is not an individual, the officers of such Person (and in the case of the Company, the Key Employees); provided that any officer or Key Employee will be deemed to have knowledge of a particular fact, circumstance, event or other matter if  such knowledge could be obtained from reasonable inquiry of the persons charged with administrative or operational responsibility for such for such officer’s or Key Employee’s employer.

“Latest Balance Sheet” has the meaning set forth in Section 5.5(b).

“Leased Real Property” and “Leased Realty” have the respective meanings set forth in Section 5.10(b).

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, community property interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” means any loss, liability, demand, claim, action, cause of action, cost, damage, royalty, deficiency, penalty, Tax, fine or expense of any kind or nature, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects; (i) has or would reasonably be expected to have in the future a material and adverse effect or development upon the business, operations, assets, liabilities, or condition or position (financial or otherwise); or (ii) that would be reasonably expected to prevent or materially delay or impair the ability of the Sellers or the Company to consummate the transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse effect to the extent directly attributable to the execution of this Agreement or the announcement or pendency of the Closing; (ii) with respect to the Company, any adverse effect that results from changes attributable to conditions affecting the industries in which the Company participates (to the extent that such changes do not disproportionately adversely affect the Company), (iii) any adverse effect arising from, attributable to, or relating to the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industry sectors in which the Company operates in general (to the extent that such changes do not disproportionately adversely affect the Company); (iv) any breach by Buyer of this Agreement, or any other action by Buyer or any of its Affiliates; (v) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof (to the extent that such changes do not disproportionately adversely affect the Company); (vi) earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; (vii) any failure to meet financial projections, estimates or forecasts for any period (provided, that the underlying cause of such failure may nonetheless be, or contribute to, a Material Adverse Effect) or (viii) the taking of any action reasonably required to cause compliance with the terms of this Agreement or the failure to take any action prohibited by this Agreement or any action taken or failure to take action which Buyer has consented to and/or requested.

“Material Contract” or “Material Contracts” has the meaning set forth in Section 5.11(a).

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Net Consideration Fund” has the meaning set forth in Section 2.2(c)(ii).

“Net Working Capital” shall be calculated based on the formula and example calculation set forth on the Net Working Capital Schedule attached hereto.

“Notice of Disagreement” has the meaning set forth in Section 2.4(a).

“Objection” has the meaning set forth in Section 2.5(d).

“Officer’s Claim Certificate” has the meaning set forth in Section 8.2(e)(i).

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Material Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Material Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option Cancellation” has the meaning set forth in the Preamble.

“Option Closing Payments” has the meaning set forth in Section 2.3(b)(i)(A).

“Option Holder” means any holder of Company Options.

“Option Holder Transmittal Letter” has the meaning set forth in Section 2.2(c)(iii)(A).

“Option Payout” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.2(c)(i).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable; (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for immaterial amounts which are not due and payable; (iii) Liens arising from zoning ordinances which are not material to the business of the Company as currently conducted thereon; (iv) Liens disclosed on the attached Permitted Liens Schedule attached hereto; (v) statutory or common law Encumbrances arising in the ordinary course of business that are not material to the businesses of the Company to secure obligations to landlords, lessors or renters under leases or rental agreements; (vi) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, or similar programs mandated by other legal requirements (vii) non-exclusive licenses granted by the Company to Company Products in the ordinary course of business.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, other entity or governmental entity (whether foreign, federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Personally Identifiable Information” means any information that alone or in combination with other information held by the Company can be used to specifically identify an individual.

“Plan” has the meaning set forth in Section 5.17(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Product Sale” has the meaning set forth in Section 2.5(k).

“Purchase Price” means the Definitive Initial Purchase Price plus Earnout Payments payable pursuant to Section 2.5, if any.

“Realty Leases” has the meaning set forth in Section 5.10(c).

“Registered Intellectual Property” means Intellectual Property that has been registered, filed, certified or otherwise perfected or recorded with or by any governmental entity or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Releasees” has the meaning set forth in Section 8.13.

“Restrictive Covenants Agreement” means the restrictive covenants agreement in substantially the form of Exhibit E attached hereto.

“Second Base Earnout Payment” has the meaning set forth in Section 2.5(a).

“Second Earnout Period” has the meaning set forth in Section 2.5(a).

“Second Upside Earnout Payment” has the meaning set forth in Section 2.5(a).

“Second Upside Earnout Retention Pool” means the potential payout under the retention plan (i) to be established by the Company prior to the Closing, in the form attached hereto as Exhibit H (the “Company Retention Bonus Plan”), (ii) to be allocated to service providers of the Company continuing in employment with the Company or Buyer following the Closing, (iii) payable to those service providers of the Company who remain employed through the end of the Second Earnout Period and (iv) that will provide for the payment of cash bonuses equal to an aggregate payment of 50% of the Second Upside Earnout Payment, if any, up to a maximum amount of $10,000,000.

“Section 280G Payments” has the meaning set forth in Section 4.11.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal law then in force.

“Securityholders Schedule” means a spreadsheet in form reasonably acceptable to Buyer, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date and immediately prior to the Closing, the following factual information relating to the Seller Indemnifying Parties:  (a) the names of all of the Sellers, and their respective last known addresses; (b) the number, type, date of issuance and cost basis of shares of Company Capital Stock held by each Seller and the respective certificate numbers (including a separate line entry for each certificate number); (c) the holder, grant date and exercise price of, and the number of shares of Company Capital Stock subject to, each Company Option; (d) the identification of a holder of Company Options as a current, former or non-employee of the Company; (e) the number of In-the-Money Vested Options and the number of Company Options that are not In-the-Money Vested Options, including a calculation of any acceleration of vesting with respect to any such Company Option; (f) the calculations of the Estimated Closing Company Cash, the Estimated Closing Indebtedness, the Estimated Closing Transaction Expenses, the Estimated Closing Net Working Capital, the Estimated Initial Purchase Price, the Initial Purchase Price Per Share and the Fully Diluted Number; (g) the amount of the Estimated Initial Purchase Price payable at the Closing to each Seller Indemnifying Party; (h) the Fully-Diluted Pro Rata Percentage and Indemnity Pro Rata Percentage of each Seller Indemnifying Party; (i) the Indemnity Pro Rata Percentage (expressed as a dollar amount) of each Seller Indemnifying Party in the Escrow Amount and the Expense Fund Amount at the Closing; and (j) the maximum amount of the Earnout Payments payable to each Seller Indemnifying Party, in each case, in accordance with Section 2.3 and Section 2.5, as applicable.

“Seller Indemnifying Party” or “Seller Indemnifying Parties” has the meaning set forth in Section 8.2(a).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 9.11.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expenses” has the meaning set forth in Section 8.6(b).

“Share Sale” has the meaning set forth in the Preamble.

“Shares” has the meaning set forth in the Preamble.

“Shrink-Wrap Code” means any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or workstation (or $50,000 in the aggregate for all users and work stations).

“Social Media Accounts” means, with respect to a Person, any and all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any (a) social media or social networking website or online service, (b) blog or microblog, (c) mobile application, (d) photo, video or other content-sharing website, (e) virtual game world or virtual social world, (f) rating and review website, (g) wiki or similar collaborative content website or (h) message board, bulletin board, or similar forum, controlled or owned or managed by such Person.

“Social Media Account Names” has the meaning set forth in Section 5.12(u).

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Specific Indemnity Losses” has the meaning set forth in Section 8.2(c)(ii).

“Specific Indemnity Survival Date” means three (3) years following the Closing Date.

“Standard Form Agreements” has the meaning set forth in Section 5.12(f).

“Straddle Period” has the meaning set forth in Section 8.12(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, at least 50% of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a partnership, limited liability company, association, joint venture or other business entity, at least 25% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Surrendering Holder” has the meaning set forth in Section 2.2(c)(iv).

“Survival Date” has the meaning set forth in Section 8.1(b),

“Tax” means any (i) U.S. federal, state, local or non-U.S. income, gross receipts, franchise, escheat, abandoned or unclaimed property, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, goods and services, profits, employment, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, charge, governmental fee, levy or assessment of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (ii) liability for the payment of any amounts of the type described in clause (i) above arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) liability for the payment of any amounts of the type described in clause (i) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Claim” has the meaning set forth in Section 8.12(f).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information and any amendment thereof) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any Person or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Technology” means (i) Software, (ii) inventions (whether or not patentable), discoveries and improvements, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and customer and technical data, (v) methods and processes, (vi) devices, prototypes, designs and schematics, and (vii) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Third-Party Approvals” has the meaning set forth in Section 3.1(c).

“Transaction Documents” has the meaning set forth in Section 3.1(u).

“Transaction Expenses” means (without duplication) (a) all professional advisory fees, costs and expenses (including, investment bankers’, financial advisors’, consultants’, attorneys’ and accountants’ fees, costs and expenses) incurred by the Sellers and/or the Company in connection with the transactions contemplated by this Agreement, and (b) 50% of the Transfer Taxes.  All Transaction Expenses shall be set forth on Transaction Expenses Schedule.

“Transfer” has the meaning set forth in Section 2.5(g).

“Transfer Taxes” has the meaning set forth in Section 8.12(e).

“TTM EBITDA” means, as of any given date, the earnings before interest, Taxes, depreciation and amortization of the Company for the previous trailing twelve (12) calendar months in accordance with GAAP, as applicable from the date hereof as may change in the future.  For the avoidance of doubt, TTM EBITDA shall reflect the stand-alone operating performance of the Company and assumes that all expenses of the Company continue to be treated as operating expenses in accordance with past practices as of the date of this Agreement.

“User Documentation” means explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which the Company has released for distribution to end users with such Company Products and Company Technology, which may include manuals, descriptions, user or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.

“Working Capital Deficit Amount” has the meaning set forth in Section 2.4(c).

“Working Capital Deficit Payment” has the meaning set forth Section 2.4(c).

“Working Capital Surplus Amount” has the meaning set forth in Section 2.4(c).

“Working Capital Surplus Payment” has the meaning set forth in Section 2.4(c).

ARTICLE II

TRANSACTIONS

2.1                                                             Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall purchase from the Sellers, and such Sellers shall sell, convey, assign, transfer and deliver to Buyer, all of the Shares, free and clear of all Encumbrances.

2.2                                                             Closing Transactions.

(a)                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, and the parties hereto shall consummate the transactions contemplated hereby, at the offices of DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, CA 94303-2215, or at such other place as is mutually agreeable to Buyer and the Company, at 10:00 a.m. local time on the first (1st) Business Day of the month following the satisfaction or waiver (by the Person entitled to the benefit thereof) of the conditions to Closing set forth in Article III (other than those conditions which by their terms or nature are to be performed or satisfied at the Closing; provided that in any event all conditions are satisfied (or waived by the Person entitled to the benefit thereof) at the Closing).  The date on which the Closing occurs is referred to herein as the “Closing Date”.

(b)                                 Deliveries.  At the Closing and subject to the satisfaction or waiver of the conditions set forth in this Agreement:

(i)                                     Buyer shall pay an amount equal to the Consideration Fund by wire transfer of immediately available funds, to the Depository Agent, and the Depository Agent and Paying Agent, respectively, shall disburse such amount in accordance with Section 2.2(c);

(ii)                                  Buyer shall pay the Expense Fund Amount by wire transfer of immediately available funds, to Sellers’ Representative; and

(iii)                               The Company shall cause to be delivered to Buyer all books and records and other property of the Company.

(c)                                  Exchange Procedures.

(i)                                     Deposit of Consideration Fund.  At the Closing, Buyer shall deliver, in trust, to the Depository Agent, as depository agent for Continental Stock Transfer & Trust Company, a New York corporation (in its capacity as paying agent) or another paying agent selected by Buyer (the “Paying Agent”) for the benefit of the Seller Indemnifying Parties, sufficient funds for timely payment of (x) the Estimated Initial Purchase Price, less (y) the Expense Fund Amount  and less (z) an amount equal to the aggregate exercise price of all In-the-Money Vested Options outstanding as of immediately prior to the Closing (such consideration being hereinafter referred to as the “Consideration Fund”).

(ii)                                  Deposit of Escrow Funds.  By virtue of this Agreement and as partial security for the indemnity obligations provided for in Section 8.2, promptly following the Closing (but no later than five (5) Business Days after the Closing Date), the Depository Agent shall deposit promptly, from the Consideration Fund, with the Escrow Agent, the Escrow Amount (the Escrow Account in which the Escrow Amount is deposited being the “Escrow Fund”, and the remaining balance of the Consideration Fund being the “Net Consideration Fund”).

(iii)                               Former In-the-Money Option Holders Transmittal.

(A)                               Promptly after the Closing, but no later than two (2) Business Days thereafter, Buyer shall cause the Paying Agent to mail to the Former In-the-Money Option Holders a transmittal letter, in substantially the form attached hereto as Exhibit F (the “Option Holder Transmittal Letter”), which shall include instructions to execute and deliver such letter to the Paying Agent.

(B)                               The Paying Agent shall promptly (but no later than two (2) Business Days following Depository Agent’s receipt of the Consideration Fund), wire the portion of the Net Consideration Fund to be paid to the Former In-the-Money Option Holders, who are current or former employees of the Company, pursuant to the calculation in Section 2.3(b) and as set forth in the Securityholders Schedule, and who have delivered an Option Holder Transmittal Letter, duly executed and properly completed to the Company (or any Affiliate thereof or successor thereto) for payment by the Company to such Former In-the-Money Option Holders in accordance with Section 2.3(b)(ii).  No interest will be paid or accrued on the consideration payable to such Former In-the-Money Option Holders.

(C)                               Upon surrender of an Option Holder Transmittal Letter, duly executed and property completed, each Former In-the-Money Option Holder who was not ever an employee of the Company shall be entitled to promptly receive from the Paying Agent such Former In-the-Money Option Holder’s portion of the Net Consideration Fund to be paid to such Former In-the-Money Option Holder pursuant to the calculation in Section 2.3(b) and as set forth in the Securityholders Schedule, after giving effect to any withholding tax required to be withheld pursuant to applicable law.   No interest will be paid or accrued on the consideration payable to such Former In-the-Money Option Holders.

(iv)                              Sellers Transmittal.  Promptly after the Closing, but no later than two (2) Business Days thereafter, Buyer shall cause the Paying Agent to mail to each Seller as of immediately prior to the Closing as set forth in the Securityholders Schedule, (i) a transmittal letter in substantially the form attached hereto as Exhibit B for the Sellers (the “Form of Seller Transmittal Letter”), and shall (A) specify that delivery of each Company Stock Certificate, shall be deemed to have occurred, and, with respect to Company Stock Certificates, risk of loss and title to the Company Stock Certificates shall pass, only upon proper delivery of the Company Stock Certificates to the Paying Agent, (B) include a

Substitute IRS Form W-9 and instructions on how to obtain IRS Form W-8BEN (or other applicable Form W-8), as applicable, and (C) include any other information required pursuant to any applicable law and (ii) instructions for use in effecting the surrender of the Company Stock Certificates in exchange for payment of the consideration to which such holder may be entitled pursuant to Section 2.3(a) and as set forth in the Securityholders Schedule.  Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with delivery of a Seller Transmittal Letter, duly executed and properly completed in accordance with the instructions thereto, the holder of such Company Stock Certificate (each such holder, a “Surrendering Holder”) shall be entitled to promptly receive in exchange therefor from the Paying Agent such Surrendering Holder’s pro rata portion of the Net Consideration Fund in respect of the Company Stock Certificate surrendered, pursuant to the calculation in Section 2.3(a) and as set forth in the Securityholders Schedule, after giving effect to any withholding tax required to be withheld pursuant to applicable law, and the instrument so surrendered or transferred shall forthwith be cancelled.  No interest will be paid or accrued on the consideration payable to the Sellers.

(v)                                 Investment of Consideration Fund.  The Net Consideration Fund shall be invested by the Depository Agent as directed by Buyer; provided, however, that no gain or loss thereon or income or loss generated thereby shall affect the amounts payable by Buyer to the Sellers and the Former In-the-Money Option Holders pursuant to this Section 2.2(c).  Earnings on the Net Consideration Fund shall be the sole and exclusive property of Buyer, and no part of such earnings shall accrue to the benefit of the Sellers or the Former In-the-Money Option Holders.

(vi)                              Transfers of Ownership.  If the cash payment or check evidencing the cash to be paid pursuant to Section 2.3 hereof is to be made to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Buyer or any agent designated by it any transfer or other Taxes required by reason of the payment of any portion of the Estimated Initial Purchase Price in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not payable.

(vii)                           Paying Agent to Return Consideration.  Any funds that have not been distributed to the Seller Indemnifying Parties within six (6) months after such funds were received by the Depository Agent shall be delivered to Buyer.  Any former Seller Indemnifying Party who has not theretofore complied with this Section 2.2 shall thereafter look only to the Company for any portion of the Estimated Initial Purchase Price, deliverable in respect of each share of Common Stock or each In—the-Money Vested Option such Person held, as determined pursuant to this Agreement, without any interest thereon.  If the holder of any Company Stock Certificates which formerly represented shares of Company Capital Stock shall not have surrendered such Company Stock Certificates, or any Seller Indemnifying Party shall not have complied with this Section 2.2(c), by the twenty-four (24) month anniversary of the Closing Date (or such earlier date as shall be immediately prior to such date as the applicable portion of the Total Consideration or any amounts payable from the Escrow Fund would otherwise escheat to or become property of any governmental entity), to the extent permitted by applicable law, the entitlement of such holder to such portion of the Estimated Initial Purchase Price under this Agreement shall be extinguished absolutely.

(viii)                        Lost, Stolen or Destroyed Certificates.  In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates or agreements, upon the making of an affidavit of that fact by the holder thereof, such consideration, if any, as may be required pursuant to Section 2.2(c) hereof; provided, however, that the Paying Agent shall, as a condition precedent to the issuance thereof, require the Company Stockholder who is the owner of such lost, stolen or destroyed certificates to provide an affidavit of loss and deliver a bond in such amount as it may reasonably direct, indemnifying Buyer and the Paying Agent against any claim that may be made against Company or the Paying Agent with respect to the certificates or agreements alleged to have been lost, stolen or destroyed.

(ix)                              No Further Ownership Rights in Company Capital Stock.  The portion of the Estimated Initial Purchase Price paid or payable in respect of the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Company of the Shares that were outstanding immediately prior to the Closing.

(x)                                 No Liability.  None of the Paying Agent, Depository Agent, Buyer or its Affiliates, and following Closing, the Company, nor any other Person shall be liable to any Person in respect of any portion of the Estimated Initial Purchase Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.3                                                             Purchase Price.

(a)                                 Treatment of Common Stock.

(i)                                     Promptly after receipt of each Seller’s Seller Letter of Transmittal, the Paying Agent shall pay to each such Seller who holds Shares in respect of such Shares an amount equal to (x) the Initial Purchase Price Per Share, multiplied by (y) the number of shares of Common Stock opposite such Seller’s name in the “Common Stock” column in the Securityholders Schedule.

(ii)                                  Following the Closing, each Seller holding Shares in respect of such Shares shall be entitled to receive an amount, if any, equal to:

(A)                               each such Seller’s Fully Diluted Pro Rata Percentage of a Working Capital Surplus Payment, if any, pursuant to Section 2.4;

(B)                               each such Seller’s Fully Diluted Pro Rata Percentage of an Earnout Payment, if any, pursuant to Section 2.5; and

(C)                               each such Seller’s Indemnity Pro Rata Percentage of the release of the remaining Escrow Amount and the Expense Fund Amount, in each case, if any, pursuant to Section 8.3 and Section 8.5, respectively.

(a)                                 Treatment of Company Options.

(i)                                     No outstanding Company Option (whether vested or unvested) shall be assumed by, continued in effect or replaced by Buyer pursuant to or in connection with the transactions contemplated by this Agreement.  The Company has taken or shall take all actions necessary so that, at the Closing, each Company Option (whether vested or unvested) that is unexpired, unexercised and outstanding immediately prior to the Closing shall terminate and be cancelled as of the Closing. Each Option Holder who is a holder of a Company Option which is not an In-the-Money Vested Option immediately prior to the Closing shall not be entitled to receive any payment therefor.  Each Option Holder who is a holder of an In-the-Money Vested Option immediately prior to the Closing (each a “Former In-the-Money Option Holder” and together, the “Former In-the-Money Option Holders”) shall be entitled to receive in exchange for the cancellation thereof, without interest, payment in cash in an amount equal to:

(A)                               At the time specified in Section 2.2(c)(iii), (x) the Initial Purchase Price Per Share, multiplied by (y) the aggregate number of shares of Common Stock issuable upon exercise of the In-the-Money Vested Option opposite such Former In-the-Money Option Holder’s name in the “In-the-Money Vested Options” column in the Securityholders Schedule, minus (z) the aggregate exercise price for all shares of Common Stock that would be issuable upon exercise of such Former In-the-Money Option Holder’s In-the-Money Vested Option(s) immediately prior to the Closing (the aggregate of all such payments being the “Option Closing Payments”);

(B)                               Following the Closing, each Former In-the-Money Option Holder shall be entitled to receive in respect of his or her In-the-Money Vested Option an amount, if any, equal to:

(1)                                 each such Former In-the-Money Option Holder’s Fully Diluted Pro Rata Percentage of a Working Capital Surplus Payment, if any, pursuant to Section 2.4;

(2)                                 each such Former In-the-Money Option Holder’s Fully Diluted Pro Rata Percentage of an Earnout Payment, if any, pursuant to Section 2.5; and

(3)                                 each such Former In-the-Money Option Holder’s Indemnity Pro Rata Percentage of the release of the remaining Escrow Amount and the Expense Fund Amount, in each case, if any, pursuant to Section 8.3 and Section 8.5, respectively.

(ii)                                  All payments to Option Holders holding In-the-Money Vested Options shall be made on the same schedule and on the same terms and conditions as applied to the Sellers generally and in all events in accordance with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(5)(iv).  Each such payment to an Option Holder who is or was an employee of the Company (less applicable Tax withholdings) shall be paid through the employee payroll system of the Company (or any Affiliate thereof or successor thereto) no later than its next regularly scheduled payroll date immediately following the date on which such amount becomes payable to such Option Holder.  Each such payment to an Option Holder who is not, and was not previously, an employee of the Company shall be paid directly to such Option Holder by the Paying Agent promptly after receipt of such Option Holder’s Option Holder Transmittal Letter.

(iii)                               Prior to the Closing, the Company shall send a notice to all Option Holders (in a form acceptable to Buyer and at the time and in the manner required by the Company Stock Plan), which notice shall (A) notify the Option Holders of the transactions contemplated by this Agreement, and (B) describe the treatment of Company Options pursuant to this Agreement.  Prior to the Closing, the Company shall use reasonable efforts to cause each holder  of Company Options that are not In-the-Money Vested Options to execute and deliver an Option Cancellation Agreement in substantially the form attached hereto as Exhibit I.

2.4                                                             Post-Closing Working Capital Adjustment.

(a)                                 Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth the Closing Company Cash, the Closing Indebtedness, the Closing Transaction Expenses and the Closing Net Working Capital and Buyer’s resulting calculation of the Initial Purchase Price.  The Closing Statement shall be prepared in accordance with the applicable definitions set forth in this Agreement.  The Sellers’ Representative shall cooperate as reasonably requested in connection with the preparation of the Closing Statement.  During the thirty (30) days immediately following the Sellers’ Representative’s receipt of the Closing Statement and any period of dispute with respect thereto thereafter, Buyer shall provide the

Sellers’ Representative with reasonable access during normal business hours to the relevant books, records and documents supporting data for purposes of its review of the Closing Statement.  The Closing Statement and the resulting calculation of the Initial Purchase Price shall become final and binding on the parties thirty (30) days following the Sellers’ Representative’s receipt thereof unless the Sellers’ Representative gives written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date specifying in reasonable detail the nature and dollar amount of any disagreement so asserted; provided that the Closing Statement and the resulting calculation of the Initial Purchase Price shall become final and binding upon the parties upon the Sellers’ Representative’s delivery, prior to the expiration of the thirty (30) day period, of written notice to Buyer of its acceptance of the Closing Statement.

(b)                                 If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised in accordance with this Section 2.4), and the resulting calculation of the Initial Purchase Price, shall become final and binding upon the parties on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Sellers’ Representative and Buyer and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by the Sellers’ Representative and Buyer are finally resolved in writing by the Expert.  The Closing Statement shall be revised to the extent necessary to reflect any resolution by the Sellers’ Representative and Buyer and any final resolution made by the Expert in accordance with this Section 2.4(b).  During the twenty (20) days immediately following the delivery of a Notice of Disagreement or such longer period as the Sellers’ Representative and Buyer may agree in writing, the Sellers’ Representative and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement.  At the end of such twenty (20) day period, the Sellers’ Representative and Buyer shall submit to the Expert for review and resolution of any and all matters (but only such matters) which remain in dispute and which were included in the Notice of Disagreement.  Buyer and Sellers’ Representative shall instruct the Expert to make a final determination of the items included in the Closing Statement (to the extent such amounts are in dispute) in accordance with the terms of this Agreement.  Buyer and the Sellers’ Representative will cooperate (and Buyer shall cause the Company to cooperate) with the Expert during the term of its engagement.  Buyer and Sellers’ Representative shall instruct the Expert not to, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Sellers’ Representative, on the other hand.  Buyer and Sellers’ Representative shall also instruct the Expert to make its determination based solely on presentations by Buyer and Sellers’ Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Statement, the determination of the Closing Indebtedness, the Closing Transaction Expenses and the Closing Net Working Capital and the resulting calculation of the Initial Purchase Price shall become final and binding on the parties hereto on the date the Expert delivers its final resolution in writing to Buyer and the Sellers’ Representative (which final resolution shall be delivered not more than thirty (30) days following submission of such disputed matters), and such resolution by the Expert shall not be subject to court review or otherwise appealable.  The fees and expenses of the Expert pursuant to this Section 2.4(b) shall be borne by the Company, on the one hand, and the Seller Indemnifying Parties (based on each Seller Indemnifying Party’s Fully Diluted Pro Rata Percentages), on the other hand, based upon the percentage which the aggregate portion of the contested amount awarded to each party bears to the amount actually contested by such party, as determined by the Expert.  For example, if the Sellers’ Representative claims the Initial Purchase Price is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Expert ultimately resolves the dispute by awarding the Seller Indemnifying Parties $300 of the $500 contested, then the costs and expenses of the Expert will be allocated 60% (i.e., 300 ÷ 500) to the Company and 40% (i.e., 200 ÷ 500) to the Seller Indemnifying Parties.

(c)                                  If the Initial Purchase Price as finally determined in accordance with this Section 2.4 (the “Definitive Initial Purchase Price”) is greater than the Estimated Initial Purchase Price (the positive amount by which the Definitive Initial Purchase Price exceeds the Estimated Initial Purchase Price, the “Working Capital Surplus Amount”), then Buyer, within ten (10) Business Days after the Closing Statement becomes final and binding in accordance with the terms hereof (the “Closing Statement Date”), shall make payment to the Paying Agent, by wire transfer of immediately available funds, an amount equal to the Working Capital Surplus Amount (a “Working Capital Surplus Payment”) for disbursement to the Seller Indemnifying Parties in accordance with each Seller Indemnifying Party’s Fully Diluted Pro Rata Percentage; provided, however, that the Paying Agent’s disbursement for the portion of such Working Capital Surplus Payment to be paid to the Former In-the-Money Option Holders in respect of their In-the-Money Vested Options who are or were employees of the Company be remitted directly to the Company (or any Affiliate thereof or successor thereto) for payment via payroll in accordance with Section 2.3(b)(ii).  If the Estimated Initial Purchase Price is greater than the Definitive Initial Purchase Price (the positive amount by which the Estimated Initial Purchase Price exceeds the Definitive Initial Purchase Price, the “Working Capital Deficit Amount”), then, Buyer may recover from the Escrow Fund an amount equal to the Working Capital Deficit Amount (a “Working Capital Deficit Payment”).  In the event the Escrow Fund is insufficient to pay a Working Capital Deficit Payment, the Seller Indemnifying Parties shall promptly (but no later than three (3) Business Days) wire, in immediately available funds, to Buyer the amount by which the Working Capital Deficit Amount exceeds the Escrow Fund in accordance with each Seller Indemnifying Party’s Fully Diluted Pro Rata Percentages.

(d)                                 Buyer shall have the right to offset against any Working Capital Surplus Payment any claims for which it is entitled to indemnification under this Agreement, subject to the limitations on such indemnification set forth in Section 8.2.

2.5                                                             Earnout.

(a)                                 Following the Closing, the Seller Indemnifying Parties shall be entitled to receive from Buyer (subject to the terms and conditions set forth in this Section 2.5) additional cash consideration based on the Company’s performance during the twelve month period beginning on the Closing Date (the “First Earnout Period”) and the twelve month period following the end of the First Earnout Period (the “Second Earnout Period” and the First Earnout Period each, an “Earnout Period” and collectively, the “Earnout Periods”).  The amount (if any) paid with respect to the First Earnout Period (the “First Earnout Payment”), the initial amount (if any) paid with respect to the Second Earnout Period (the “Second Base Earnout Payment”), the amount in addition to the Second Base Earnout Payment (if any) paid with respect to the Second Earnout Period (the “Second Upside Earnout Payment” together with the First Earnout Payment and the Second Base Earnout Payment, the “Earnout Payments” and each an “Earnout Payment”), each shall be determined in accordance with this Section 2.5.  Within ten (10) days after the amount of any such Earnout Payment has been finally determined pursuant to this Section 2.5, if any, Buyer shall make payment to the Paying Agent by wire transfer of immediately available funds an amount equal to any such Earnout Payment for disbursement to the Seller Indemnifying Parties in accordance with each Seller Indemnifying Party’s Fully Diluted Pro Rata Percentage; provided, however, that the Paying Agent’s disbursement of the portion of such amount, if any, to be paid to the Former In-the-Money Option Holders in respect of their In-the-Money Vested Options who are or were employees of the Company shall be distributed to the Company (or any Affiliate thereof or successor thereto) for payment via payroll in accordance with Section 2.3(b)(ii).

(b)                                 The amount of the Earnout Payments (if any) shall be determined as set forth in this Section 2.5.

(i)             The First Earnout Payment shall equal the positive amount by which (A) 6.25 times the TTM EBITDA for the First Earnout Period exceeds (B) the Definitive Initial Purchase Price, if any; provided, however, that the First Earnout Payment shall not exceed $40,000,000.

(ii)          The Second Base Earnout Payment shall equal the positive amount by which 6.25 times the TTM EBITDA for the Second Earnout Period exceeds the sum of (i) the First Earnout Payment, if any, and (ii) the Definitive Initial Purchase Price.

(iii)       The Second Upside Earnout Payment shall equal 2.0 times the positive difference, if any, between (A) the TTM EBITDA during the Second Earnout Period, and (B) $25,000,000 (the Second Upside Earnout, together with the Second Base Earnout Payment, the First Earnout Payment, in each case, if any, and the Definitive Initial Purchase Price, the “Aggregate Purchase Price”); provided, however, that the Second Upside Earnout Payment shall not exceed $20,000,000; and provided, further, that the actual amount of the Second Upside Earnout Payment, if any, payable to the Seller Indemnifying Parties shall be reduced by an amount equal to the amount payable under the Second Upside Earnout Retention Pool.

(c)                                  Conditions.  Notwithstanding anything to the contrary in this Section 2.5:

(i)             the First Earnout Payment shall only be paid if the Company earns at least a $12,000,000 TTM EBITDA during the First Earnout Period;

(ii)          both the Second Base Earnout Payment and the Second Upside Earnout Payment shall only be paid if the Company earns at least a $13,000,000 TTM EBITDA during the Second Earnout Period; and

(iii)       (A) the total sum of the First Earnout Payment, the Second Base Earnout Payment and the Definitive Initial Purchase Price shall not exceed $150,000,000, and (B) the Aggregate Purchase Price shall not exceed $170,000,000.

(d)                                 For each Earnout Payment, within thirty (30) days of the end of the Earnout Period relating thereto, Buyer shall deliver to the Sellers’ Representative a written statement used to calculate such Earnout Payment (each an “Earnout Statement”), and shall promptly supply to the Sellers’ Representative documentation and materials supporting the Earnout Statement upon request by Sellers’ Representative.  Within thirty (30) days after receipt of such Earnout Statement, the Sellers’ Representative may deliver to Buyer a written statement (an “Objection”) setting forth requests for further information and/or any disagreement with such calculation.  If the Sellers’ Representative does not submit an Objection within such 30-day period, then the Earnout Payment(s), as set forth in the Earnout Statement from Buyer and based on the written calculation provided, shall be final and deemed binding upon the parties.  If the Sellers’ Representative does not deliver an Objection, Buyer shall pay, or cause to be paid, to the Sellers in accordance with Section 2.5(a) after completion of the Objection period, but in no event later than forty-five (45) days thereafter.  If after endeavoring in good faith the parties are unable to resolve any disputed items, the parties shall resolve such disputed items in accordance with Section 9.10.

(e)                                  Notwithstanding anything herein to the contrary, Buyer’s obligation to make any Earnout Payment hereunder shall be suspended if any unresolved claim or dispute regarding or arising in connection with the Earnout Payments or this Section 2.5 between Buyer or the Company on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other hand, remains unresolved.    Upon resolution thereof, Buyer shall promptly make such Earnout Payment or release the portion thereof withheld, as applicable, and as adjusted pursuant to Section 2.5(f), subject to and as finally determined according to the procedures set forth in Article VIII.

(f)                                   Buyer shall have the right to offset against any Earnout Payment any claims for which it is entitled to indemnification under this Agreement, subject to the limitations on such indemnification set forth in Section 8.2.  Payments under the Company Retention Bonus Plan shall be considered an Earnout Payment, and thus subject to offset, for purposes of this Section 2.5(f) and Section 8.2.

(g)                                  The right of any Seller Indemnifying Party to receive any Earnout Payment (i) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon the Seller Indemnifying Parties only the rights of a general unsecured creditor under applicable state law); (ii) will not be represented by any form of certificate or instrument; (iii) does not give any Seller Indemnifying Party any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Buyer’s Capital Stock or any Capital Stock of Buyer’s Affiliates; (iv) are not redeemable; and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except (i) by operation of law or pursuant to the laws of descent and distribution or (ii) with the Buyer’s prior written consent (and any such Transfer in violation of this Section 2.5 shall be null and void).

(h)                                 Notwithstanding anything contrary in this Agreement, in the event that any Key Employee has not been continuously employed or engaged full-time (devoting at least forty (40) hours per week to such employment) as an employee of the Company through the date that any Earnout Payment would otherwise be payable by Buyer to such Key Employee pursuant to this Section 2.5, such Key Employee’s Pro Rata Fully-Diluted Percentage of such Earnout Payment, to the extent payable in respect of Shares pursuant Section 2.3(a), shall be payable to such Key Employee, by wire transfer of immediately available funds, without interest thereon, on the first (1st) anniversary of the date on which such portion of such Earnout Payment would have otherwise been payable by Buyer to such Key Employee; provided, however, that such deferral shall not apply if such Key Employee (i) is terminated without Cause, (ii) voluntarily resigns for Good Reason or (iii) dies.

(i)                                     The Seller Indemnifying Parties, the Company and Buyer intend that (i) no portion of an Earnout Payment, if any, to the extent payable in respect of Shares pursuant Section 2.3(a), shall be treated as compensation for any Tax purpose (and therefore shall not constitute deferred compensation to which Section 409A could apply), and (ii) each Earnout Payment, if any, to the extent payable in respect of Shares pursuant Section 2.3(a), shall qualify under the exception for transaction-based payments of deferred compensation under Treasury Regulations Section 1.409A-3(i)(5)(iv)(A).  All references in this Section 2.5 to Section 409A or any Treasury Regulations thereunder have been included solely for the purpose of ensuring that, in the event of a determination by a governmental entity that is contrary to the parties’ intention as described in the preceding sentence, each Earnout Payment, if any, shall comply with the requirements of Section 409A.

(j)                                    Earn-Out Related Covenants.

(i)                                     During the Earnout Periods, Buyer agrees to use commercially reasonable efforts consistent with sound business practice to (1) operate the Company in the ordinary course of business consistent with past practice (subject to the attached 2016/2017 Operating Budget and an operating budget of the Company for the remainder of the Second Earnout Period consistent with the 2016/2017 Operating Budget, to be mutually agreed upon by Buyer or its Affiliates, on the one hand, and the Sellers’ Representative or the then current Chief Executive Officer of the Company’s business, on the other hand); and (2) avoid taking actions or failing to take actions the primary purposes of which is to prevent the Company from satisfying Earnout targets set forth in Section 2.5.

(ii)                                  Without limiting the foregoing, during the Earnout Periods without the consent of the Sellers’ Representative (which such consent shall not be unreasonably withheld, delayed or conditioned):  (A) Buyer shall allow the continuing employees of the Company who serve as management of the business following the Closing to make day to day operational decisions consistent with the Company’s past practice; (B) Buyer shall not require any continuing employee of the Company to spend a material amount of time on responsibilities unrelated to the business of the Company unless a negotiated reimbursement to the Company is agreed to by Buyer and Sellers’ Representative; and (C) Buyer shall continue to operate the Company as a going concern and shall not: (1) engage in discounting, promotional and refund practices that are materially inconsistent with those of the Company pre-Closing and whose primary purpose is to attempt to reduce the Earnout Payments, (2) materially and adversely change the base salary and bonus compensation structure for personnel of the Company from those in effect immediately following the Closing, or (3) other than with respect to a Product Sale or a Business Sale permit the sale of any material equipment or other assets of the Company outside the ordinary course of business.

(iii)                               During the Earn-Out Periods, the following guiding principles will govern joint marketing efforts between Buyer and its Affiliates (other than the Company), on the one hand (the “Buyer Parties”), and the Company, on the other hand, it being understood that any such marketing efforts shall be subject to the final approval of Buyer, on the one hand, and the Sellers’ Representative, on the other hand:  (i) the Buyer Parties and the Company will promote each other’s digital products in exchange for a 50/50 revenue share of promoted traffic to the other’s digital database, provided that the timing and extent of database promotion shall be mutually agreed upon; (ii) the parties shall mutually agree on any solicitation of the Company’s player database with regard to the Buyer Parties’ other digital products (such consent not to be unreasonably withheld) and vice versa; (iii) the Company will use commercially reasonable efforts to produce a Hollywood branded classic slots game; (iv) the Buyer Parties will use commercially reasonable efforts to promote the aforementioned Hollywood branded game to their digital and land based player databases; and (v) the Company will use commercially reasonable efforts to integrate loyalty programs of the Buyer Parties and promote Buyer Parties’ land based gaming facilities in exchange for an agreed upon affiliate marketing share of such revenue.

(iv)                              Notwithstanding anything in this Section 2.5(j) to the contrary, the parties recognize and agree that (x) neither Buyer’s Affiliates nor Buyer has any fiduciary duties to the Seller Indemnifying Parties or the Company to operate the business and operations of the Company to achieve or maximize achievement of the Earnout Payments, (y) Buyer’s and its Affiliates’ respective Boards, shall retain sole discretion over Company management with respect to the operations of the Company consistent with their fiduciary duties to their respective stockholders, as applicable and (z) Buyer and the Company shall be operated in a manner as is required to comply with the Buyer Compliance Matters, none of the covenants set forth in this Section 2.5(j) shall require the Company, Buyer or any of their respective Affiliates to operate in contravention of the Buyer Compliance Matters and to the extent there is any inconsistency between the Buyer Compliance Matters and the covenants set forth herein, the requirement to operate the Company and its business in a manner consistent with the Buyer Compliance Matters shall control.  In addition, the Company may be required to include a prominent disclaimer, which provision shall be reasonably acceptable to Buyer, to the effect that casino style social games are intended for use by those 21 or older and not or those on a patron excluded list.  To the extent that Buyer determines to require the Company to implement any meaningful compliance related requirements during the Earnout Period that are outside the scope of Buyer Compliance Matters and that would reasonably be expected to have any negative impact on TTM EBITDA, (x) the parties will work together in good faith to undertake commercially reasonable steps (not inconsistent with the Buyer Compliance Matters) to minimize such negative impact at Buyer’s expense and (y) any remaining negative impact actually suffered by the Company during the Earnout Period shall be credited to TTM EBITDA to the extent such impact is tangible and verifiable.

(k)                                 In the event of any sale, exclusive license or other disposition of a product of the Company during the Earnout Periods by Buyer, any of its Affiliates or the Company to a third party (a “Product Sale”) or any acquisition of the business of the Company during such period by a third party, whether by an acquisition of all or substantially all of the capital stock of the Company (by merger, consolidation, stock sale or otherwise) or all or substantially all of the assets of the Company’s business (a “Business Sale”), Buyer shall cause the third party acquiring a Company product and/or the business of the Company, as applicable, to assume the obligations of Buyer under this Section 2.5 (and Buyer shall not by such assumption be relieved of its obligations under this Section 2.5) with respect to any such Company product acquired by such third party or the Business, as applicable.  In the event of any assumption of any obligations of Buyer under the preceding sentence, the third party assuming such obligations shall enter into an agreement with the Sellers’ Representative, on behalf of the Sellers and the Former In-the-Money Option Holders, in a form reasonably acceptable to the Sellers’ Representative, agreeing to be bound by the applicable provisions of this Agreement.  In the event of such Product Sale or Business Sale the Buyer and Sellers’ Representative will work in good faith to mutually determine the treatment of any proceeds of such Product Sale or Business Sale with respect to the calculation of TTM EBITDA under this Agreement.  If the Buyer and Sellers’ Representative are unable to determine treatment of such sale proceeds for purposes of the calculation of TTM EBITDA within twenty (20) days of the consummation of such sale,  the Sellers’ Representative and Buyer shall submit such matter to a mutually acceptable third party valuation expert.  Buyer and Sellers’ Representative shall instruct such valuation expert to make a final determination of such TTM EBITDA treatment, by reference to the proceeds from the sale and the then- current marketplace as well as the original terms and conditions of this Agreement.  Buyer and the Sellers’ Representative will cooperate (and Buyer shall cause the Company to cooperate) with the valuation expert during the term of its engagement.  The determination of the valuation expert shall become final and binding on the parties hereto on the date such expert delivers its final resolution in writing to Buyer and the Sellers’ Representative (which final resolution shall be delivered not more than thirty (30) days following submission of such matter), and such resolution by such expert shall not be subject to court review or otherwise appealable.

(l)                                     In the event that any Company Transaction involving Buyer (substituting references to “Buyer” for references to “the Company” in the definition thereof) occurs during such period, Buyer shall cause Buyer’s successor entity or surviving entity to assume the obligations of Buyer  under this Section 2.5 (and, if Buyer survives such transaction, Buyer shall not by such assumption be relieved of its obligations under this Section 2.5).  In the event of any assumption of any obligations of Buyer under the preceding sentence, Buyer’s successor entity or surviving entity shall enter into an agreement with the Sellers’ Representative, on behalf of the Sellers and the Former In-the-Money Option Holders, in a form reasonably acceptable to the Sellers’ Representative, agreeing to be bound by the applicable provisions of this Agreement.

(m)                             Notwithstanding anything to the contrary in this Agreement each Seller agrees not to intentionally take or omit to take any other action (including action or inaction through Affiliates) to artificially inflate the Company’s revenues during the Earnout Period.

2.6                                                             Withholding Rights.  Notwithstanding anything in this Agreement to the contrary, Buyer, the Company and the Escrow Agent shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement any amount that Buyer or the Company or the Escrow Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law.  To the extent that amounts are so withheld and timely paid over to the appropriate Tax authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.7                                                             Securityholders Schedule.  The Company shall prepare and deliver to Buyer the Securityholders Schedule not later than three (3) Business Days prior to the scheduled Closing Date.

ARTICLE III
CONDITIONS TO CLOSING

3.1                                                             Conditions to Buyer’s Obligations.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)                                 Representation and Warranties.  The representations and warranties set forth in Article V that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and as of the Closing and all other representations and warranties set forth in Article V that are not so qualified shall be true and correct in all material respects as of the Closing, in each case as though then made, other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects as of such dates;

(b)                                 Covenants.  Each Seller and the Company shall have performed, in all material respects, all of the covenants and agreements required to be performed by them hereunder prior to the Closing;

(c)                                  Third-Party Approvals.  The Company shall have received or obtained all third-party consents and approvals that are identified on the attached Third-Party Approvals Schedule (collectively, the “Third-Party Approvals”), in each case on terms and conditions reasonably satisfactory to Buyer;

(d)                                 Governmental Approvals.  Buyer, the Sellers and the Company shall have received or obtained all governmental and regulatory consents, novations, approvals, licenses and authorizations that are necessary (i) for the consummation of the transactions contemplated hereby or (ii) for Buyer to own the Shares and to operate the businesses of and control the Company following the Closing (collectively, the “Governmental Approvals”);

(e)                                  Litigation.  No suit, action or other proceeding shall be pending or overtly threatened before any Governmental Authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; (iii) affect adversely, in any material respect, the right of Buyer to own the Shares or operate the business of or control the Company, or (iv) affect adversely, in any material respect, the right of the Company to own its  assets or control its business.

(f)                                   No Material Adverse Effect.  There shall have not have occurred a Material Adverse Effect that is continuing as of the Closing;

(g)                                  Escrow Agreement.  The Sellers’ Representative shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

(h)                                 Restrictive Covenants Agreement.  Each of the Key Employees shall have executed and not revoked or expressed an intent to revoke their respective Restrictive Covenant Agreements;

(i)                                     Key Employee Hire Package.  Each of the Key Employees shall have executed and delivered the documents set forth in their respective Key Employee Hire Package;

(j)                                    Employee Hire Package.  At least ninety percent (90%) of the employees of the Company other than the Key Employees shall have executed and delivered their respective Employee Hire Packages;

(k)                                 FIRPTA Certificate.  The Company shall have delivered to Buyer a certification, under penalties of perjury, stating that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulations Section 1.897-2(h);

(l)                                     Termination of Company Options.  All Company Options shall have been exercised prior to the Closing or shall have been cancelled in accordance with Section 2.3(b);

(m)                             Capital Stock.  Buyer shall have acquired 100% of the Capital Stock of the Company;

(n)                                 D&O Tail.  The Company shall have provided Buyer with evidence reasonably satisfactory to Buyer of the purchase of the D&O Tail together with a successor-in-interest endorsement in accordance with Section 4.13;

(o)                                 Resignation Letters.  The Company shall have provided Buyer with copies of resignations, effective as of the Closing, of each director of the Company in accordance with Section 4.12;

(p)                                 280G Approval.  Prior to the Closing, the Company shall have delivered to Buyer evidence satisfactory to Buyer that either (i) any shareholder vote required pursuant to Section 4.11 was solicited in conformity with Section 280G of the Code and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments and/or benefits that were subject to the shareholder vote (the “280G Approval”) or (ii) the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals;

(q)                                 Officer’s Certificate.  At the Closing, the Company shall have delivered to Buyer: (i) a certificate signed by an officer of the Company, dated the date of the Closing, stating that the conditions in this Section 3.1(a) through (p) have been satisfied as of the Closing; (ii) copies of all Third-Party Approvals and Governmental Approvals, if any; and (iii) such other documents or instruments as are required to be delivered by the Sellers or the Company at the Closing pursuant to the terms hereof;

(r)                                    Secretary’s Certificate.  At the Closing, the Company shall have delivered to Buyer a certificate signed by the Secretary of the Company, providing copies of the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(s)                                   Good Standing Certificates.  The Company shall have delivered to Buyer good standing certificates for the Company from its jurisdiction of organization and each jurisdiction in which the Company is qualified to do business as a foreign entity, in each case dated as of a recent date prior to the Closing Date; and

(t)                                    Other Transaction Documents.  All proceedings to be taken by the Sellers and the Company in connection with the consummation of the transactions contemplated hereby, and all agreements, certificates, instruments and other documents required to be delivered by the Sellers’ Representative (on behalf of the Sellers) or the Company to effect the transactions contemplated hereby (collectively, the “Transaction Documents”) shall be reasonably satisfactory in form and substance to Buyer.  Any condition specified in this Section 3.1 may be waived by Buyer if such waiver is set forth in a writing duly executed and delivered by Buyer.

3.2                                                             Conditions to the Company’s and the Sellers’ Obligations.  The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions at or prior to the Closing:

(a)                                 Representations and Warranties.  The representations and warranties set forth in Article VI that are qualified as to materiality or material adverse effect shall be true and correct in all respects as of the Closing and all other representations and warranties set forth in Article VI that are not so qualified shall be true and correct in all material respects as of the Closing, in each case, as though then made, other than those representations and warranties that address matters as of particular dates which shall be true and correct in all material respects as of such dates;

(b)                                 Covenants.  Buyer shall have performed, in all material respects, all the covenants and agreements required to be performed by it hereunder prior to the Closing;

(c)                                  Escrow Agreement.  Each of the parties to the Escrow Agreement other than the Sellers’ Representative shall have executed and delivered the Escrow Agreement, and the Escrow Agreement shall be in full force and effect as of the Closing and shall not have been amended or modified;

(d)                                 Litigation.  No suit, action or other proceeding shall be pending before any court or governmental or regulatory official, body or authority or any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge could reasonably be expected to (i) prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby or declare unlawful any of the transactions contemplated hereby or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree or ruling shall be in effect;

(e)                                  Closing Certificate.  At the Closing, Buyer shall have delivered to the Company (on behalf of the Sellers) (i) a certificate signed by an authorized officer of Buyer, dated the date of the Closing, stating that the conditions specified in Section 3.2(a) above have been satisfied, (ii) certified copies of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby and (iii) a good standing certificate with respect to Buyer from the Secretary of State of the State of Delaware and from each other jurisdiction in which Buyer is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to the Closing Date; and

(f)                                   Other Proceedings.  All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Buyer to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company (on behalf of the Sellers).  Any condition specified in this Section 3.2 may be waived if such waiver is set forth in a writing duly executed and delivered by the Company (on behalf of the Sellers).

ARTICLE IV

COVENANTS PRIOR TO CLOSING

Each of the parties agrees as follows with respect to the period between the date of this Agreement and the Closing:

4.1                                                             General.  Subject to the terms of this Agreement, each party shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the conditions set forth in ARTICLE III above).  Without limiting the foregoing, each of the parties shall execute and deliver all agreements and other documents required to be delivered by or on behalf of such party under ARTICLE III above.

4.2                                                             Third-Party Notices and Consents.  The Sellers and the Company shall use reasonable best efforts to give all required notices to third parties and obtain all required third-party consents, waivers, approvals, authorizations or permits in connection with the matters contemplated by this Agreement.  All such consents, waivers, approvals and notices shall be in writing and in form and substance reasonably satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval or provide any guarantees of the obligations of the Sellers or the Company.

4.3                                                             Governmental Notices and Consents.  Each of the parties shall give any notices to, make any filings with, and use reasonable best efforts to obtain, any authorizations, consents and approvals of all federal, state, local and foreign governments and governmental agencies in connection with the matters contemplated by this Agreement.

4.4                                                             Conduct and Operation of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing Date, the Company and the Sellers shall operate the business of the Company in the ordinary course of business consistent with past practices, except (a) with the prior written consent of Buyer (such consent not to be unreasonably withheld) or (b) as specifically contemplated by this Agreement.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees to (a) pay its Taxes when due (subject to the right of Buyer to review and approve any Tax Returns in accordance with this Agreement), (b) to use commercially reasonable efforts to pay or perform other obligations when due, (c) to use commercially reasonable efforts to preserve intact its present business, (d) to use commercially reasonable efforts to keep available the services of its present officers and employees, (e) to use commercially reasonable efforts to preserve its assets and Technology, (f) to pay its bills when due and (g) to use commercially reasonable efforts to preserve its relationships with others having business dealings with them; in each case, with the goal of preserving unimpaired their goodwill and ongoing businesses at the

Closing.  Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 7.1 or the Closing Date, except with the prior written consent of Buyer (such consent not to be unreasonably withheld), the Company shall not from and after the date of this Agreement:

(a)                                 make any expenditure or enter into any commitment or transaction exceeding $50,000 individually or $150,000 in the aggregate;

(b)                                 (i) sell or license or transfer to any Person or entity any rights to any Company Intellectual Property or Company Technology or enter into any agreement with respect to any Company Intellectual Property or Company Technology with any Person or with respect to any intellectual property rights or technology of any Person, (ii) buy or license any intellectual property rights or technology or enter into any agreement with respect to the intellectual property rights or technology of any Person or entity, or (iii) enter into any agreement with respect to the development of any intellectual property rights or technology with a third party, except in each case, in the ordinary course of business consistent with past practice;

(c)                                  terminate or extend, or materially amend, waive, modify, or violate the terms of, any Material Contract, except for extensions in the ordinary course of business consistent with past practice;

(d)                                 engage in or enter into any material transaction or commitment, or relinquish any material right;

(e)                                  enter into or amend, waive or modify the terms of any Material Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or Company Technology;

(f)                                   initiate or settle any litigation, other than to enforce its rights under this Agreement, except in connection with collections actions with Company customers, in the ordinary course of business consistent with past practice;

(g)                                  declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), other than with respect to the unvested shares of Company Capital Stock purchased at no more than cost;

(h)                                 issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than in connection with the exercise of Company Options outstanding as of the date hereof;

(i)                                     cause or permit any amendments to the Company’s certificate of incorporation, currently in effect, or other organizational documents of the Company (whether by merger or otherwise);

(j)                                    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(k)                                 purchase or sell (or enter into any agreement to purchase or sell) any interest in real property, grant any security interest in real property, enter into any lease, sublease, license, grant any right to occupy or use, or enter into any lease, sublease, license, or other use or occupancy agreement with respect to any real property, or alter, amend, modify or terminate any of the terms of any Lease Agreements or other Material Contract with respect to real property, or sell or grant any security interest in, or lease, sublease, license or grant any right to use any of the Company’s tangible assets material to the conduct of the Company’s business;

(l)                                     incur or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other obligations of others or create a Lien over any of its assets, other than Permitted Liens;

(m)                             grant any loans to others or purchase debt securities;

(n)                                 grant any severance, change of control, retention or termination pay (in cash, property or otherwise) to any employee, including any officer, of the Company, except for (i) payments made pursuant to the Material Contracts or (ii) one-time cash bonuses paid by the Company to its service-providers out of Company Cash;

(o)                                 hire, offer to hire, adjust the service status, or terminate any employees, or encourage any employees to resign from the Company, except with respect to positions of the Company listed on the Open Positions Schedule attached hereto;

(p)                                 make any representations or issue any communications to employees that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Buyer;

(q)                                 terminate, adopt, amend or fail to maintain any Company Plan, enter into any employment agreement, agree to pay any special bonus or special remuneration to any Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of Employees except (i) payments made pursuant to this Agreement and (ii) one-time cash bonuses paid by the Company to its service-providers out of Company Cash;

(r)                                    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice, except as required by GAAP;

(s)                                   pay, discharge or satisfy, in an amount in excess of $50,000 in any one case, or $150,000 in the aggregate, any claim, Liability, loan or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise);

(t)                                    make, change or revoke any Tax election, change an annual accounting period, adopt or change any Tax accounting method, enter into any closing agreement or Tax ruling, settle or compromise any material Tax claim, assessment or proceeding, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, surrender any right to claim a refund of Taxes, file any income or other material Tax Return (including any amended Tax Return) unless such Tax Return has been provided to Buyer for review within a reasonable period prior to the due date for filing and Buyer has consented to such filing, or take any action that would have the effect of increasing a Tax liability of the Company for any taxable period ending after the Closing Date;

(u)                                 enter into any (i) license, distribution, reseller, OEM, joint venture or joint marketing or any similar arrangement or agreement or (ii) contract with any governmental entity;

(v)                                 adopt or change the Company’s accounting policies or procedures, including with respect to reserves for excess or obsolete inventory, doubtful accounts or other reserves, depreciation or amortization policies or rates, billing and invoicing policies, or payment or collection policies or practices, except as required by GAAP; or

(w)                               take, commit or agree in writing or otherwise to take, any of the actions described in Sections 4.4(a) through 4.4(v), inclusive, or any other act or omission that would cause or result in any of its representations and warranties contained herein being untrue or incorrect.

Notwithstanding the foregoing, nothing in this Section 4.4 shall prohibit the Company or the Sellers from taking any action or omitting to take any action as required or as expressly contemplated by this Agreement.

4.5                                                             Access.  The Company shall (and the Sellers shall cause the Company to) afford officers, managers, directors, employees, attorneys, accountants and other agents to afford, to Buyer and its accounting, legal and other representatives and potential lenders, as well as their respective officers, employees, affiliates and other agents, full and complete access at all reasonable times and during normal business hours, upon reasonable notice, to the personnel of the Company and to business, financial, legal, Tax, compensation and other data and information concerning the affairs and operations of the Company.  The Company shall (and the Sellers shall cause Company to) report to Buyer, as and when requested, concerning the status of the operations, finances and affairs of the Company.

4.6                                                             Notice of Material Developments.  Each party shall give prompt written notice (but no later than three (3) Business Days) to the other parties of (i) the occurrence of any fact, circumstance, event or action that results in, or could reasonably be expected to result in a breach of any of its representations or warranties, in any material respect, contained in ARTICLE V or ARTICLE VI below, as the case may be; (ii) any fact, circumstance, event or action that would have been required to be set forth or described in the Schedules to this Agreement in order to make the representations and warranties true and correct at any time on or after the date hereof; (iii) any breach of any covenant, in any material respect, hereunder by such party, (iv) the occurrence or non-occurrence of any fact, circumstance, event or action that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (v) any other material development affecting the ability of such party to consummate the transactions contemplated by this Agreement and (vi) any and all material developments of each matter set forth on the attached Specific Indemnity Schedule and (vii) any and all material developments with regard to any disputes or litigation involving the Company or any settlements relating thereto.  No such disclosure shall serve to amend, modify or supplement this Agreement or any schedules hereto.

4.7                                                             Exclusivity.  Neither the Seller Indemnifying Parties nor the Company shall (and the Seller Indemnifying Parties and the Company shall cause their respective Affiliates, representatives, officers, managers, employees, directors and agents not to), directly or indirectly, (i) submit, solicit, initiate, knowingly encourage or discuss any proposal or offer from any Person (other than Buyer and its Affiliates in connection with the transactions contemplated hereby), or enter into any agreement or accept any offer relating to, or consummate any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, (c) purchase or sale of any assets, or the sale of Capital Stock (or any rights to acquire, or securities convertible into or exchangeable for, any such Capital Stock) of the Company (other than the purchase and sale of inventory and the purchase of capital equipment in the ordinary course of business consistent with past custom and practice and except in connection with the exercise of options granted to Company service providers,) or (d) similar transaction or business combination involving the Company or their business or assets (each of the foregoing transactions described in clauses (a) through (d), a “Company Transaction”) or (ii) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates) to do or seek to do any of the foregoing.  The Sellers and the Company agree to notify Buyer promptly (and in any event within 24 hours) if any Person makes any proposal, offer, inquiry or contact with respect to a Company Transaction and shall provide the name of such Person and the details of any such proposal or offer.

4.8                                                             [Reserved].

4.9                                                             Delivery of Interim Financial Statements.  Seller Indemnifying Parties shall deliver to Buyer copies of the Company’s interim monthly and year-to-date financial statements as soon as reasonably practicable (but not later than fifteen (15) days) following the end of each monthly accounting period during the period between the date of this Agreement and the Closing.  Such financial statements shall include balance sheets, profit and loss and other analyses, as well as such other matters as Buyer may reasonably request.

4.10                                                      Sellers’ Covenants.  Each Seller shall not sell, transfer, pledge, encumber or otherwise dispose of any of the Shares (other than pursuant to this Agreement or pursuant to the transfer of Shares for estate planning purposes, either during such Sellers’s lifetime or on death by will or intestacy to such Sellers’s spouse or other member of a Sellers’s immediate family, or to a custodian, trustee (including a trustee of a voting trust), executor or other fiduciary for the account of the Sellers’s spouse or members of the Sellers’s immediate family, or to a trust for the Sellers’s own self, or a charitable remainder trust, subject to such transferee’s execution of this Agreement) and shall not enter into any other agreement to do the foregoing (except for any agreement Buyer reasonably requests that each Seller execute in connection herewith).  In addition, each Seller shall not grant any proxies, deposit any Shares into a voting trust or enter into any other voting agreement with respect to the Shares.  Each Seller agrees that the remedies at law for a breach of this Section 4.10 will be inadequate and that Buyer shall be entitled to specific performance and injunctive relief to enforce this Agreement and prevent any violation hereof (and shall have all other rights and remedies at law or equity).  Each Seller hereby waives any objection to the imposition of such relief and remedies.

4.11                        280G Shareholder Approval.  Promptly following the execution of this Agreement, the Company shall submit to the holders of Company Capital Stock for approval (in a manner satisfactory to Buyer), by such number of holders of Company Capital Stock as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Buyer), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Buyer notification and evidence satisfactory to Buyer that (a) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite shareholder approval was obtained with respect to any payments or benefits that were subject to the shareholder vote (the “280G Shareholder Approval”), or (b) that the 280G Shareholder Approval was not obtained and as a consequence, that such payments or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section

280G Payments, pursuant to the waivers of those payments or benefits, which were executed by the affected individuals prior to the vote of the holders of Company Capital Stock pursuant to this Section 4.11.

4.12                        Resignation of Directors.  The Company shall cause each director of the Company to execute a resignation letter in substantially the form attached hereto as Exhibit C (the “Form of Resignation Letter”), effective as of the Closing.

4.13                        Directors’ and Officers’ Liability.

(a)                                 Prior to the Closing, the Company shall have purchased an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers (the “D&O Indemnified Parties”) in a form reasonably acceptable to Buyer, which shall provide such directors and officers with coverage for six (6) years following the Closing and shall have a scope substantially similar to the existing coverage under, and have other terms not materially less favorable to the insured persons than the terms of, directors’ and officers’ liability insurance coverage currently maintained by the Company.  The D&O Tail shall be accompanied by an endorsement that names Buyer as a successor-in-interest thereto.  Buyer will not, nor will it cause the Company to, cancel or change the D&O Tail in any respect.

(b)                                 In addition, for a period of six (6) years following the Closing, Buyer and the Company agree to indemnify and hold harmless, reimburse, exculpate from liability, and advance expenses to all D&O Indemnified Parties to the same extent and on the same terms as such persons are entitled to indemnification, reimbursement, exculpation or expense advancement by the Company as of the date hereof, whether pursuant to applicable documents (including the certificate of incorporation or bylaws), individual indemnification agreements set forth on the Disclosure Schedule, by applicable law or otherwise, for acts or omissions or matters which occurred or arose at or prior to the Closing (regardless of whether any proceeding relating to any D&O Indemnified Party’s rights to indemnification, exculpation, or expense advancement with respect to any such matters, acts, or omissions is commenced before or after the Closing); provided that no D&O Indemnified Party may seek indemnification, reimbursement, exculpation, or advancement of expenses from Buyer or the Company for amounts such D&O Indemnified Party owes or may owe to Buyer or the Company in such D&O Indemnified Party’s capacity as a Seller Indemnifying Party under the provisions set forth in ARTICLE VIII. Any claims for indemnification made under this Section 4.13 on or prior to the sixth anniversary of the Closing shall survive until the final resolution thereof.

(c)                                  The Company shall, and Buyer shall cause the Company or its successors to, pay all costs and expenses (including reasonable attorneys’ fees) incurred by any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) in any legal action brought by such person that is successful to enforce the obligations of Buyer, the Company, or its successors under this Section 4.13. The obligations of Buyer, the Company, and its successors under this Section 4.13 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such D&O Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).

ARTICLE V

REPRESENTATIONS AND WARRANTIES CONCERNING
THE COMPANY AND EACH SELLER

As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, each of the Sellers (severally but not jointly) and the Company hereby represents and warrant to Buyer, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and subsection numbers, provided, however, that any disclosures made therein shall apply to any other section or subsection without repetition where it is reasonably clear on the face of such disclosure that the disclosure is intended to apply to such other section or subsection) supplied by the Company and the Sellers to Buyer (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and (except where a representation or warranty is made herein as of a specified date) as of the Closing, as though made at the Closing Date, as follows:

5.1                                                             Corporate Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify , except where the failure to be so qualified would not be material to the Company.  The Company possesses all requisite corporate power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  The copies of the Company’s certificate of incorporation and bylaws which have been furnished to Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), and the record books of the Company are correct and complete in all material respects.  The Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws.

5.2                                                             Capital Stock and Related Matters; Title to Shares.

(a)                                 As of the date hereof, the entire authorized Capital Stock of the Company consists of 20,000,000 shares of Common Stock, par value $0.00001 per share, of which 13,433,749  shares are issued and outstanding and the Company has reserved 5,036,062 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Stock Plan duly adopted by the Company’s board of directors and approved by the Company stockholders.  Of such reserved shares of Common Stock, 75,000 shares have been issued pursuant to restricted stock purchase agreements, options to purchase 3,522,313 shares have been granted and are currently outstanding, and 5,000 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Company Stock Plan.  The Company has furnished to Buyer complete and accurate copies of the Company Stock Plan and forms of agreements used thereunder.

(b)                                 Schedule 5.2(b) of the Disclosure Schedule sets forth the capitalization of the Company as of the date hereof, including the number of shares of the following:  (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) granted stock options, including vesting schedule and exercise price; (iii) shares of Common Stock reserved for future award grants under the Company Stock Plan; (iv) each series of Preferred Stock, if any; and (v) warrants or stock purchase rights, if any.  As of the Closing Date, each Seller shall sell to Buyer good and valid title to the Shares, free and clear of all Encumbrances and the Shares shall constitute 100% of the total Capital Stock of the Company.  Except as set forth in Schedule 5.2(b) of the Disclosure Schedule, as of the date hereof, the Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its Capital Stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Capital Stock or any stock or securities convertible into or exchangeable for its Capital Stock or any stock appreciation rights or phantom stock plan.  Except as set forth in Schedule 5.2(b) of the Disclosure Schedule, the Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any warrants, options or other rights to acquire its Capital Stock.  The Company has not violated any foreign, federal or state securities laws in any material respect in connection with the offer, sale or issuance of its Capital Stock.  All of the outstanding shares of the Company’s Capital Stock have been validly issued and are fully paid and non-assessable.  There are no agreements between the Company’s equityholders with respect to the voting or transfer of the Company’s Capital Stock or with respect to any other aspect of the Company’s affairs.  There are no bonds, debentures, notes or other indebtedness of the Company outstanding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of the Company may vote.  All elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

5.3                                                             Authorization; Non-Contravention.

(a)                                 The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company or the Sellers are a party have been duly authorized by the Company, or the Sellers, as applicable, and no other act (corporate or otherwise) or other proceeding on the part of the Company, or the Sellers, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and the Sellers and constitutes a valid and binding obligation of the Company and the Sellers enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which the Company or the Sellers are a party, when executed and delivered by the Company or the Sellers, as applicable, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Person, enforceable in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  The assignments, endorsements, stock powers and other instruments of transfer delivered by the Sellers to Buyer at the Closing will be sufficient to transfer each Seller’s entire interest, legal and beneficial, in the Shares.  Each Seller has full power and authority to convey good and marketable title to all of the Shares and upon transfer to Buyer of the certificates representing such Shares, Buyer will receive good and marketable title to such Shares, free and clear of all Encumbrances.

(b)                                 Except as set forth on Schedule 5.3(b) of the Disclosure Schedule, the execution and delivery by the Company and the Sellers of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company or any Seller are a party and the fulfillment of and compliance with the respective terms hereof and thereof by the Company and the Sellers do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) result in the creation of any Lien, other than a Permitted Lien, upon the Capital Stock or assets of the Company pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to the charter documents, bylaws or other constituent documents (including trust instruments) of the Company, or any law, statute, rule or regulation to which the Company or a Seller is subject, or any Material Contract or any agreement, instrument, license, permit, order, judgment or decree to which any Seller is subject.  Neither the Company nor any Seller is a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and each such Person has terminated all discussions with third parties (other than with Buyer and its Affiliates) regarding Company Transactions.

5.4                                                             Subsidiaries.  The Company does not own any interest in a Subsidiary.

5.5                                                             Financial Statements.  Attached hereto as the Schedule 5.5 of the Disclosure Schedule are the following financial statements:

(a)                                 The 2015 Financial Statements and the 2014 Financial Statements; and

(b)                                 the unaudited balance sheet of the Company as of May 31, 2016 (the “Latest Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the 5 month period then ended.

Each of the financial statements referenced above (including in all cases the notes thereto, if any), fairly presents the financial condition of the Company in all material respects as of the respective dates thereof and the operating results of the Company for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the interim financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals (none of which footnote disclosures or changes would, alone or in the aggregate, be materially adverse to the business, operations, assets, liabilities financial condition or operating results of the Company taken as a whole).  All books, records and accounts of the Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice, all applicable laws and, to the extent applicable, GAAP.

5.6                                                             Accounts Receivable.  Except as set forth on Schedule 5.6 of the Disclosure Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Statement (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP consistently applied) are or shall be bona fide receivables arising in the ordinary course of business and are not subject to any counterclaim, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for planned allowances and bad debts.  Except as set forth on Schedule 5.6 of the Disclosure Schedule, no Person has any Lien, other than Permitted Liens, on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

5.7                                                             Absence of Undisclosed Liabilities.  Except as set forth on Schedule 5.7 of the Disclosure Schedule, the Company does not and will not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) liabilities reflected on the Latest Balance Sheet (b) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of law, claim or lawsuit) and (c) Transaction Expenses.

5.8                                                             No Material Adverse Effect.  Since December 31, 2015, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

Since December 31, 2015, the Company has conducted its business only in the ordinary course of business consistent with past practice.

5.9                                                             Absence of Certain Developments.  Except as set forth on Schedule 5.9 of the Disclosure Schedule, since the date of the Latest Balance Sheet, the Company has not:

(a)                                 issued any notes, bonds or other debt securities or any Capital Stock or other equity securities or any securities or rights convertible, exchangeable or exercisable into any Capital Stock or other equity securities;

(b)                                 borrowed any amount or incurred or become subject to any liabilities for borrowed money, except Indebtedness incurred in the ordinary course of business consistent with past practice;

(c)                                  discharged or satisfied any Lien or paid any obligation or liability, other than current liabilities paid in the ordinary course of business;

(d)                                 declared, set aside or made any payment or distribution of cash or other property to any of its stockholders with respect to its Capital Stock or otherwise, or purchased, redeemed or otherwise acquired any Capital Stock or other equity securities (including any warrants, options or other rights to acquire its Capital Stock or other equity), except for in connection with the forfeiture of options or the repurchase of unvested but issued Company Capital Stock on the termination of service of Company service providers;

(e)                                  mortgaged or pledged any of its material properties or assets or subjected them to any Lien, except for Permitted Liens;

(f)                                   sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible or intangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

(g)                                  sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights, disclosed any proprietary confidential information to any Person (other than to Buyer and its Affiliates), or abandoned or permitted to lapse any Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

(h)                                 made or granted any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(i)                                     suffered any extraordinary losses or waived any rights of value (whether or not in the ordinary course of business or consistent with past practice);

(j)                                    made capital expenditures or commitments therefor that aggregate in excess of $150,000;

(k)                                 delayed or postponed the payment of any accounts payable or commissions or any other liability or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or commissions or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable;

(l)                                     made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to employees of the Company in the ordinary course of business consistent with past practice);

(m)                             made any charitable contributions or pledges;

(n)                                 suffered any damage, destruction or casualty loss exceeding in the aggregate $150,000, whether or not covered by insurance;

(o)                                 made any change in any method of accounting or accounting policies required to be set forth in accordance with GAAP or made any write-down in the value of its inventory that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals (whether or not in the ordinary course of business or consistent with past practice);

(p)                                 made any Investment in or taken any steps to incorporate or organize any Subsidiary;

(q)                                 amended its certificate of incorporation, by-laws or other organizational documents;

(r)                                    entered into any agreement or arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business anywhere in the world;

(s)                                   commenced any litigation or binding dispute resolution process or settled or compromised any pending or threatened suit, action or claim the settlement or compromise of which would require the payment by the Company, except in connection with collections actions with Company customers in the ordinary course of business consistent with past practice;

(t)                                    taken any action or failed to take any action that has had, or could reasonably be expected to have, the effect of accelerating to pre-Closing periods sales to the trade or other customers that would otherwise be expected to occur after the Closing (including any failure to market and sell its products in normal commercial quantities and through normal commercial channels prior to the Closing);

(u)                                 made any changes to its normal and customary practices regarding the solicitation, booking or fulfillment of orders or the shipment and delivery of goods;

(v)                                 entered into any contract other than in the ordinary course of business consistent with past practice, or changed in any significant respect any business practice (in anticipation of the transactions contemplated hereby or otherwise);

(w)                               made, changed or revoked any Tax election, changed an annual accounting period, adopted or changed any accounting method with respect to Taxes, filed any amended Tax Return, entered into any closing agreement, settled or compromised any Tax claim, assessment or proceeding relating to the Company, surrendered any right to claim a refund of Taxes, failed to pay any Tax when due and payable, incurred any Taxes outside the ordinary course of business, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(x)                                 engaged in any promotional sales or discount or other activity with customers that has or would reasonably be expected to have the effect of materially accelerating pre-Closing periods’ sales that would otherwise be expected to occur in post-Closing periods; or

(y)                                 agreed, whether orally or in writing, to do any of the foregoing.

5.10                                                      Assets.

(a)                                 Except as set forth on Schedule 5.10(a) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all tangible properties and assets, used by it, located on its premises or shown on the 2015 Financial Statements and the Latest Balance Sheet or acquired after the dates thereof (the “Assets”), free and clear of all Liens (other than properties and assets disposed of for fair consideration in the ordinary course of business consistent with past practice since the dates of such balance sheets and except for Liens disclosed on such balance sheets (including any notes thereto) and Permitted Liens).  The Company owns, has a valid leasehold interest in or has the valid and enforceable right to use all tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.  Except as set forth on Schedule 5.10(a) of the Disclosure Schedule, all of the Company’s buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the ordinary course of the business of the Company as presently conducted.  All such tangible assets have been installed and maintained in all material respects in accordance with all applicable laws, regulations and ordinances and in accordance with industry standards.  Except as set forth on Schedule 5.10(a) of the Disclosure Schedule, the tangible Assets constitute all of the assets necessary to conduct the business of the Company as it is conducted as of the Closing.

(b)                                 Schedule 5.10(b) of the Disclosure Schedule contains a complete list of all real property leased or subleased by the Company (individually, the “Leased Real Property” and collectively, the “Leased Realty”).  The Company does not own any real property.  The Company has a valid leasehold interest in each Leased Real Property, subject only to Permitted Liens.

(c)                                  The Company has previously delivered to Buyer’s counsel complete and accurate copies of each of the leases for the Leased Realty (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Realty Leases”).  With respect to each Realty Lease:  (i) the Realty Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company nor, to the knowledge of the Company, any other party to a Realty Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under a Realty Lease; (iii) no security deposit or portion thereof deposited with respect to a Realty Lease has been applied in respect of a breach or default under such Realty Lease which has not been redeposited in full; (iv) there are no forbearance programs in effect with respect to a Realty Lease; (v) the Company has not subleased, mortgaged, deeded in trust or otherwise transferred or encumbered a Realty Lease or any interest therein; (vi) the possession and quiet enjoyment of the Leased Real Property by the Company under the Realty Lease has not been disturbed; (vii) the Company does not owe, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Realty Lease; (viii) the other parties to the Realty Leases are not an Affiliate of, and otherwise do not have any economic interest in, the Company; (ix) there are no Liens or Encumbrances on the estate or interest created by any Realty Lease; (x) the Realty Leases have not been modified, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (xi) the Company has not been assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Realty Lease.  To the Company’s knowledge, all buildings, improvements and other property on the Leased Realty have received all approvals of governmental authorities (including, without limitation, certificates of occupancy, permits and licenses) required in connection with the operation thereof and have been operated and maintained in accordance with applicable legal requirements and are not in violation of any applicable zoning, building code or subdivision ordinance, regulation, order or law or restrictions or covenants of record.

5.11                                                      Contracts and Commitments.

(a)                                 Except as expressly contemplated by this Agreement or as set forth on Schedule 5.11(a) of the Disclosure Schedule (all written or oral contracts or agreements required to be set forth on such schedule being referred to herein as the “Material Contracts” and each a “Material Contract”), the Company is not a party to any written or oral:

(i)                                     pension, profit sharing, stock option  (other than the Company Options granted under the Company Stock Plan on standard forms delivered to Buyer), employee stock purchase or other plan or arrangement providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise), to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)                                  contract for the employment or engagement of any officer, individual employee or other Person on a full-time, part-time, consulting, contractor or other basis or relating to loans to officers, directors or Affiliates, other than the offer letters substantially in the form made available to Buyer that provide for “at-will” employment and maybe be terminated by the Company upon less than thirty (30) days’ notice;

(iii)                               contract under which the Company has advanced or loaned any other Person amounts;

(iv)                              agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien, other than a Permitted Lien, on any asset or group of assets of the Company;

(v)                                 Guaranty;

(vi)                              lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $150,000;

(vii)                           lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii)                        contract or group of related contracts with the same party or group of affiliated parties the performance of which involves consideration in the aggregate in excess of $150,000, other than purchase and sales orders incurred in the ordinary course of business;

(ix)                              assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property Rights) granted or made to the Company, or granted or made by the Company to third parties, except licenses granted by a third party to the Company of commercially available, unmodified, “off the shelf” software used solely for the internal use of the Company for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $150,000, except pursuant to the Company’s standard form of customer agreement in the form delivered to Buyer;

(x)                                 contract concerning the provision of co-location and related services to the Company, which services are used to fulfill obligations to provide software and data hosting services to customers;

(xi)                              contract pursuant to which (i) Company Intellectual Property Rights owned by a third party are actually embedded in Company Software, or (ii) Intellectual Property Rights owned by a third party for development tools are used to develop Company Software;

(xii)                           warranty agreement with respect to its services rendered or its products sold or leased, except pursuant to the Company’s standard form of customer agreement in the form delivered to Buyer;

(xiii)                        agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xiv)                       sales, distribution, manufacturing, supply or franchise agreement;

(xv)                          agreement with a term of more than six (6) months which is not terminable by the Company upon less than thirty (30) days’ notice without penalty and involves a consideration in excess of $150,000 annually;

(xvi)                       contract regarding voting, transfer or other arrangements related to the Company’s Capital Stock or warrants, options or other rights to acquire any of Capital Stock of the Company, except pursuant to the Company’s standard form of option agreement in the form delivered to Buyer;

(xvii)                    contract or agreement regarding any indemnification provided to or by the Company, including any contract regarding any indemnification provided with respect to Environmental and Safety Requirements, except pursuant to the Company’s standard form of customer agreement in the form delivered to Buyer;

(xviii)                 contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world; or

(xix)                       any other agreement which is material to its operations and business prospects or involves a consideration in excess of $150,000 annually.

To the extent applicable, the Material Contracts identified on Schedule 5.11 of the Disclosure Schedule are separately identified by type of agreement.  The description of all Material Contracts identified on Schedule 5.11 of the Disclosure Schedule clearly identify all amendments, waivers and other modifications to such agreements.

(b)                                 All of the contracts, leases, agreements and instruments set forth or required to be set forth on Schedule 5.11(b) of the Disclosure Schedule are valid, binding and enforceable against the Company, and to the Company’s knowledge, against the other party thereto, in accordance with their respective terms, and shall be in full force and effect without penalty in accordance with their terms upon consummation of the transactions contemplated hereby, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.  Except as set forth on Schedule  5.11(b) of the Disclosure Schedule, (i) the Company has performed, in all material respects, all obligations required to be performed by it and is not in default under or in breach of nor, as of the date hereof, in receipt of any claim of default or breach under any Material Contract or instrument to which the Company is a party; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any Material Contracts or instrument to which the Company is a party; (iii) the Company has no present expectation or intention of not fully performing all such obligations; (iv) no partially-filled or unfilled customer purchase order or sales order is subject to cancellation or any other modification by the other party thereto or is subject to any penalty, right of set-off or other charge by the other party thereto for late performance or delivery; and (v) as of the date hereof the Company has no knowledge of any breach or anticipated breach by the other parties to any Material Contracts, lease, agreement, instrument or commitment to which they are parties.  The Company is not a party to any Material Contracts the performance of which could reasonably be expected to have a Material Adverse Effect.  There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of the Material Contracts on the part of the Company.

(c)                                  Buyer’s counsel has been supplied with a true and correct copy of each of the Material Contracts which are referred to on Schedule 5.11 of the Disclosure Schedule, together with all amendments, waivers or other changes thereto.

5.12                                                      Intellectual Property Rights.

(a)                                 Schedule 5.12(a) of the Disclosure Schedule lists all Company Products by name and version number, as applicable, and specifies whether such Company Product is owned or licensed by the Company or otherwise provided by third parties.

(b)                                 Schedule 5.12(b) of the Disclosure Schedule lists (i) all Company Registered Intellectual Property and all material unregistered Trademarks used by the Company, (ii) all invention disclosures, (iii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iv) any proceedings or actions pending, or to the knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered Intellectual Property.  With respect to each item of Company Registered Intellectual Property:  (A) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with the relevant Patent, copyright, trademark or other authorities or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company’s Intellectual Property Rights; (B) each such item is currently in compliance with formal applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, valid and enforceable; and (D) each such item is not subject to any unpaid maintenance fees or Taxes.  There are no facts, information, or circumstances, including any information or facts that would constitute prior art (with respect to Patents) or prior use (with respect to Trademarks), that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would affect any pending application for any Company Registered Intellectual Property.  The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property or in the prosecution of such application that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any Company Registered Intellectual Property.

(c)                                  Following the Closing, all Company Intellectual Property will be fully transferable, alienable and licensable by each of the Company and Buyer without restriction and without payment of any kind, or any obligation, to any third party to the extent as in effect immediately prior to the Closing.

(d)                                 The Company is the sole and exclusive owner of each item of Company Intellectual Property (including all items listed in Schedule 5.12 of the Disclosure Schedule) and, except as may be set forth in Schedule 5.12(d) of the Disclosure Schedule, of each Company Product, free and clear of any Liens, except Permitted Liens.  The Company has the sole and exclusive right to bring a claim or suit against a third party for Infringement of the Company Intellectual Property and to retain for itself any damages recovered in any such action.  The Company has not (i) granted any exclusive or non-exclusive license with respect to, any Company Intellectual Property to any other Person, or (ii) done any act or failed to take any action that would cause the rights of the Company in any Company Intellectual Property to enter into the public domain.

(e)                                  Schedule 5.12(e) of the Disclosure Schedule lists all Material Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company, excluding any licenses for Shrink-Wrap Code or for Open Source Software.  Other than Intellectual Property licensed to the Company under (i) licenses for the Open Source Software listed in Schedule 5.12(e) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code and (iii) the licenses set forth in Schedule 5.12(e) of the Disclosure Schedule, no third party Intellectual Property is used in or necessary for the conduct of the business of the Company as it currently is conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company Products.

(f)                                   Copies of the Company’s standard form(s) of non-disclosure agreement and the Company’s standard form(s), including attachments, of non-exclusive licenses of the Company Products to end-users, including terms of use (collectively, the “Standard Form Agreements”) are attached to Schedule 5.12(f) of the Disclosure Schedule.  Other than non-disclosure agreements and non-exclusive licenses of the Company Products to end-users that do not materially differ in substance from the Standard Form Agreements and that have been entered into in the ordinary course of business, Schedule 5.12(e) of the Disclosure Schedule lists all Material Contracts under which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company), including any Material Contracts containing covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property, including in each case in this sentence, the option to do any of the foregoing.

(g)                                  The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted, and the design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product, has not, does not, and, when conducted in substantially the same manner by Buyer or the Company following the Closing, will not Infringe any Intellectual Property Rights of any Person.  The Company has not received notice from any Person claiming that such operation or any act, any Company Product, any Technology used by the Company or any Company Intellectual Property Infringes or Infringed any Intellectual Property Rights of any Person (nor does the Company have knowledge of any basis therefor or threat thereof).  No Company Product or Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or may affect the validity, registrability, use or enforceability of such Company Product or Company Intellectual Property.  Except as set forth in this Section 5.12(g), no provision of this Agreement is a representation or warranty against noninfringement.

(h)                                 No third party that has licensed (including by means of covenant not to sue) or provided Intellectual Property to the Company has retained ownership of or license rights under any Intellectual Property in any modifications, improvements or derivative works made solely or jointly by the Company.

(i)                                     Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any Material Contracts to which the Company is a party, will cause:  (i) Buyer, any of its Affiliates or the Company  to grant to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, any of them, or (ii) Buyer, any of its Affiliates or the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of the business, or (iii) Buyer, any of its Affiliates or the Company to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(j)                                    To the Company’s knowledge, no Person has Infringed any Company Intellectual Property.

(k)                                 Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or contractors (the “Consultant Proprietary Information Agreement”) are attached to Schedule 5.12(k) of the Disclosure Schedule.  Each (i) current and former employee of the Company, (ii) current and former consultant or contractor of the Company and (iii) individual who has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company (each, a “Contributor”), has executed and delivered (and to the Company’s knowledge is in compliance with) the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement that does not deviate in any material respect from such standard forms.  Without limiting the foregoing, no Contributor has made or asserted any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion; and neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Buyer by operation of law or otherwise of any Material Contracts to which the Company is a party, will provide any Contributor with any such right, claim interest or option.  All Contributors that are or were, at the time of employment or engagement by the Company, residents of countries that recognize Moral Rights, or whose employment relationships are or were governed by applicable laws in countries that recognize Moral Rights, have executed written agreements with the Company that, to the fullest extent permitted under applicable law, waive for the benefit of the Company all Moral Rights relating to the business of the Company.

(l)                                     The Company has taken all commercially reasonable steps to protect the confidentiality of confidential information and trade secrets of the Company and any third party that has provided any confidential information or trade secrets to the Company.

(m)                             No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Intellectual Property.

(n)                                 Schedule 5.12(n) of the Disclosure Schedule lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Company Technology in any way, or from which any Company Product or Company Technology was derived, and identifies the Company Product in which each such Open Source Software was incorporated into, integrated with, combined with or linked to any such Company Product or Company Technology (such description shall include whether the Open Source Software was modified, distributed, conveyed or

licensed out by the Company ).   The Company has not used Open Source Software in any manner that would, with respect to any Company Product or any Company Intellectual Property, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, obligations for the Company with respect to Company Technology or grant, or purport to grant, to any third party, any rights or immunities under Company Technology.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(o)                                 Neither the Company nor any other Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Technology, except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.

(p)                                 Schedule 5.12(p) of the Disclosure Schedule identifies all categories of Personally Identifiable Information collected by the Company through Internet websites owned, maintained or operated by the Company (“Company Sites”), through any Company Products, or through any other means.  The Company has complied with all applicable laws, contractual and fiduciary obligations, and the Company’s privacy policies relating to (i) the privacy of users of Company Sites and (ii) the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by the Company in any manner or maintained by third parties having authorized access to such information.  The execution, delivery and performance of this Agreement comply with all applicable laws relating to privacy and with the Company’s privacy policies.  Copies of all current and prior privacy policies of the Company that apply to the Company Sites or the Company Products are set forth on Schedule 5.12(p) of the Disclosure Schedule.  Each such privacy policy and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable laws.

(q)                                 The Company has taken at all times at least commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all Personally Identifiable Information and ensure it against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the Company’s knowledge, there has been no unauthorized access to or loss, theft, or misuse of Personally Identifiable Information.

(r)                                    Schedule 5.12(r) of the Disclosure Schedule sets forth the Company’s current (as of the date hereof) list of known bugs maintained by its development or quality control groups with respect to the Company Products and Company Technology.  There have been, and are, no claims asserted against the Company or, to the Company’s knowledge, any of its customers or distributors related to the Company Products or Company Intellectual Property, nor have there been any threats thereof and (iii) the Company has not been or is not required to recall, or otherwise provide notices regarding the operation of, any Company Products.

(s)                                   Prior to general release of each Company Product (and Company Technology) the Company conducts industry standard testing to detect any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that would permit unauthorized access or the unauthorized disablement or erasure of such Company Product, Company Technology or data or other software of users (“Contaminants”).  The Company has taken commercially reasonable steps to prevent the introduction of Contaminants into Company Products or Company Technology.

(t)                                    The Company has taken commercially reasonable steps, including the steps and procedures specified in Schedule 5.12(t) of the Disclosure Schedule to protect the information technology systems used in connection with the operation of the Company.  There have been no material unauthorized intrusions or breaches of the security of such information technology systems.  The Company has the disaster recovery and security plans, procedures and facilities for the business specified in Schedule 5.12(t) of the Disclosure Schedule.

(u)                                 Schedule 5.12(u) of the Disclosure Schedule sets forth a true, correct and complete list of all Social Media Accounts that the Company utilizes, operates or maintains, including in connection with marketing or promoting any Company Products.  It also lists, for each such Social Media Account, any account name(s), user name(s), nickname(s), display name(s), handle(s), and other identifiers registered or used by or for the Company with respect to such Social Media Account (collectively, “Social Media Account Names”).  All use of the Social Media Accounts complies with and has complied with (a) all terms and conditions, terms of use, terms of service and other Material Contracts applicable to such Social Media Accounts and (b) applicable law.  Each current and former employee, contractor and consultant of the Company has entered into a Material Contract that provides that the Company, and not such employee, contractor or consultant, owns and controls the Social Media Accounts and Social Media Account Names (including all associated information and content and all relationships, interactions and communications with fans, followers, visitors, commenters, users and customers) and requires such employee, contractor or consultant to relinquish to the Company all Social Media Account Names, passwords, and other log-in information for the Social Media Accounts upon termination of employment or engagement or at any other time upon the Company’s request.

5.13                                                      Litigation.  Except as set forth on Schedule 5.13 of the Disclosure Schedule, there are no (and, during the three (3) years preceding the date hereof, there have not been any) actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Company’s knowledge, threatened in writing against the Company (or to Company’s knowledge, pending or threatened in writing against any of the officers, directors or employees of the Company with respect to their business activities on behalf of the Company), or pending or threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing.  As of the date hereof, the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and, to the Company’s knowledge, there is no reasonable basis for any of the foregoing.  The foregoing includes but is not limited to actions pending or threatened involving the prior or current employment or engagement of any of the current or former employees, contractors or consultants of the Company, their use in connection with the businesses of the Company of any information or techniques allegedly proprietary to any of their former employers or clients, including, but not limited to Zynga Inc. or its Affiliates, or their obligations under any agreements with prior employers or clients.  The Company is not subject to any judgment, order or decree of any court or other governmental agency, and the Company has not received any opinion or memorandum or written advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liabilities.  There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to Company’s knowledge, threatened against or affecting any Seller or the Company in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

5.14                                                      Compliance with Laws.  Except as set forth on Schedule 5.14 of the Disclosure Schedule:

(a)                                 To the Company’s knowledge, the Company has complied in all material respects and is in compliance in all material respects with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets.  As of the date hereof, no written notices have been received by and no material claims have been filed against the Company alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations, and, to the knowledge of the Company, the Company has not been subject to any material adverse inspection, finding, investigation, penalty assessment, audit or other compliance or enforcement action.

(b)                                 The Company holds and is in compliance, in all material respects, with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business and the ownership of its properties, and Schedule 5.14(b) of the Disclosure Schedule sets forth a list of all of such permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations.  No written notices have been received by the Company alleging the failure to hold any of the foregoing.  All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Company immediately after the Closing.

(c)                                  Neither the Company nor, to the Company’s knowledge, any of the directors, officers, or employees of the Company have directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or Affiliates in obtaining or retaining business for or with, or directing business to, any person.  Neither the Company nor, to the Company’s knowledge any of the directors, officers or employees of the Company have made, authorized, or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law.

(d)                                 There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (i) any person or entity; (ii) the United States Attorney General, any state attorney general or similar state or federal official or agency; (iii) any other governmental entity, foreign or domestic; or (iv) any regulatory or self-regulatory entity — alleging that the gaming offerings and/or activities of the Company are in violation of any Gaming Related Laws.

5.15                                                      Environmental and Safety Matters.  The Company has complied and is in compliance with all Environmental and Safety Requirements.

5.16                                                      Employees.

(a)                                 The Company has made available to Buyer a true and accurate copy of a table that sets forth the name, title, reporting manager, department, date of hire, name of employer, work location (state/city), exempt/non-exempt status (in terms of entitlement to overtime compensation), current annual salary (or hourly wages, as the case may be), type and on-target amount of any variable compensation or eligible bonus (including any accrued but unpaid amount), and accrued but unused vacation or other leave entitlements of each of the employees of the Company, and whether any employees are absent from active employment, including leave of absence or disability, the basis for such absence or leave, and the anticipated return to work date.

(b)                                 Except as set forth on Schedule 5.16(b) of the Disclosure Schedule, (a) neither the Company nor any Seller has knowledge that any executive or Key Employee of the Company or any group of employees of the Company have any plans to terminate employment with the Company; (b) the Company has complied with all laws, rules and regulations relating to the employment of labor or the termination thereof (including but not limited to those relating to wages, hours, classification of employees and independent contractors, classification of exempt and nonexempt employees, equal employment opportunity, fair labor standards, nondiscrimination, employee leaves, workers compensation, immigration and employment verification, collective bargaining and the payment of social security, unemployment insurance, and other Taxes), and the Company has no knowledge that it has any labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or grievances); (c) neither the Company nor, to the best of the Company’s knowledge, any of its employees or Contingent Workers are subject to any non-compete, non-disclosure, confidentiality, employment, consulting or similar agreements relating to, or in conflict with the present business activities of the Company, except for agreements between the Company and their present and former employees; (d) the Company has provided all employees and Contingent Workers (as defined below) with all wages, salaries, payments, compensation and benefits that are due to be paid to such employees and Contingent Workers, and has withheld, paid and reported all amounts required by law or by agreement to be withheld, paid and reported with respect to wages, salaries, payments, compensation and benefits to such employees and Contingent Workers (including but not limited to unemployment insurance, social security and other Tax payments).  Employee Schedule sets forth the bonuses paid (or to be paid) to the officers and employees of the Company in respect of the fiscal year ended December 31, 2015, and the maximum bonus which may be earned by such officers and employees in respect of the fiscal year ending December 31, 2016.

(c)                                  Schedule 5.16(c) of the Disclosure Schedules contains a complete and accurate list of all of the independent contractors, consultants, advisory board members, temporary employees, leased employees or other agents engaged or used in the conduct of the business of the Company and classified by the Company as other than employees or compensated other than through wages or salaries paid by the Company through its payroll department (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business or nature of service, fee or compensation arrangements, length of engagement, whether the engagement is under written notice of termination by either party, and other contractual terms with the Company.  To the extent that any Contingent Workers are engaged or used, the Company has properly classified and treated them in accordance with applicable laws and for purposes of all wage and hour laws and employee benefit plans and perquisites.

(d)                                 The Company has correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

5.17                                                      Employee Benefit Plans.

(a)                                 Schedule 5.17(a) of the Disclosure Schedule sets forth an accurate and complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, policy, agreement or arrangement (including any bonus, deferred compensation, retirement, severance, sick leave, retention, change in control, post-employment welfare, stock purchase, stock option or equity incentive, employee health or other welfare benefit plan, program, policy, agreement or other arrangement), at any time maintained, sponsored, or contributed to by the Company, or with respect to which the Company has any liability or potential liability.  Each such item listed (or which should be listed, if such schedule were accurate and complete) on the Schedule 5.17(a) of the Disclosure Schedule is referred to herein as a “Plan.”

(b)                                 The Company has no obligation to contribute to, or any other liability, including current or potential withdrawal liability, with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

(c)                                  The Company has no obligation under any Plan or otherwise to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(d)                                 For purposes of this Schedule 5.17(a) of the Disclosure Schedule, the term “Company” includes all entities that are or were, at a relevant time, treated as a single employer with the Company pursuant to Section 414 of the Code.

(e)                                  With respect to the Plans, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet.  None of the Plans has any unfunded liabilities which are not reflected on the Latest Balance Sheet.

(f)                                   The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their terms and with the applicable provisions of ERISA, the Code and other applicable laws.  None the Company nor, to the Company’s knowledge, any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans which would subject the Company or any trustee or administrator of the Plans, or any party dealing with any such Plan, nor do the transactions contemplated by this Agreement constitute transactions which would subject any such party, to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  No actions, suits or claims with respect to the assets of the Plans (other than routine claims for benefits) are pending or, to Company’s knowledge, threatened which could result in or subject the Company to any liability and there are no circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.  No liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA has been or could be incurred by the Company.

(g)                                  Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification or advisory letter issued to the sponsor of an IRS-approved M&P or volume submitter plan document, and, to the Company’s knowledge, there are no circumstances which would adversely affect the qualified status of any such Plan.

(h)                                 The Company has provided Buyer with true and complete copies of all documents pursuant to which the Plans are maintained, funded and administered, and the most recent annual reports (Form 5500 and attachments) for the Plans.

(i)                                     Other than with respect to the Shares and Company Options as set forth on the Securityholders Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Plan, except as required by applicable law.

5.18                                                      Insurance.  Schedule 5.18 of the Disclosure Schedule contains a true and complete list of all insurance policies to which the Company is a party or which provide coverage to or for the benefit of or with respect to the Company or any director or employee of the Company in his or her capacity as such (the “Insurance Policies”), indicating in each case the type of coverage, name of the insured, the insurer, the premium, the expiration date of each policy and the amount of coverage.  The Company has delivered to Buyer true and complete copies of all such Insurance Policies.  Schedule 5.18 of the Disclosure Schedule also describes any self-insurance or co-insurance arrangements by or affecting the Company, including any reserves established thereunder.  Each Insurance Policy is in full force and effect and shall remain in full force and effect in accordance with its terms following the Closing.  The Company is not in default with respect to its obligations under any insurance policy maintained by it.  To the Company’s knowledge, the insurance coverage of the Company is of a kind and type customarily carried by corporations of similar size engaged in similar lines of business.  The Company is current in all premiums or other payments due under the Insurance Policies and has otherwise complied with all of its obligations under each Insurance Policy.  The Company has given timely notice to the insurer of all claims that may be insured thereby.  To the knowledge of the Company, no Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company.

5.19                                                      Tax Matters.

(a)                                 The Company has timely filed all income and other material Tax Returns required to be filed by it (after giving effect to any valid extensions of time in which to make such filings), each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects.  All Taxes due and payable by the Company, whether or not shown on any Tax Return, have been timely paid in full.  The Company has withheld and paid over to the appropriate taxing authority all Taxes required to have been withheld from amounts paid or owing to any employee, stockholder, creditor or other third party.  All Taxes accrued but not yet due as of the date hereof are accrued on the Latest Balance Sheet.  To the Company’s knowledge, the charges, accruals and reserves for Taxes with respect to the Company for any Tax period (or portion thereof) ending on or before the Closing Date (excluding any provision for deferred income Taxes) to be reflected on the Closing Statement will be adequate to cover such Taxes.

(b)                                 Except as set forth on Schedule 5.19(b) of the Disclosure Schedule:

(i)                                     the Company has not requested or been granted an extension of the time for filing any Tax Return which has not yet been filed (other than automatic extensions obtained in the ordinary course of business);

(ii)                                  the Company has not waived any statute of limitations with respect to Taxes or consented to extend the time in which any Tax may be assessed or collected by any taxing authority;

(iii)                               no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company;

(iv)                              there is no action, suit, examination, proceeding or audit now in progress, or to the Company’s knowledge, pending or threatened in writing against or with respect to the Company relating to Taxes;

(v)                                 no claim has ever been made in writing by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction;

(vi)                              the Company is not, and has not been, a party to any “reportable transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b);

(vii)                           the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting or use of an improper accounting method for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (C) election by the Company under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date or (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(viii)                        the Company is not a party to or bound by, or has any obligation under, any Tax allocation, Tax sharing, or Tax indemnity agreement, other than customary commercial contracts that were entered into with third parties in the ordinary course of business and are not primarily related to Taxes;

(ix)                              the Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(x)                                 the Company (A) has not been a member of an Affiliated Group, and (B) has no liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract (other than customary commercial contracts that were entered into with third parties in the ordinary course of business and are not primarily related to Taxes), or otherwise;

(xi)                              the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, federal or foreign laws) or by which the Company (or any Affiliate) is bound to compensate any Person for excise taxes paid pursuant to Section 4999 of the Code or any similar Applicable Law; and

(xii)                           there are no Liens for Taxes upon any of the assets or properties of the Company, other than with respect to Permitted Liens.

(c)                                  Schedule 5.19(c) of the Disclosure Schedule lists all the jurisdictions with respect to which the Company is required to file any corporate, income or franchise Tax Returns.

(d)                                 The Company is not a partner or a member of any partnership, limited liability company or joint venture, or any other entity classified as a partnership for U.S. federal income tax purposes.

(e)                                  Each agreement, contract, plan, or other arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code to which the Company is a party (each, a “409A Plan”) complies with and has been maintained in accordance with the requirements of Section 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or Internal Revenue Service guidance issued thereunder and no amount under any such 409A Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.  The Company has no obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or Section 4999 of the Code.

(f)                                   The Company has not used the cash receipts and disbursements method of accounting for income Tax purposes.

(g)                                  The Company has properly collected and remitted sales and use Taxes, goods and services Taxes, value added Taxes and similar Taxes with respect to sales made, or transfers of goods or services, to their customers, or has properly received and retained any appropriate Tax exemption certificates and other documentation for all sales or transfers made without charging or remitting sales and use Taxes, goods and services Taxes, value added Taxes or similar Taxes that qualify such sales as exempt from such Taxes.

(h)                                 The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)                                     The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or other fixed place of business in a country outside the United States.

5.20                                                      Brokerage and Transaction Bonuses.  Except as set forth on Schedule 5.20 of the Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Seller or the Company.  Except as set forth on Schedule 5.20 of the Disclosure Schedule, there are no special bonuses, severance or other similar compensation (discretionary or otherwise) payable to any employee of the Company in connection with or arising out of the transactions contemplated hereby.

5.21                                                      Bank Accounts; Names and Locations.  Schedule 5.21 of the Disclosure Schedule lists all of the bank accounts of each of the Company (designating each authorized signatory and the level of each signatory’s authorization).  Except as set forth on the Schedule 5.21 of the Disclosure Schedule, during the three (3) year period prior to the execution and delivery of this Agreement, neither the Company nor its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.  All of the tangible assets and properties of the Company are located at the locations set forth on the Schedule 5.21 of the Disclosure Schedule.

5.22                                                      Affiliate Transactions.  Except as set forth on Schedule 5.22 of the Disclosure Schedule, none of any Seller or any officer, director, stockholder, employee, or Affiliate of any Seller or the Company or, to the Company’s knowledge, any individual related by blood, marriage or adoption to any such individual (collectively, “Insiders”, and each individually, and “Insider”) or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of the customers or suppliers of the Company or has any interest in any assets or property used by the Company (including any Intellectual Property Rights).

Schedule 5.22 of the Disclosure Schedule contains a description of all intercompany services provided to or on behalf of the Company by any Seller or his, her or its Affiliates (other than the Company) and the costs associated therewith.  Except as set forth and described on Schedule 5.22 of the Disclosure Schedule, none of the assets, tangible or intangible, or properties that are used by the Company are owned by any Seller or his, her or its Affiliates (other than the Company).  Except for employment relationships and compensation, benefits and travel advances (including in connection with the exercise of options or the grant of unvested but issued Company Capital Stock) and in the ordinary course of business, the Company is not a party to any agreement or arrangement with, or involving the making of any payment of transfer of assets to, any Insider.

5.23                                                      Export Controls and Economic Sanctions.  The Company has at all times been in compliance with all applicable trade laws, including import and export control laws, trade embargoes, and anti-boycott laws.

5.24                        Disclosure.  Neither this ARTICLE V nor any of the Exhibits or Schedules attached hereto contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact which any Seller or the Company have not disclosed to Buyer in writing and of which any of the stockholders, officers, directors or executive employees of the Company is aware which has had or would reasonably be expected to have a Material Adverse Effect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

As an inducement to the Sellers and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants to the Sellers and the Company as of the date hereof and as of the Closing that:

6.1                                                             Organization and Power.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.

6.2                                                             Authorization.  The execution, delivery and performance by Buyer of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by Buyer, and no other corporate act or proceeding on the part of Buyer, its board of directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms and each of the other agreements and instruments contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer enforceable with its respective terms.

6.3                                                             Non-Contravention.  Buyer is not subject to or obligated under its limited liability company operating agreement, or any applicable law, rule or regulation of any governmental authority, or any agreement, instrument, license or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

6.4                                                             Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

6.5                                                             Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to Buyer’s knowledge, overtly threatened against or affecting Buyer, at law or in equity, or before or by any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.6                                                             Financial Capability.  Buyer (i) has, and at the Closing will have, sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Aggregate Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, (ii) has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, and (iii) has not incurred any obligation, commitment, restriction or Liability of any kind, which would impair or adversely affect such resources and capabilities.

ARTICLE VII

TERMINATION

7.1                                                             Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)                                 by the mutual written consent of Buyer, on the one hand, and the Company (on behalf of the Sellers), on the other hand;

(b)                                 by Buyer, if there has been a violation or breach by the Company or any Seller Indemnifying Party of any covenant, representation or warranty of the Company or any Seller Indemnifying Party contained in this Agreement which would prevent the satisfaction of any condition to the obligation of Buyer at the Closing, and such violation or breach has not been waived by Buyer, or, in the case of a covenant breach, cured by the Company or the relevant Seller(s) to the reasonable satisfaction of Buyer within twenty (20) days after written notice thereof from Buyer to the Company;

(c)                                  by the Company (on behalf of the Sellers), if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of the Company and the Sellers at the Closing, and such violation or breach has not been waived by the Company (on behalf of the Sellers), or, in the case of a covenant breach, cured by Buyer to the reasonable satisfaction of the Company (on behalf of the Sellers) within twenty (20) days after written notice thereof by the Company;

(d)                                 by either Buyer or the Company if the transactions contemplated hereby have not been consummated by the date which is 90 days following the date of this Agreement; or

(e)                                  by Buyer if any governmental entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, final and non-appealable injunction, order or other restraint which has the effect of making the transactions contemplated hereby illegal or otherwise impermissible.

provided that the party electing termination pursuant to clause (b), (c) or (d) of this Section 7.1 is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and in the case of the Company’s election to terminate, neither the Company nor any Seller Indemnifying Party shall be in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement.  In the event of termination pursuant to this Section 7.1, written notice thereof (describing in reasonable detail the basis therefor) shall forthwith be delivered to the other parties.

7.2                                                             Effect of Termination.  In the event of termination of this Agreement as provided above, this Agreement shall immediately terminate and have no further force and effect, except that (a) the covenants and agreements set forth in this Section 7.2 and Section 8.9 (Expenses), Section 8.9 (Equitable Remedies) and 8.12 (Confidentiality) and ARTICLE IX (Miscellaneous) shall survive such termination indefinitely and (b) nothing in Section 7.1 (Termination) or this Section 7.2 shall be deemed to release any party from any liability for any willful breach by such party of the terms and provisions of this Agreement prior to termination or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement to the extent applicable to the surviving provisions.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1                                                             Survival of Representations, Warranties and Covenants.  The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto shall survive the Closing as follows:

(a)                                 the representations and warranties of the Company in Section 5.2 (Capital Stock and Related Matters; Title to Shares), Section 5.3(a) (Authorization), Section 5.19 (Tax Matters) (collectively, the “Fundamental Representations”) and the representations and warranties of Buyer in Section 6.2 (Authorization) and Section 6.6 (Financial Capability) shall terminate on the date that is forty-eight (48) months following the Closing Date (the “Fundamental Rep Survival Date”); and

(b)                                 all representations and warranties other than the Fundamental Representations in this Agreement shall terminate on the date that is eighteen months (18) months following the Closing Date (the “Survival Date”).

provided that any representation, warranty or matter in respect of which indemnity may be sought under Section 8.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Losses in respect thereof may actually be incurred).  The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 8.1, but only as to the matters set forth in such notice and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, stockholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.  The indemnification obligations of the parties hereto with respect to the performance of any covenant or agreement herein shall survive the Closing in accordance with the respective terms of such covenant.  The indemnification obligations under Section 8.2(a)(iv) shall survive the Closing until the expiration of the applicable statute of limitations plus sixty (60) days.

8.2                                                             Indemnification.

(a)                                 Indemnification.  Each Seller and Former In-the-Money Option Holder (each, a “Seller Indemnifying Party”, and collectively, the “Seller Indemnifying Parties”) (severally and not jointly) agrees to and shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless against and pay on behalf of or reimburse such Buyer Indemnified Parties as and when incurred for any Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)                                     any breach by any Seller, the Sellers’ Representative or the Company of any representation or warranty made by any Seller, the Sellers’ Representative or the Company in this Agreement or any of the Schedules or Exhibits attached hereto, or in any of the certificates furnished by any Seller, the Sellers’ Representative (on behalf of the Sellers) or the Company pursuant to this Agreement (which (A) breach and (B) any Losses relating thereto shall each be determined for purposes of this Section 8.2 without regard to any qualification based on materiality or Material Adverse Effect contained in such representations and warranties, provided that any applicable matter or related series of applicable matters to which the foregoing ‘materiality scrape’ applies shall constitute a breach and be indemnifiable under this Section 8.2(a)(i), if and only if the aggregate Losses relating to any applicable matter or related series of applicable matters equals or exceeds $15,000);

(ii)                                  any breach of any covenant or agreement by any Seller Indemnifying Party or the Sellers’ Representative under this Agreement or any of the Schedules and Exhibits attached hereto, or in any of the certificates furnished by any Seller Indemnifying Party or the Sellers’ Representative (on behalf of the Seller Indemnifying Parties) pursuant to this Agreement;

(iii)                               any breach of any covenant or agreement by the Company prior to the Closing under this Agreement or any of the Schedules and Exhibits attached hereto, or in any of the certificates furnished by the Company pursuant to this Agreement;

(iv)                              any Indemnified Taxes to the extent the amount of such item of Indemnified Taxes exceeds the amount, if any, accrued for such item of Indemnified Taxes as part of the Closing Indebtedness (as finally determined under Section 2.4);

(v)                                 all Transaction Expenses to the extent not appearing on the Transaction Expenses Schedule; or

(vi)                              any payment or consideration arising under any consents, notices, waivers, terminations, modifications or approvals of any party under any agreement as are required in connection with the transactions contemplated hereby or for any such agreement to remain in full force or effect following the Closing;

(vii)                           any inaccuracy or omission in the Securityholders Schedule;

(viii)                        any claim by any former Option Holder that they are entitled to any additional compensation or payment of any kind in respect of their Company Option, other than as provided in this Agreement; or

(ix)                              any of the matters set forth on the Specific Indemnity Schedule attached hereto.

(b)                                 [Reserved].

(c)                                  Limitations.

(i)                                     Liability Cap.  Notwithstanding the foregoing, the Seller Indemnifying Parties’ aggregate liability under clause Section 8.2(a)(i) above (other than for Exempted Losses and the Specific Indemnity Losses, which shall not exceed the Definitive Initial Purchase Price, inclusive of the Escrow Amount) shall in no event exceed the Escrow Amount (the “Cap”) with it being understood, however, that nothing in this Agreement (including this Section 8.2(c)) shall limit or restrict any of the Buyer Indemnified Parties’ right to maintain or recover any amounts directly from the Seller Indemnifying Parties in accordance with each Seller Indemnifying Parties’ Indemnity Pro Rata Percentage in connection with any criminal activity of any Seller Indemnifying Party or the Company or action, inaction or claim based upon fraud, intentional misrepresentation, intentional breach or willful misconduct by any Seller Indemnifying Party or the Company (collectively, “Fraud”).

(ii)                                  Tipping Basket.  Notwithstanding any provision of this Agreement to the contrary, a Buyer Indemnified Party may not recover any Losses under Section 8.2(a)(i) unless and until such Losses under Section 8.2(a)(i) exceed $150,000 in the aggregate (the “Basket Amount”), in which case Buyer shall be entitled to recover the aggregate amount of all Losses from the first dollar.   Notwithstanding the foregoing, Buyer shall be entitled to recover for, and the Basket Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses resulting from or arising out of (i) any breach or alleged breach of a Fundamental Representation, (ii) Section 8.2(a)(ii)-(viii) (collectively, the “Exempted Losses”), (iii) Section 8.2(a)(ix) (the “Specific Indemnity Losses”) and (iv) Fraud (the “Fraud Losses”).

(iii)                               Applicability of Limitations.  Notwithstanding anything to the contrary in this Agreement, the parties hereto agree and acknowledge that any Buyer Indemnified Party may bring a claim for indemnification for any Loss under this Section 8.2 notwithstanding the fact that such Buyer Indemnified Party had knowledge of the alleged breach or breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification under this Section 8.2 based on such representations, warranties, covenants and obligations.

(iv)                              [Reserved].

(v)                                 No Duplication of Recovery.  Notwithstanding anything contained in this Agreement to the contrary, (i) to the extent that any Losses resulting from any breach of any representation, warranty, covenant or agreement of the Company under this Agreement is taken into account (x) as a current liability, reserved or accrued, or otherwise accounted for, in determining Closing Net Working Capital, (y) in the calculation of the Closing Indebtedness or Estimated Closing Transaction Expenses, or (z) otherwise in the calculation of the Aggregate Purchase Price, in each case, only with respect to the Losses taken into account with respect to clauses (x) through (z) and, for the avoidance of doubt, not Losses which exceed the Losses taken into account with respect to clauses (x) through (z),  (A) no Buyer Indemnified Party may recover such Losses through a claim pursuant to ARTICLE VIII or otherwise and (B) such Losses will not be included in the determination of whether all Losses, in the aggregate, exceed the Basket Amount or the Cap; and (ii) no Buyer Indemnified Party may recover duplicative damages in respect of a single set of facts or circumstances under more than one representation or warranty in this Agreement regardless of whether such facts or circumstances would give rise to a breach of more than one representation or warranty in this Agreement.

(vi)                              Calculation of Losses.  Any claim for Losses will be calculated:  (i) without regard to reductions or diminutions in value, lost opportunities or other speculative damages, and (ii) without regard to any punitive, exemplary, special, incidental, or consequential damages, provided; however that (x) Buyer Indemnified Parties shall be entitled to recover punitive damages to the extent punitive damages are actually awarded to a third party by a Governmental Authority, (y) Buyer Indemnified Parties shall be entitled to recover exemplary, special, incidental, or consequential damages to the extent such damages are actually paid to a third party in connection with a third party claim, and (z) Buyer Indemnified Parties shall be entitled to recover any special or consequential damages that are reasonably foreseeable under an objective standard.  Costs and expenses incurred by a Buyer Indemnified Party in investigating, defending or resolving any third party claim shall constitute Losses if and solely if other Losses arising from such third party claim are indemnifiable hereunder.

(vii)                           Insurance. The amount of any Losses payable under this ARTICLE VIII will be net of amounts actually received by the Buyer Indemnified Parties under applicable insurance policies issued by insurance companies with respect to such Losses (determined after giving effect to any deductible associated therewith, any increase in premiums (including retro premium obligations) resulting therefrom and net of Taxes or other liabilities incurred by such Indemnified Person and/or any of its Affiliates as a result of such claim and out-of-pocket costs of collecting such insurance proceeds) or third party indemnification or contribution payments.

(viii)                        Sole and Exclusive Remedy. Except in the case of Fraud Losses, the right of the parties to be indemnified pursuant to this ARTICLE VIII will be the sole and exclusive remedy with respect to all post-Closing monetary Losses under this Agreement and with respect to a particular Seller Indemnifying Party, under this Agreement or any other Transaction Document to which such Seller Indemnifying Party is a party.  Notwithstanding the foregoing, nothing in this ARTICLE VIII will limit any party’s right to seek and obtain specific performance or injunctive relief to which any party may be entitled or to seek any remedy on account of any party’s Fraud.

(ix)                              Independent Investigation; Non-Reliance.  Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company, which investigation was conducted by Buyer and its Affiliates and representatives.   In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Company or its representatives (except for the representations and warranties contained in ARTICLE V).  Except for the representations and warranties contained in ARTICLE V, Buyer acknowledges and agree that none of the Company or their respective Affiliates or representatives nor any other Person makes any other express, implied or statutory representation or warranty with respect to the Company, the transactions contemplated by this Agreement or otherwise, including any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement or with respect to any projections, estimates and budgets for Company.  None of the provisions of this Section 8.2(c)(ix) shall be construed as to limit a Buyer Indemnified Party’s ability to establish Fraud or recover Fraud Losses.

(d)                                 Satisfaction of Claims.

(i)                                     General Claims.  All claims other than Exempted Losses, Specific Indemnity Losses and Fraud (the “General Claims”) brought by a Buyer Indemnified Party for Losses shall be satisfied as follows:  (A) first, from the Escrow Fund (by reducing the amount of such Escrow

Amount therein) and (B) second, by offsetting such amounts against the Earnout Payments (resulting in a reduction of such Earnout Payments), if any, as such Earnout Payments become due and payable pursuant to Section 2.5; provided, however, the aggregate liability of the Seller Indemnifying Parties relating to the General Claims in the aggregate shall not exceed the Escrow Amount.

(ii)                                  Exempted Claims.  Claims by a Buyer Indemnified Party for Exempted Losses and Specific Indemnity Losses (the “Exempted Claims”), shall be satisfied:  (A) first, from the Escrow Fund (by reducing the amount of the Escrow Amount therein), (B) second, by offsetting such amounts due and owing against a Working Capital Payment, if any (C) third, by offsetting such amounts against the Earnout Payments, if any, as such Earnout Payments become due and payable pursuant to Section 2.5, and (D) finally, if the Escrow Amount, Working Capital Payment, the Earnout Payments then due and owing, if any, are insufficient, by the Seller Indemnifying Parties directly (severally and not jointly) based on their respective Indemnity Pro Rata Percentage; provided, however, the Exempted Claims in the aggregate shall not exceed the Definitive Initial Purchase Price (inclusive of the Escrow Amount).  Notwithstanding anything to the contrary in this Section 8.2(d)(ii), the Exempted Claims shall be satisfied only after, in each case, satisfying all the General Claims first.

(iii)                               Fraud Claims.  Claims by a Buyer Indemnified Party for Fraud committed by any Seller or the Company (prior to Closing) under this Agreement (“Fraud Claims”), shall be satisfied:  (A) first, from the Escrow Amount (by reducing the amount of such Escrow Amount), (B) second, by offsetting such amounts against the Earnout Payments (resulting in a reduction of such Earnout Payments), if any, as such Earnout Payments become due and payable pursuant to Section 2.5, and (C) and finally, if the Escrow Amount and the Earnout Payments then due and owing, if any, are insufficient to satisfy the Fraud Claims in full, by the Seller Indemnifying Parties directly (severally and not jointly) based on their respective Indemnity Pro Rata Percentage; provided, however, the Fraud Claims shall be satisfied only after, in each case, satisfying all the General Claims first and the Exempted Claims second pursuant to this Section 8.2(d).

(e)                                  Claims for Indemnification.

(i)                                     Officer’s Claim Certificate.  If at any time prior to the Survival Date, the Fundamental Rep Survival Date, or the Specific Indemnity Survival Date, as applicable, a Buyer Indemnified Party determines that it has a claim for indemnification pursuant to this Section 8.2, such Buyer Indemnified Party may deliver to the Sellers’ Representative a certificate signed by any officer of such Buyer Indemnified Party (any certificate delivered in accordance with the provisions of this Section 8.2(e), an “Officer’s Claim Certificate”) which includes the following:

(A)                               a statement that a Buyer Indemnified Party has a claim for indemnification pursuant to this Section 8.2;

(B)                               to the extent possible, a good faith non-binding, preliminary estimate of the amount of all indemnifiable Losses to which such Buyer Indemnified Party claims to be entitled to receive under this Section 8.2, which shall be the amount of Losses such Buyer Indemnified Party has so incurred or suffered or could reasonably be expected to incur or suffer in the future; and

(C)                               the material facts in reasonable detail (based upon the information then possessed by such Buyer Indemnified Party) known to such Buyer Indemnified Party giving rise to such claim.

(ii)                                  No delay or failure in providing such Officer’s Claim Certificate prior to the Survival Date, Fundamental Rep Survival Date or Specific Indemnity Survival Date, as applicable, shall affect a Buyer Indemnified Party’s rights hereunder, unless the Sellers’ Representative demonstrates actual material damage caused by such delay or failure to the Seller Indemnifying Parties, and then only to the extent thereof.

(iii)                               Claim Dispute.

(A)                               If the Sellers’ Representative in good faith objects to any claim made by a Buyer Indemnified Party in any Officer’s Claim Certificate, then the Sellers’ Representative shall deliver a written notice (a “Claim Dispute Notice”) to such Buyer Indemnified Party during the 30-day period commencing upon receipt by the Sellers’ Representative of the Officer’s Claim Certificate.  The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by such Buyer Indemnified Party in the Officer’s Claim Certificate.  If the Sellers’ Representative does not deliver a Claim Dispute Notice to Buyer prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Buyer’s favor for purposes of this Section 8.2 on the terms set forth in the Officer’s Claim Certificate, (ii) the amount of such Loss shall promptly be paid pursuant to Section 8.2(d).

(B)                               If the Sellers’ Representative delivers a Claim Dispute Notice, then Buyer and the Sellers’ Representative shall attempt in good faith to resolve any such objections raised by the Sellers’ Representative in such Claim Dispute Notice.  If Buyer and the Sellers’ Representative agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Buyer and the Sellers’ Representative shall be prepared and signed by both parties and the amount of such Loss shall promptly be paid pursuant to Section 8.2(d).

(C)                               If no such resolution can be reached during the 45-day period following Buyer’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Buyer or the Sellers’ Representative may bring suit to resolve the objection in accordance with Section 9.10.  The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be non-appealable, binding and conclusive upon Buyer, the Sellers’ Representative and the Seller Indemnifying Parties.  A judgment upon any award rendered by the trial court may be entered in any court having jurisdiction pursuant to Section 9.10.

(f)                                   Third Party Claims.

(i)                                     In the event of the assertion of any claim or the commencement by any Person of any action, suit, proceeding, claim, arbitration or investigation pending by or before any governmental entity (whether against the Company, against Buyer or against any other Person) with respect to which any of the Seller Indemnifying Parties may become obligated to hold harmless, indemnify, compensate or reimburse any Buyer Indemnified Party pursuant to Section 8.2 (each, a “Claim”), Buyer shall have the right, at its election, to proceed with the defense of such Claim on its own, including the right to assert counterclaims, and all reasonable costs associated therewith shall constitute indemnifiable Losses under Section 8.2 (to the extent the Buyer Indemnified Party is entitled to indemnification for such Claim under this Section 8.2 as ultimately determined by agreement of the Sellers’ Representative and such Buyer Indemnified Party or by a court of competent jurisdiction in accordance with Section 9.10).  If Buyer so proceeds with the defense of any such Claim:

(A)                               The Sellers’ Representative and the Seller Indemnifying Parties shall make available to Buyer any documents and materials in their possession or control that may be necessary to the defense of such Claim;

(B)                               Buyer shall keep the Sellers’ Representative informed of all material events and developments, including promptly providing copies of any non-material, privileged correspondence and court filings, with respect to such Claim; and

Buyer shall have the right to settle, adjust or compromise such action, suit, proceeding, claim, arbitration or investigation without the consent of the Sellers’ Representative; provided, however, that except with the consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood and agreed that the Sellers’ Representative may only withhold such consent if the Sellers’ Representative believes in good faith that there is not any underlying basis for indemnification with respect to such settlement, adjustment or compromise), no settlement, adjustment or compromise of any such Claim with third party claimants shall be determinative or indicative of the right to indemnification for or the amount of Losses relating to such matter; provided further, however, the consent (which may be via e-mail) of the Sellers’ Representative with respect to any settlement, adjustment or compromise of any such Claim shall be deemed to have been given unless the Sellers’ Representative shall have objected in writing within fifteen (15) Business Days after a written request for such consent by a Buyer Indemnified Party.  Notwithstanding anything to the contrary in the preceding sentence, in the event that Buyer shall settle, adjust or compromise any Claim that, if adversely determined, would have given rise to a right of recovery for Losses and the Sellers’ Representative shall have unreasonably withheld, delayed or contested consent to such settlement, adjustment or compromise, subject to the terms of this 8.2(f), the Buyer Indemnified Parties shall be entitled to recover all Losses (including amounts in defense and settlement of such Claim) with respect to such Claim.

(ii)          In the event that Buyer or another Buyer Indemnified Party becomes aware of a Claim that Buyer believes may result in a claim for indemnification pursuant to this Section 8.2 by or on behalf of a Buyer Indemnified Party, Buyer will promptly notify the Sellers’ Representative of such Claim.  Notwithstanding the foregoing, no delay in providing such notice prior to the applicable Survival Date will affect a Buyer Indemnified Party’s rights hereunder, unless (and then only to the extent that) the Seller Indemnifying Parties are materially prejudiced thereby.  Such notice must contain a reasonably detailed description of the basis of the claim and the nature and amount, if then reasonably ascertainable, of such Losses that may be indemnifiable.

(g)                                  Purchase Price Adjustment.  Buyer and the Seller Indemnifying Parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.

8.3                                                             Release of Escrow Amount.  Promptly (but no later than ten (10) Business Days) following the eighteen (18) month anniversary of the Closing Date (the “Escrow Termination Date”), Buyer and Sellers’ Representative, by joint written instruction, shall cause the Escrow Agent to wire to the Seller Indemnifying Parties each Seller Indemnifying Party’s Indemnity Pro Rata Percentage of the positive amount, if any, equal to the Escrow Amount, as reduced pursuant to the provisions herein, including Section 8.2, less an amount equal to a reserve for any claims for which Buyer has delivered an Officer’s Claim Certificate that remain outstanding (provided, that if no amount was specified in such Officer’s Claim Certificate, Buyer shall reasonably estimate the amount of any such claim).  After the Escrow Termination Date and upon the resolution of each outstanding claim, Buyer and the Sellers’ Representative, by joint written instruction, shall cause the Escrow Agent to wire the Seller Indemnifying Parties each Seller Indemnifying Party’s Indemnity Pro Rata Percentage of the amount reserved for such resolved claim, as adjusted pursuant to the provisions herein, including Section 8.2, less an amount equal to all amounts previously distributed to the Seller Indemnifying Parties pursuant to this Section 8.3 of the remaining Escrow Amount, if any.  Notwithstanding the foregoing, the portion of the Escrow Amount to be paid to the Former In-the-Money Option Holders in respect of their In-the-Money Vested Options who are or were employees of the Company shall be distributed to the Company (or any Affiliate thereof or successor thereto) for payment in accordance with Section 2.3(b)(ii).

8.4                                                             No Contribution.  The Seller Indemnifying Parties shall not have, or be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which any of them may become subject under or in connection with this Agreement.

8.5                                                             Sellers’ Representative.

(a)                                 Each Seller Indemnifying Party hereby appoints Shareholder Representative Services LLC as his, her or its agent, attorney-in-fact and as the Sellers’ Representative for and on behalf of the Seller Indemnifying Parties to give and receive notices and communications, to authorize the reduction of the Escrow Fund in satisfaction of claims by any Buyer Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and bring suit and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and bring suit and comply with orders of courts with respect to, any other claim by any Buyer Indemnified Party against the Company or the Seller Indemnifying Parties or any dispute between any Buyer Indemnified Party and any such Seller Indemnifying Party, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement, including under Section 2.5.  Such agency may be changed by the Seller Indemnifying Parties from time to time upon not less than thirty (30) days prior written notice to Buyer; provided, however, that the Sellers’ Representative may not be removed unless holders of a two-thirds interest of the Escrow Amount agree to such removal and to the identity of the substituted agent.  The Sellers’ Representative may resign at any time upon not less than thirty (30) days prior written notice in the event of circumstances rendering it impracticable for it to continue to effectively serve.  A vacancy in the position of Sellers’ Representative may be filled by the holders of a majority in interest of the Escrow Amount.  No bond shall be required of the Sellers’ Representative.  After the Closing, notices or communications to or from the Sellers’ Representative shall constitute notice to or from the Seller Indemnifying Parties.

(b)                                 The Sellers’ Representative shall not be liable to any Seller Indemnifying Party for any act done or omitted hereunder as Sellers’ Representative while acting in good faith and without gross negligence or willful misconduct (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith).  The Seller Indemnifying Parties shall, severally (in accordance with their Indemnity Pro Rata Percentage) and not jointly, indemnify the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, liability, damage, claim, penalty, fine, forfeiture, action, fee, cost or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (“Sellers’ Representative Expenses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Sellers’ Representative Expense is suffered or incurred; provided, that in the event that any such Sellers’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence, bad faith or willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Seller Indemnifying Parties the amount of such indemnified Sellers’ Representative Expense to the extent attributable to such gross negligence, bad faith or willful misconduct..  If not paid directly to the Sellers’ Representative by the Seller Indemnifying Parties, such Sellers’ Representative Expenses may be recovered by the Sellers’ Representative first, from the Expense Fund, second, from the Escrow Amount at such time as such remaining amounts are otherwise distributable to the Seller Indemnifying Parties (and not distributed or distributable to a Buyer Indemnified Parties or subject to a pending indemnification claim of a Buyer Indemnified Party) pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Seller Indemnifying Parties according to their respective Indemnity Pro Rata Percentage; provided, that while this section allows the Sellers’ Representative to be paid from the aforementioned sources, this does not relieve the Seller Indemnifying Parties from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Seller Indemnifying Parties or otherwise. The Seller Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.   A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of the Seller Indemnifying Parties and shall be final, binding and conclusive upon the Seller Indemnifying Parties; and Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Seller Indemnifying Parties.  Buyer is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

(c)                                  At the Closing, Buyer shall, or shall cause the Paying Agent to, wire to the Sellers’ Representative $200,000 (the “Expense Fund Amount”).  The Expense Fund Amount shall be held by the Sellers’ Representative as agent and for the benefit of the Seller Indemnifying Parties in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Sellers’ Representative for any Sellers’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Sellers’ Representative  letter agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”).  The Seller Indemnifying Parties will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings.  The Sellers’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Sellers’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations hereunder.  As soon as reasonably determined by the Sellers’ Representative that the Expense Fund is no longer required to be withheld, the Sellers’ Representative shall cause the remaining Expense Fund (if any) to be distributed to the to the Paying Agent for further distribution to the Seller Indemnifying Parties in accordance with their respective Indemnity Pro Rata Percentage.

(d)                                 The Sellers’ Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, however, that neither Buyer nor the Company shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege.

(e)                                  Certain Seller Indemnifying Parties (the “Advisory Group”) have concurrently herewith entered into a letter agreement with Sellers’ Representative regarding direction to be provided by the Advisory Group to Sellers’ Representative.  The Advisory Group shall incur no liability to the Seller Indemnifying Parties for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members.  This indemnification and exculpation shall survive the termination of this Agreement.

8.6                                                             Mutual Assistance.  Buyer, the Company, the Sellers’ Representative and the Seller Indemnifying Parties agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any federal, state, local or foreign governmental authority required to be submitted jointly by such Persons in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8.7                                                             Public Disclosure.  No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the written consent of Buyer (provided, that Buyer, can determine the timing and content of any such statement or communication made on or after the date hereof), except that this restriction shall be subject to Buyer and its Affiliates’ obligation to comply with (i) applicable securities laws and the rules of the NASDAQ Stock Market and (ii) disclosures required and/or requested in dispute resolution proceedings.  Notwithstanding the foregoing, following Closing, the Sellers’ Representative shall be permitted to: (i) after the public announcement of the transactions contemplated by this Agreement, disclose that it has been engaged to serve as the Sellers’ Representative as long as such disclosure does not disclose any of the other terms of the transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors or consultants of the Sellers’ Representative and to the Seller Indemnifying Parties, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

8.8                                                             Expenses.  Except as otherwise expressly provided herein, Buyer shall pay all of its fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.  Except as otherwise expressly provided herein, the Seller Indemnifying Parties shall pay all of their and all of the Company’s and the Sellers’ Representative’s fees, costs and expenses incurred in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, if any party hereto brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

8.9                                                             Equitable Remedies.  Each of the Company, the Seller Indemnifying Parties, the Sellers’ Representative and Buyer acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, each of the Company, the Seller Indemnifying Parties, the Sellers’ Representative and Buyer agree that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled pursuant hereto or at law or in equity.

8.10                                                      Further Assurances.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.  Each Seller Indemnifying Party acknowledges and agrees that, from and after the Closing, Buyer will be entitled to possession of, and each Seller Indemnifying Party shall deliver to Buyer, all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Company.  In the event that Buyer reasonably determines, in connection with any listing or proposed listing of the securities of Buyer or its Affiliates (including the Company) on an exchange, including upon advice of its independent accountants or upon request or requirement of the Securities and Exchange Commission, that it requires financial statements (audited or otherwise) for periods prior to the Closing with respect to the business of the Company, the Seller Indemnifying Parties shall use their commercially reasonable efforts to cooperate with Buyer to prepare any additional financial statements requested by Buyer.  Commercially reasonable efforts in this context shall include, but not be limited to:  (i) providing Buyer and its accountants and other agents access to the books and records of the Seller Indemnifying Parties (to the extent related to the business of the Company) and (ii) providing Buyer and its accountants and other agents access to accountants and employees of the Company to the extent reasonably required to facilitate preparation and audit of financial statements.  In such event, the cost and expense of preparing and auditing all such financial statements shall be borne by Buyer.

8.11                                                      Confidentiality.  Each Seller Indemnifying Party agrees not to disclose or use at any time (and shall cause each of his Affiliates not to use or disclose at any time) any Confidential Information.  Each Seller Indemnifying Party further agrees to take all commercially reasonable steps (and to cause each of his Affiliates to take all commercially reasonable steps) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  In the event any Seller Indemnifying Party or any of his Affiliates is required by law, regulation or legal or judicial process, or dispute resolution process, to disclose any Confidential Information, such Seller Indemnifying Party shall promptly notify Buyer in writing, which notification shall include the nature of the requirement and the extent of the required disclosure, and such Seller Indemnifying Party shall cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable law.

8.12                                                      Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and the Seller Indemnifying Parties for certain Tax matters following the Closing Date:

(a)                                 In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes not described in clause (ii) below (including franchise Taxes, Taxes that are based on or measured by income, gross or net sales, payments or receipts, employment and payroll Taxes or Taxes that are imposed in connection with any sale or other transfer or assignment of property) for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) other than with respect to property placed into service after the Closing, shall be allocated on a per diem basis, and (ii) the amount of Taxes imposed on a periodic basis (such as real or personal property Taxes) for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b)                                 (i) Buyer shall prepare or cause to be prepared and file or caused to be filed all Tax Returns required to be filed by the Company for Pre-Closing Tax Periods and Straddle Periods after the Closing Date, but only if not filed on or prior to the Closing Date.  Such Tax Returns shall be prepared in a manner consistent with past practices, unless otherwise required by applicable law or as otherwise provided in Section 8.12(b)(ii).  With respect to any such Tax Return that could reasonably be expected to increase the Seller Indemnifying Parties’ indemnification obligations under this Agreement with respect to Taxes, Buyer shall deliver a copy of such Tax Return to the Sellers’ Representative for its review and comment not less than fifteen (15) Business Days (or, in the case of any such Tax Return relating to non-income Taxes, five (5) Business Days) prior to the date on which such Tax Return is due to be filed (taking into account any applicable extensions), and shall consider in good faith any changes reasonably requested by the Sellers’ Representative.

(i)                                     Buyer and the Seller Indemnifying Parties agree that Buyer shall prepare or cause to be prepared and file or cause to be filed an IRS Form 3115 (Application for Change in Accounting Method) to change the Company’s overall method of accounting from the cash receipts and disbursements method to the accrual method and make an “eligible acquisition transaction election” described in Section 7.03(3)(d) of Rev. Proc. 2015-13, 2015-5 IRB 419, in each case, with the Tax Returns filed for the Pre-Closing Tax Period ending on the Closing Date.

(c)                                  Buyer, the Company and each Seller Indemnifying Party shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 8.12 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and each Seller Indemnifying Party further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Except to the extent required by applicable law, Buyer shall not, and shall not cause the Company to amend any previously filed Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, or make or change any Tax election that has any retroactive effect on any Pre-Closing Tax Period of the Company, in each case, without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such election would not create or increase the Seller Indemnifying Parties’ indemnification obligations under this Agreement with respect to Taxes.

(d)                                 All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(e)                                  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Seller Indemnifying Parties and such portion shall be Transaction Expenses, and shall be borne fifty percent (50%) by Buyer.  The party that is legally required to file a Tax Return relating to Transfer Taxes shall be responsible for preparing and timely filing such Tax Return.

(f)                                   Buyer shall promptly give written notice to the Sellers’ Representative of the receipt by Buyer or any of its Affiliates (including the Company after the Closing Date) of notice of any audit, claim, inquiry, examination or other proceeding relating to Taxes (a “Tax Claim”) attributable to any Pre-Closing Tax Period with respect to which Buyer intends to seek indemnification under Article VIII.  The Sellers’ Representative shall control all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a taxable period ending on or before the Closing Date, and may make all decisions in connection with such Tax Claim, provided, however, that (i) Buyer and counsel of its own choosing shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, (ii) the Sellers’ Representative shall keep Buyer reasonably informed, and consult in good faith with Buyer, with respect to the status and progress of such Tax Claim, and (iii) the Sellers’ Representative shall not settle any such Tax Claim without the prior written consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned.  The Buyer shall control all proceedings taken in connection with any Tax Claim relating to Taxes of the Company for a Straddle Period and may make all decisions in connection with such Tax Claim, provided, however, that and the Buyer shall not settle any such Tax Claim without the written consent of the Sellers’ Representative, which consent will not be unreasonably withheld, delayed or conditioned.  Notwithstanding anything in Article VIII to the contrary, this Section 8.12(f), and not Section 8.2(f) shall govern the conduct of Tax Claims.

(g)                                  Any refunds (or credits for overpayment) of Taxes, including any interest received from a taxing authority thereon but net of any Taxes or reasonable costs incurred by the Buyer Indemnified Parties, attributable to any Pre-Closing Tax Period of the Company shall be for the account of the Seller Indemnifying Parties to the extent such refunds or credits are received prior to the Fundamental Rep Survival Date; provided that, notwithstanding the foregoing, any such refunds or credits shall be for the account of Buyer to the extent such refunds or credits are attributable to the carryback from a taxable period (or a portion thereof) beginning after the Closing Date of items of loss, deduction or credit, or other Tax items of the Buyer Indemnified Parties and the Company.  Promptly upon the Company’s (or any of its Affiliates’) receipt of any such refund (or credit for overpayment) to which the Sellers are entitled pursuant to the foregoing sentence, Buyer shall pay over, by wire transfer of immediately available funds, the amount of any such refund (or the amount of any such credit), including any interest received from a taxing authority thereon but net of any Taxes or reasonable costs incurred by the Buyer Indemnified Parties, to the Paying Agent, for distribution to the Sellers based on each Seller Indemnifying Party’s Pro Rata Percentage of such amounts.  The Seller Indemnifying Parties shall pay over, by wire transfer of immediately available funds, the amount of any such refunds (or the amount of any such credit), including any interest received relating thereto, to Buyer promptly upon the Buyer’s request if the Buyer is required to repay such refunds or credits to a taxing authority.

8.13                                                      Release of Claims.

(a)                                 Effective as of the Closing, each Seller Indemnified Party (on such Seller Indemnified Party’s own behalf and on behalf of his, her or its Affiliates) hereby irrevocably, unconditionally and completely releases, acquits and forever discharges Buyer, the Company (and the parents, successors and past, present and future assigns, directors, officers, agents, attorneys and representatives of the foregoing respective entities) (the “Releasees”) from any past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature involving, or that may be asserted by, the Seller Indemnified Party or any of the Seller  Indemnified Party’s Affiliates may have had in the past, may now have or may have in the future against any of the Releasees, directly or indirectly relating to or directly or indirectly arising out of:  (i) any written or oral agreement entered into by the Seller Indemnified Party with the Company, arrangement or plan of the Company occurring, existing, entered into or adopted by or in favor of the Seller Indemnified Party or any of the Seller Indemnified Party’s Affiliates at any time up to and including the date of the Closing;  or (ii) any event, matter, cause, thing, act, omission or conduct occurring or existing at any time up to and including the date of this letter agreement, including, without limitation, any claim  arising (directly or indirectly) out of or in any way connected with any employment or other relationship of the Seller Indemnified Party or any of the Seller Indemnified Party’s Affiliates with (I) any of the Releasees; provided, however, that the Seller Indemnified Party is not releasing any rights available to the Seller Indemnified Party to any rights to payment under this Agreement or any other agreement entered into by the Seller Indemnified Party with the Company in connection with the Closing, (II) any entitlement to salary, bonuses, other compensation or employment benefits under any other Material Contract appearing on the Disclosure Schedule earned or accrued by or for the benefit of any of the Seller Indemnifying Parties prior to the consummation of the transactions contemplated by this Agreement in respect of services performed by any of the Seller Indemnifying Parties as a director, officer, or employee of the Company; and (III) any right to exculpation, indemnification or advancement of expenses from the Company pursuant to (w) the terms of any indemnification agreement between the Seller Indemnifying Parties and the Company, (x) the organizational documents of the Company, (y) applicable law or (z) the terms of this Agreement.

(b)                                 The Seller Indemnified Party (on the Seller Indemnified Party’s own behalf and on behalf of the Seller Indemnified Party’s Affiliates) hereby waives the benefits of, and any rights that the Seller Indemnified Party or any of the Seller Indemnified Party’s Affiliates may have under, any statute or common law regarding the release of unknown claims in any jurisdiction.  The Seller Indemnified Party acknowledges that the Seller Indemnified Party has read Section 1542 of the Civil Code of the State of California that provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Seller Indemnified Party waives any right or benefit that the Seller Indemnified Party has or may have under Section 1542 of the Civil Code, any similar law of any other jurisdiction, or any common law principles of similar effect, to the full extent that the Seller Indemnified Party may lawfully waive all such rights and benefits pertaining to the subject matter of this letter agreement.  The Seller Indemnified Party acknowledges that the Seller Indemnified Party or the Seller Indemnified Party’s representatives may hereafter discover claims or facts in addition to or different from those that the Seller Indemnified Party now knows or believes to exist with respect to the subject matter of this letter agreement, but that it is the Seller Indemnified Party’s intention in executing this letter agreement to fully, finally and forever settle and release all of the matters released herein.  In furtherance of this intention, the release herein granted shall be and remain in effect notwithstanding the discovery of any such additional or different claim or fact.

(c)                                  The Seller Indemnified Party:  (i) represents and warrants that the Seller Indemnified Party has taken all actions necessary or appropriate to give full effect to the release given by the Seller Indemnified Party (on the Seller Indemnified Party’s own behalf and on behalf of the Seller Indemnified Party’s Affiliates) in this Section 8.13 and (ii) agrees that the Seller Indemnified Party shall execute and deliver (and cause the Seller Indemnified Party’s Affiliates to execute and deliver) to the Company and the other Releasees such instruments and other documents, and shall take (and cause the Seller Indemnified Party’s Affiliates to take) such other actions, as the Company may reasonably request for the purpose of carrying out or evidencing the release given by the Seller Indemnified Party (on the Seller Indemnified Party’s own behalf and on behalf of the Seller Indemnified Party’s Affiliates) in this Section 8.13.  Without limiting the generality of the foregoing, the Seller Indemnified Party:  (a) agrees that the Seller Indemnified Party will not assert or attempt to assert, and will ensure that none of the Seller Indemnified Party’s Affiliates will assert or attempt to assert, any claim of the type described in Section 8.13(a) against any Releasee at any time after the execution and delivery of this letter agreement; (b) represents, warrants and covenants that the Seller Indemnified Party has not assigned and will not assign to any other person or entity any claim of the type described in Section 8.13(a); and (c) agrees and undertakes not to encourage or instigate any claims by other persons or entities against the Releases in connection with any claim of the type described in Section 8.13(a).

ARTICLE IX

MISCELLANEOUS

9.1                    Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Company (prior to the Closing) and each Seller Indemnifying Party only if such amendment or waiver is set forth in a writing executed by the Company and the Sellers’ Representative (on behalf of the Seller Indemnifying Parties), and any such amendment or waiver will be binding upon the Company (after the Closing) and Buyer only if such amendment or waiver is set forth in a writing executed by the Company and Buyer.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2                    Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, on the date of delivery, (ii) if delivered by next-day courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service for next day delivery, or (iii) if delivered by telecopy, provided the relevant transmission report indicates a full and successful transmission, (x) on the date of such transmission, if such transmission is completed at or prior to 5:00 p.m., local time of the recipient party, on the date of such transmission, and (y) on the next Business Day following the date of transmission, if such transmission is completed after 5:00 p.m., local time of the recipient party, on the date of such transmission.  Notices, demands and communications shall, unless another address is specified in writing pursuant to the provisions hereof, be sent to the address indicated below:

Notices to the Company and the Seller Indemnifying Parties (prior to the Closing):

Rocket Games, Inc.

501 Folsom St.

San Francisco, CA 94105

Attn:  Niko Vuori

Email:  niko@rocketgames.com

with a copy to (which shall not constitute notice to the Company and the Seller Indemnifying Parties):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attn:  Jared B. Grauer

Email:  jgrauer@gunder.com

Notices to the Company (after the Closing) and Buyer:

Penn Interactive Ventures, LLC

c/o Penn National Gaming, Inc.

825 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

Attn:  Chris Sheffield

Email:  Chris.Sheffield@pngaming.com

and

Attn:  Carl Sottosanti, General Counsel

Email: Carl.Sottosanti@pngaming.com

with a copy to (which shall not constitute notice to the Company and Buyer):

DLA Piper LLP (US)

555 Mission Street

Suite 2400

San Francisco, California 94105-2933

Attn:  Louis Lehot and Matthew Oshinsky

Email:  louis.lehot@dlapiper.com, matt.oshinsky@dlapiper.com

Notices to the Sellers’ Representative:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attn:  Managing Director

Telecopy: (303) 623-0294

Email:  deals@srsacquiom.com

9.3                    Successors and Assigns.  This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller Indemnifying Parties prior to or after the Closing, or assigned or delegated by the Company prior to the Closing, without the prior written consent of Buyer.  Buyer may assign its rights and obligations hereunder (including Buyer’s right to purchase the Shares), in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto.  In addition, Buyer may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the businesses of the Company in any form of transaction without the consent of any of the other parties hereto, subject to Sections 2.5(k)-(l).  Buyer and, following the Closing, the Company may assign any or all of its rights pursuant to this Agreement to any of their respective lenders as collateral security.

9.4                    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5                    Interpretation.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” (or definitions thereof) herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.6                    No Third-Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person (other than the parties hereto, the Former In-the-Money Option Holders, the D&O Indemnified Parties and their respective permitted successors and assigns), any rights or remedies under or by reason of this Agreement, such third parties specifically including employees and creditors of the Company.

9.7                    Complete Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings whether written or oral, relating to such subject matter in any way.

9.8                    Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

9.9                    Electronic Delivery.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or Internet mail in portable document format or similar format (any such delivery, an “Electronic Delivery”), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re execute original forms thereof and deliver them (by means other than Electronic Delivery) to all other parties.  No party hereto or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

9.10                  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           The internal law (and not the law of conflicts) of the State of New York shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

(b)           SUBJECT TO THE PROVISIONS OF SECTION 2.4 AND SECTION 2.5 (WHICH SHALL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) LOCATED IN NEW YORK CITY, NEW YORK.  EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION OR PROCEEDING SEEKING RELIEF ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT (OTHER THAN UPON THE APPEAL OF ANY JUDGMENT, DECISION OR ACTION OF ANY SUCH COURT LOCATED IN NEW YORK CITY, NEW YORK).  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING.  THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.  THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

(c)           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.11                  Consent to Representation; Conflict of Interest.  If the Sellers’ Representative so desires, acting on behalf of the Seller Indemnifying Parties and without the need for any consent or waiver by Company or Buyer, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Seller Indemnifying Parties after the Closing in connection with any matter, including anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto.  Without limiting the generality of the foregoing, after the Closing, Gunderson shall be permitted to represent the Seller Indemnifying Parties, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction, or dispute (including any litigation, arbitration, or other adversary proceeding) with Buyer, the Company, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims.  Buyer and the Company further agree that, as to all communications among Gunderson and the Sellers’ Representative and the Seller Indemnifying Parties and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement, solely to the extent such communications are not in the possession of the Company, Buyer or their respective Affiliates (including on their servers or in their email systems) the attorney-client privilege and the exception of client confidence belongs to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Buyer and Company.

*     *     *     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

BUYER:

PENN INTERACTIVE VENTURES, LLC

By:	/s/ Chris Sheffield
Name: Chris Sheffield
Title: President

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

COMPANY:

ROCKET GAMES, INC.

By:	/s/ William Gelpi
Name: William Gelpi
Title: CEO

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLERS:

By:	/s/ Tuan Tran
Tuan Tran

By:	/s/ Minh-Hai Tran
Minh-Hai Tran

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Valerie Tran
Valerie Tran

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Niko Vuori
Niko Vuori

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ William Gelpi
William Gelpi

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ William Gelpi
William Gelpi

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLERS:

By:	/s/ Darren Allarde
Darren Allarde

By:	/s/ Eun Hye Joo
Eun Hye Joo

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Duncan Barton
Duncan Barton

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Chris Jian
Chris Jian

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLERS:

By:	/s/ Justin Cooper
Justin Cooper

By:	/s/ Jaime Cooper
Jaime Cooper

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLERS:

By:	/s/ Matthew David
Matthew David

By:	/s/ Sajec Srisawas
Sajec Srisawas

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

DECHOMAI ASSET TRUST, A NEVADA PUBLIC CHARITY

By:	/s/ Bryan Clontz
Name: Bryan Clontz
Title: Trustee

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Hsing-Pang Jian
Hsing-Pang Jian

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Isabelle Tran
Isabelle Tran

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Nicholas Johnson
Nicholas Johnson

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Kaitlyn Gelpi
Kaitlyn Gelpi

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Dwayne Marley
Dwayne Marley

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Nicolas Rounds
Nicolas Rounds

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLER:

By:	/s/ Steven Jian
Steven Jian

Signature Page to the Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the date first written above.

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Seller Agent

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

Signature Page to the Stock Purchase Agreement

EXHIBIT A

ESCROW AGREEMENT

EXECUTION COPY

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of July    , 2016, by and among Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as the Sellers’ Representative (the “Sellers’ Representative”), Penn Interactive Ventures, LLC, a Delaware limited liability company (the “Buyer” and, together with the Sellers’ Representative, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”).  Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement, as defined below.

RECITALS

A.                                    Rocket Games, Inc., a Delaware corporation (the “Company”), each of the persons listed as “Sellers” on the signature pages thereto, the Sellers’ Representative and the Buyer have entered into that certain Stock Purchase Agreement, dated as of July    , 2016 (as amended from time to time, the “Purchase Agreement”), which provides that a portion of the consideration otherwise payable by the Buyer shall be placed in escrow by the Buyer as partial security for the indemnification obligations set forth in the Purchase Agreement.

B.                                    At the Buyer’s instruction, the Continental Stock Transfer & Trust Company as the paying agent (the “Paying Agent”) agrees to deposit in escrow a cash amount equal to Seven Million Dollars ($7,000,000) (the “Escrow Amount”), and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of the Purchase Agreement and this Escrow Agreement.

In consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.                                      Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.                                      Escrow Fund.  Promptly following the Closing (but no later than five (5) Business Days after the Closing Date), the Paying Agent shall deposit with the Escrow Agent the Escrow Amount (the “Escrow Fund”) in immediately available funds.  The Escrow Agent shall acknowledge receipt of the Escrow Fund in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

3.                                      Investment of the Escrow Fund.

(a)                                 Unless otherwise instructed in writing by the Parties, the Escrow Agent shall invest and reinvest the Escrow Fund in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits.  The Escrow Fund shall at all times remain available for distribution in accordance with this Agreement.

(b)                                 The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.  The Escrow Agent shall also maintain for each Seller Indemnifying Party a spreadsheet accounting record (each Seller Indemnifying Party’s “Account”) specifying the portion of the Escrow Fund held for the record of each Seller Indemnifying Party pursuant to this Agreement.  All Escrow Fund received under this Agreement will be allocated to each Seller Indemnifying Party’s Account in accordance with such Seller Indemnifying Party’s Indemnity Pro Rata Percentage of the Escrow Fund, as set forth on the Securityholders Schedule.

4.                                      Disposition and Termination of the Escrow Fund.

(a)                                 Escrow Fund.  The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Fund, as follows:

(i)                                     Section 8.3 of the Purchase Agreement is hereby incorporated by reference.

(ii)                                  Notwithstanding anything to the contrary in Section 4(a)(i), upon receipt of a Joint Release Instruction with respect to the Escrow Fund, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, disburse all or the applicable part of the Escrow Fund in accordance with such Joint Release Instruction.

(iii)                               Notwithstanding anything to the contrary in Section 4(a)(i), if at any time either of the Parties receives a Final Determination (as defined herein), then upon receipt by the Escrow Agent of a copy of such Final Determination from any Party, the Escrow Agent shall (A) promptly deliver a copy of such Final Determination to each other Party and (B) on the Business Day following receipt by the applicable Party from the Escrow Agent of the copy of such Final Determination, disburse as directed, part or all, as the case may be, of the Escrow Fund (only to the extent funds are available in the Escrow Fund) in accordance with such Final Determination.  Subject to the terms of this Section 4(a), the Escrow Agent will act on such Final Determination without further inquiry.

(iv)                              All payments of any part of the Escrow Fund made in accordance with the Purchase Agreement shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Final Determination, if and as applicable.

(v)                                 In the event a Joint Release Instruction is delivered to the Escrow Agent, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual.  To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved.  The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(vi)                              Neither the Escrow Fund nor any beneficial interest in the Escrow Fund may be pledged, sold, assigned or transferred, including by operation of law, by a Seller Indemnifying Party, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Seller Indemnifying Party, prior to the delivery to such Seller Indemnifying Party of such Seller’s Indemnifying Party’s Indemnity Pro Rata Percentage of the Escrow Fund by the Escrow Agent.

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(b)                                 Certain Definitions.

(i)                                     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in San Francisco, California.

(ii)                                  “Final Determination” means a final non-appealable order of any court of competent jurisdiction which may be issued, together with (A) a certificate of the prevailing Party to the effect that such judgment is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(iii)                               “Joint Release Instruction” means the joint written instruction of a Buyer Indemnified Party and the Sellers’ Representative, which is executed by a Buyer Indemnified Party and the Sellers’ Representative, to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Fund, as applicable.

(iv)                              “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

5.                                      Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties.  Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Fund.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction or a Final Determination.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s fraud, gross negligence or willful misconduct, or (b) special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.                                      Resignation and Removal of Escrow Agent.  The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by a Buyer Indemnified Party and the Sellers’ Representative acting jointly at any time by providing written notice to the Escrow Agent.  Any corporation or

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association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.  The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Fund (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.  In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following their receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7.                                      Fees and Expenses.  All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid by the  Buyer. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of the Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to the Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

8.                                      Indemnity.  Each of the Buyer and the Sellers’ Representative (solely on behalf of the Sellers and in its capacity as the Sellers’ Representative, not in its individual capacity) shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the fraud, gross negligence or willful misconduct of Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from the Sellers’ Representative or the Buyer, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Fund for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Fund for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8.  Notwithstanding anything to the contrary herein, the Buyer and the Sellers’ Representative agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability,

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cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Buyer and one-half by the Sellers’ Representative (solely on behalf of the Sellers).  The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9.                                      Tax Matters.

(a)                                 The Parties agree for U.S. federal income tax reporting purposes, until the distribution of the Escrow Fund (or portions thereof) is determined, that the Buyer shall be treated as the owner of the Escrow Fund.  Any interest or other income earned on the Escrow Fund shall be allocated to, and reported as having been earned by, the Buyer for the calendar year in which such interest or other income is earned, and the Escrow Agent shall timely report to the Buyer (and, to the extent required by law, to the Internal Revenue Service (the “IRS”) and other applicable taxing authorities on IRS Form 1099 and/or 1042S (or other appropriate form) all interest or other income earned on the Escrow Fund.  The Buyer shall be entitled to a tax distribution in cash in an amount equal to forty percent (40%) of such taxable income reported as earned by the Buyer for each taxable period, or portion thereof, provided, however, that the tax distribution for the period ending on the date of final distribution under this Escrow Agreement shall be delivered to the Buyer by the Escrow Agent at the time of such final distribution.  Prior to the date hereof, the Parties shall provide the Escrow Agent with their certified tax identification numbers by furnishing appropriate IRS Forms W-9 or W-8, as applicable, and such other forms and documents that the Escrow Agent may reasonably request.  The Escrow Agent shall rely upon (and obtain copies from the Paying Agent or Buyer as necessary) the written payment instructions and all tax forms used and collected by the Paying Agent in connection with Closing payments.  Upon release of any cash in the Escrow Fund, a portion of any cash distributed to the Seller Indemnifying Parties shall be treated as interest to the extent required under the imputed interest rules of the Internal Revenue Code of 1986, as amended.

(b)                                 The Escrow Agent shall be responsible for income reporting to the IRS with respect to interest or other income earned on the Escrow Fund.  The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate taxing authorities.

(c)                                  The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates.  The Escrow Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties.  Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.                               Covenant of Escrow Agent.  The Escrow Agent hereby agrees and covenants with the Buyer and the Sellers’ Representative that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Fund to anyone except pursuant to the express terms of this Agreement, the Purchase Agreement or as otherwise required by law.

11.                               Notices.  All notices, requests, demands and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a signed PDF attached to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States Mail. If notice

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is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Buyer, then to:

Penn Interactive Ventures, LLC

c/o Penn National Gaming, Inc.

825 Berkshire Blvd, Suite 200

Wyomissing, PA  19610

Attn:  Chris Sheffield

Email:  Chris.Sheffield@pngaming.com

and

Penn National Gaming, Inc.

c/o Penn National Gaming, Inc.

825 Berkshire Blvd, Suite 200

Wyomissing, PA  19610

Attn:  Chris Sheffield

Email:  Chris.Sheffield@pngaming.com

with a copy to Carl Sottosanti, General Counsel

Email:  Carl.Sottosanti@pngaming.com

with a copy to (which shall not constitute notice to the Company and Buyer):

DLA Piper LLP (US)

555 Mission Street Suite 2400

San Francisco, California 94105-2933

Attn:  Louis Lehot and Matthew Oshinsky

Email:  louis.lehot@dlapiper.com, matt.oshinsky@dlapiper.com or, if to the Sellers’ Representative, then to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attn:  Managing Director

Telecopy: (303) 623-0294

Email:  deals@srsacquiom.com

with a copy to (which shall not constitute notice to the Company and the Sellers’ Representative):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attn:  Jared B. Grauer

Email:  jgrauer@gunder.com

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or, if to the Escrow Agent, then to:

Citi Private Bank

Citibank, National Association

One Sansome Street, 23rd Floor

San Francisco, CA 94105

Attn: Claude Acoba

Telephone No.:  (415) 627-6424

E-mail: claude.acoba@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.                               Termination.  This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Fund in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination or removal executed jointly by the Buyer and the Sellers’ Representative in accordance with Section 6(b).

13.                               Miscellaneous.  This Agreement may be amended with the written consent of the Buyer, the Sellers’ Representative and the Escrow Agent.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Section 16, without the prior consent of the other Parties hereto.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.  The Parties irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Each Party agrees not to commence any legal proceedings related hereto except in such courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more Parties and delivered by such Party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen.  Such execution and delivery shall be considered valid, binding and effective for all purposes.  At the request of any Party, the Parties agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.  Except as expressly provided in Sections 8 and 9, the parties hereto do not intend to benefit

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any party that is not a party to this Agreement and, except as so provided, no party that is not a party to this Agreement shall be deemed to be a third party beneficiary of this Agreement or any provision hereof.

14.                               Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.                               Further Assurances.  Following the date hereof, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.                               Assignment.  No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld).  To comply with Federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.  Notwithstanding the foregoing, the Buyer may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve the Buyer of any obligation hereunder except to the extent actually performed or satisfied by the assignee, and the Buyer shall be required to notify the Escrow Agent of such assignment as described above.

17.                               Force Majeure.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.                               Further Assurances.  Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

19.                               Force Majeure.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss of malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental

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action, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

20.                               Use of Citibank Name.  No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material, except for any communication with the Seller Indemnifying Parties, which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other Parties hereto, or on such Party’s behalf, without the prior written consent of the Escrow Agent.

21.                               Publication; Disclosure. By executing this Agreement, the Parties and the Escrow Agent acknowledge that this Agreement (including all related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Agreement and information contained therein. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent.  Notwithstanding the foregoing, the Parties shall not be restricted from disclosing information to such Party’s advisors or to the Seller Indemnifying Parties.

*    *    *    *    *

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IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

BUYER:

PENN INTERACTIVE VENTURES, LLC

By:
Name:	Chris Sheffield
Its:	President

SELLERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Sellers’ Representative

By:
Name:
Its:

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of the Escrow Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee:  WAIVED

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the Escrow Account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of the Escrow Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of the Escrow Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing transaction deposit account, FDIC insured to the applicable limits.

Fee:  WAIVED

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee:  INCLUDED

Transaction Fees

To cover all required disbursements from Escrow Account, including disbursements made via checkpayments to all parties as designated by client, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of the Escrow Agreement:

Fee:  INCLUDED

Other Fees

Material amendments to the Agreement: additional fee(s), if any, to be discussed at time of amendment

N/A

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity.  Our participation in the transactions contemplated by the Agreement is subject to internal approval of the third party depositing monies into the escrow account.

EXHIBIT A-1

Certificate as to Sellers’ Representative’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Sellers’ Representative and are authorized to initiate and approve transactions of all types for the Escrow Account or accounts established under this Agreement, on behalf of the Sellers’ Representative.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Fund from the Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Chris Letang
Name	Signature

Managing Director
Title

(303) 957-2855
Telephone #

Eric Martin
Name	Signature

Managing Director
Title

(720) 279-0974
Telephone #

Mark Vogel
Name	Signature

Managing Director
Title

(415) 373-4020
Telephone #

Paul Koenig
Name	Signature

Managing Director
Title

(303) 957-2850
Telephone #

Exhibit to Escrow Agreement

EXHIBIT A-2

Certificate as to Buyer’s Authorized Signatures

The specimen signatures shown below are the specimen signatures of the individuals who have been designated as authorized representatives of the Buyer and are authorized to initiate and approve transactions of all types for the Escrow Account or accounts established under this Agreement, on behalf of the Buyer.  The below listed persons (must list at least two individuals) have also been designated Call Back Authorized Individuals and will be notified by Citibank N.A. upon the release of Escrow Fund from the Escrow Account unless an original “Standing or Predefined Instruction” letter is on file with the Escrow Agent.

Name / Title /Telephone #	Specimen Signature

Chris Sheffield
Name	Signature

President
Title

(610) 401-2034
Telephone #

Christopher B. Rogers
Name	Signature

Secretary and Treasurer
Title

(610) 401-2060
Telephone #

Exhibit to Escrow Agreement

EXHIBIT B

FORM OF SELLER
TRANSMITTAL LETTER

CONFIDENTIAL

LETTER OF TRANSMITTAL

For Shares of Common Stock of

ROCKET GAMES, INC.

Surrendered for Cash Payment

Pursuant to the acquisition of

all the issued and outstanding capital stock of ROCKET GAMES, INC.

by PENN INTERACTIVE VENTURES, LLC

The Paying Agent for the Acquisition is Continental Stock Transfer & Trust Company

DELIVERY INSTRUCTIONS

By First Class Mail, Courier or Overnight Delivery:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attention: Corporate Actions

For information please call 917-262-2378

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IF CERTIFICATES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER.  SEE INSTRUCTION 4.

THE METHOD OF DELIVERY FOR SHARES OF COMPANY CAPITAL STOCK IS AT THE OPTION AND RISK OF THE OWNER THEREOF.  DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

DO NOT SEND ANY DOCUMENTS TO ROCKET GAMES, INC. OR PENN INTERACTIVE VENTURES, LLC

Please complete the schedule below after reading the accompanying Instructions.

DESCRIPTION OF THE SHARE(S) SURRENDERED

Name(s) and Address(es) of Registered Holder(s) as appear(s) on Certificate(s) Please fill in, exactly as name(s) appear(s) on Certificate(s) If you need more space, attach a list and sign the list	Certificate Number(s)	Number and Class of Shares of Company Capital Stock Indicated on Certificate

Total Shares:

Lost Certificates

☐            I have lost my Certificate(s) that represented          shares of Common Stock of Rocket Games, Inc.  I understand that I must contact the Paying Agent to obtain additional documentation and instructions in order to receive my consideration (See Instruction 10).

Ladies and Gentlemen:

This Letter of Transmittal relates to the Stock Purchase Agreement, dated as of July    , 2016 (the “Stock Purchase Agreement”), by and among Penn Interactive Ventures, LLC, a Delaware limited liability company (“Buyer”), Rocket Games, Inc., a Delaware corporation (the “Company”), each of the persons listed as “Sellers” on the signature pages thereto (each, a “Seller” and together, the “Sellers”), and Shareholder Representative Services LLC, as Sellers’ Representative (the “Sellers’ Representative”), pursuant to which Buyer purchased all issued and outstanding capital stock of the Company from the Sellers (the “Acquisition”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

In connection with the Acquisition, the undersigned herewith surrenders the above-described certificate(s) (the “Certificate(s)”), which immediately prior to the Closing of the Acquisition (the “Closing”) represented the above-listed number of shares of Company Capital Stock (the “Shares”) to be exchanged for cash, as provided under the Stock Purchase Agreement, minus any withholdings, payable pursuant to the Acquisition, as set forth in the Stock Purchase Agreement.

The undersigned agrees to indemnify and hold harmless the Buyer Indemnified Parties for (i) all withholding Taxes with respect to the undersigned (including penalties and interest arising from amounts not withheld pursuant to the representations and warranties made by, or directions given by or on behalf of, the undersigned) in connection with the transactions contemplated by the Stock Purchase Agreement and (ii) any inaccuracy in the information provided by or on behalf of the undersigned in connection herewith.

The undersigned hereby represents and warrants as follows:

•                  The undersigned is the record and beneficial owner of the Shares listed on this Letter of Transmittal, and has full power and authority to surrender the Shares, free and clear of all liens, restrictions, claims, charges and encumbrances, and the same are not subject to any adverse claims.

•                  Other than the Shares listed on this Letter of Transmittal, the undersigned owns no other shares of Company Capital Stock.

•                  The undersigned has full power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder.

•                  This Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, except as enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

•                  Neither the execution and delivery of this Letter of Transmittal nor the agreements or other actions contemplated hereby will (a) materially violate, be in material conflict with, or constitute a material default (or an event, which, with notice or lapse of time or both, would constitute a material default) under any agreement or commitment to which the undersigned is a party or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental authority   applicable to the undersigned.

The undersigned understands that Buyer may rely upon the representations, warranties and agreements contained herein as if each such person was a party to this Letter of Transmittal and shall have the rights, remedies and benefits under this Letter of Transmittal as if such person was a party hereto.  All representations, warranties and agreements contained herein shall survive the date hereof.  With respect to the representations and warranties contained above, the undersigned shall indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company, but excluding any Sellers or any of their respective Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns (“Buyer Indemnified Parties”), and shall reimburse Buyer Indemnified Parties for any loss, liability, demand, claim, action, cause of action, cost, damage, royalty, deficiency, penalty, Tax, fine or expense of any kind or nature, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing) arising out of, resulting from, relating to or in connection with the failure of any representation or warranty made by the undersigned contained above to be true, correct and complete.

The undersigned will, upon the reasonable request of the Paying Agent (as defined below) and/or Buyer, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Paying Agent and/or Buyer in connection with the surrender of the Shares.  All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.  The surrender of Shares hereby is irrevocable.

The undersigned understands that surrender is not made in acceptable form until the receipt by Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”) of this Letter of Transmittal, duly completed and signed, and of the Certificate(s) (or such other documents reasonably requested by the Paying Agent if such Certificate(s) is (are) not unavailable), together with all accompanying evidences of authority in form reasonably satisfactory to the Paying Agent as may be required by the Instructions and Stock Purchase Agreement.  All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Paying Agent in its reasonable discretion and such determination will be final and binding, absent manifest error.

The undersigned understands that payment for surrendered Shares will be made in accordance with the terms of the Stock Purchase Agreement after the surrender of Certificate(s) representing the Shares and the Letter of Transmittal (and/or other additional documentation as described herein) is made in acceptable form.

THE UNDERSIGNED AGREES TO KEEP STRICTLY CONFIDENTIAL AND NOT DISCLOSE, PUBLISH OR DISSEMINATE ANY INFORMATION RELATED TO THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY TO ANY PERSON OR ENTITY OTHER THAN THE COMPANY, THE UNDERSIGNED’S EMPLOYEES, AND THE UNDERSIGNED’S LEGAL, FINANCIAL, TAX AND OTHER ADVISORS  (COLLECTIVELY, “REPRESENTATIVES”) WHO HAVE A NEED TO KNOW SUCH INFORMATION AND ARE BOUND BY A FIDUCIARY OR CONTRACTUAL OBLIGATION TO THE RECIPIENT NOT TO DISCLOSE SUCH INFORMATION.  ANY DISCLOSURE OF THIS INFORMATION BY SUCH REPRESENTATIVES (EXCEPT TO THE UNDERSIGNED) SHALL BE DEEMED A BREACH OF THIS OBLIGATION BY THE UNDERSIGNED.  THE UNDERSIGNED AGREES TO USE INFORMATION RELATED TO THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY ONLY FOR THE PURPOSE OF EVALUATING THE TRANSACTIONS AND TO CAUSE ITS REPRESENTATIVES WHO RECEIVE SUCH INFORMATION TO USE SUCH INFORMATION ONLY FOR SUCH PURPOSE.  NOTWITHSTANDING THE FOREGOING, (I) THE UNDERSIGNED MAY DISCLOSE SUCH INFORMATION (A) IN CONNECTION WITH ANY LEGAL PROCEEDINGS TO ENFORCE ITS RIGHTS UNDER THE STOCK PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR (B) AS REQUIRED BY ANY APPLICABLE LAW AS DETERMINED IN THE REASONABLE JUDGMENT OF SUCH PARTY AND ITS OUTSIDE COUNSEL (IN WHICH CASE SUCH PARTY SHALL NOT DISCLOSE SUCH CONFIDENTIAL INFORMATION WITHOUT, TO THE EXTENT COMMERCIALLY PRACTICABLE, PRIOR NOTIFICATION TO THE OTHER PARTIES).  IN THE THIRTY (30) DAYS IMMEDIATELY FOLLOWING THE CLOSING, BUYER AND THE SELLERS’ REPRESENTATIVE SHALL APPROVE THE CONTENT AND METHOD OF COMMERCIALLY REASONABLE PUBLIC DISCLOSURES REGARDING THE ACQUISITION THAT WILL BE PERMISSIBLE BY THE UNDERSIGNED AND HIS/HER/ITS ADVISORS AFTER THE ACQUISITION.

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Acquisition sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Acquisition sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available. A $50.00 wire fee will be deducted from your payment.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number

*Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that set forth above, a Medallion Signature Guarantee is required, See Instructions 3, 4, 5 and 7)

BOX A: SPECIAL ISSUANCE INSTRUCTIONS

This box should be completed only if the check or wire transfer is to be issued in the name of someone other than the registered holder(s) or if the name listed above is to be corrected. A Medallion Signatures Guarantee is required. (See Instruction 3, 4, 5 and 11 below.)

BOX B: SPECIAL DELIVERY INSTRUCTIONS

This box should be completed only if the check is to be issued to the registered holder(s) but sent to an address other than that listed above (See Instruction 7 below).

Name(s)	Name(s)

Address:	Address:

Employer Identification No. or Social Security No.

ALL HOLDERS OF COMPANY CAPITAL STOCK MUST COMPLETE THE FOLLOWING SIGNATURE PAGE.

IMPORTANT - SELLER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on the Certificate(s) or by person(s) authorized to become record holder(s) by Certificates and documents transmitted herewith.

Signature below certifies that no language alterations have been made in any way to the form of Letter of Transmittal provided to the undersigned in connection with the Acquisition and that the undersigned represents that the undersigned has read and agrees to all of the terms and conditions set forth in the materials accompanying this Letter of Transmittal.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title.  See Instruction 4.  (For information concerning signature guarantees see Instruction 3.)

Checks or wire transfers will be issued only in the name of the person(s) submitting this Letter of Transmittal and will be mailed to the address appearing under “Description of Share(s) Surrendered” or wire transferred to the bank account above, as the case may be, unless the Special Payment/Delivery Instructions are completed.

Dated                  , 2016

Sign Here	X

X
(Signature(s) of Owner(s))

Name(s)

(Please Print)

Capacity
(See Instruction 4)

Address
(Including Zip Code)

(Please also Complete the IRS Form W-9 Contained Herein (or an Appropriate IRS Form W-8, If Applicable))

SIGNATURE GUARANTEE

(Carefully review instruction 3 to determine if this section requires completion)

Dated , 2016	(Apply Medallion Signature Guarantee Stamp Here)

Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Area Code & Telephone No.

Address

INSTRUCTIONS

1. Delivery of Letter of Transmittal and Certificate(s).  This Letter of Transmittal, duly completed and executed, must be used in connection with the delivery and surrender of the Certificate(s).  A Letter of Transmittal and the Certificate(s) must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender.  Delivery of the Certificate(s) and other documents shall be effected, and the risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) to the Paying Agent.  The method of delivery of the Certificate(s) and other documents is at the election and risk of the Seller.  If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  Surrender may be made by mail, by hand or by overnight courier to Continental Stock Transfer & Trust Company, as Paying Agent, at the address shown above.

2. Terms of Payment for the Shares.  Each Share (as shown in the box on the first page of this Letter of Transmittal) will be entitled to receive cash, without interest, and subject to applicable withholding, as set forth in the Stock Purchase Agreement.

3. Guarantee of Signature.  The Certificate(s) need not be endorsed and stock powers and signature guarantees are unnecessary unless (a) the Certificate(s) is (are) registered in a name other than that of the person surrendering the Certificate(s) or (b) such registered holder completes the Special Payment/Delivery Instructions or requests payment to a name other than the registered holder.  In the case of (a) above, any such Certificate(s) must be duly endorsed or accompanied by a properly executed stock power with the signature on the endorsement or stock power and on the Letter of Transmittal guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”).  In the case of (b) above, only the signature on the Letter of Transmittal should be similarly guaranteed.

4. Signatures on Letter of Transmittal and Endorsements.  If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever. If any of the Shares surrendered hereby are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.  If any of the Shares surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.  If this Letter of Transmittal or any Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Buyer of the authority of such person so to act must be submitted.  If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and surrendered hereby, no endorsements of Certificates or separate stock powers are required unless payment is to be issued in the name of a person other than the registered holder(s).  Signatures on any such Certificates or stock powers must be guaranteed by an Eligible Institution. If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by Certificates listed and surrendered hereby, this Letter of Transmittal must be accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Certificates.  Signature(s) on any such Certificates or stock powers must be guaranteed by an Eligible Institution.

5. Transfer Taxes.  The undersigned agrees that liability for any transfer, documentary, sales, use, stamp, registration and other similar taxes (including any penalties and interest) incurred in connection with the surrender of the Shares shall be borne as set forth in the Stock Purchase Agreement.

6. Validity of Surrender; Irregularities.  All questions as to validity, form and eligibility of any surrender of Shares hereby will be determined by the Paying Agent and Buyer in their reasonable judgment, and such determination shall be final and binding, absent manifest error.  Buyer reserves the right to waive any irregularities or defects in the surrender of any Shares, and its interpretations of the terms and conditions of the Stock Purchase Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding, absent manifest error.  A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7. Special Delivery Instructions.  Indicate the address to which payment for the Shares is to be sent if different from the address of the person(s) signing this Letter of Transmittal.

8. Requests for Information or Additional Copies.  Information and additional copies of this Letter of Transmittal and the Stock Purchase Agreement may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal.

9. Inadequate Space.  If the space provided on this Letter of Transmittal is inadequate, the Certificate numbers and number of Shares should be listed on a separate signed schedule affixed hereto.

10. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s).  You will not receive any cash for your Shares unless and until you deliver this Letter of Transmittal, duly completed and signed, to the Paying Agent, together with the Certificate(s) representing such Shares and any required accompanying evidences of authority in form satisfactory to the Paying Agent.  If the Certificate(s) has (have) been lost or destroyed, such fact should be indicated on the face of this Letter of Transmittal.  In such event, the Paying Agent will forward additional documentation and instructions necessary to be completed in order to effectively surrender the Shares represented by such lost or destroyed Certificate(s).  No interest will be paid on amounts due for the Shares.

11. Form W-9.  Each Seller surrendering Shares for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number and certain other information on an IRS Form W-9 or an appropriate IRS Form W-8, as described below.

IMPORTANT TAX INFORMATION

Under United States federal income tax laws, a holder who receives cash payments pursuant to the Acquisition is required to provide the Paying Agent (as payer) with such holder’s correct TIN on the Form W—9 below (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such Tax Identification Number (“TIN”) is correct and that such holder is not subject to backup withholding. If such holder is an individual, the TIN is his or her social security number.  In the case of an entity, the correct TIN is the holder’s  Employer Identification Number.  If the Paying Agent is not provided with the correct TIN or an adequate basis for an exemption, a penalty may be imposed by the Internal Revenue Service (“IRS”), and the payment of any cash pursuant to the Acquisition may be subject to backup withholding.

Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements.  Exempt holders should indicate their exempt status on Form W—9.  In order for a foreign individual or foreign entity to qualify as exempt from backup withholding, such individual or entity must submit an appropriate and properly completed Form W—8 BEN, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury, attesting to such  exempt status.   Such forms and instructions may be obtained from the IRS at its Internet website: www.irs.gov.

If backup withholding applies, the Paying Agent is required to withhold at a rate not to exceed 28% of any payments made to the holder or other payee.  Amounts withheld, if any, under backup withholding rules are generally not an additional tax and may be refunded or credited against a holder’s federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Purpose of Form W—9

To prevent backup withholding on payments made with respect to Certificate(s), the holder is required to notify the Paying Agent of such holder’s correct TIN by completing the Form W-9 below, certifying that (1) the TIN provided on the Form W—9 is correct (or that such holder is awaiting a TIN), (2) such holder is not subject to backup withholding because (a) such holder is exempt from backup withholding, (b) such holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified such holder that such holder is no longer subject to backup withholding and (3) such holder is a U.S. person (including a U.S. resident alien).

What Number to Give the Paying Agent

The holder is required to give the Paying Agent the TIN (i.e., social security number or employer identification number) of the holder of the Certificate(s) tendered hereby. If the Certificate(s) are held in more than one name or are not held in the name of the actual owner, consult the instructions following the Form W—9 for additional guidance on which number to report.

[IRS Form W-9]

EXHIBIT C

FORM OF RESIGNATION LETTER

July    , 2016

Rocket Games, Inc.

Re:          Resignation

To Whom It May Concern:

Reference is hereby made to that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of July    , 2016, by and among Rocket Games, Inc., a Delaware corporation (“Company”), each of the Persons listed on the signature pages thereto, Shareholder Representative Services LLC, as Sellers’ Representative and Penn Interactive Ventures, LLC, a Delaware limited liability company.

I am currently a director of the Company.  Contingent upon and effective as of the Closing (as defined in the Purchase Agreement), I hereby resign as a member of the board of directors of the Company.

Sincerely,

By:
Name:

[Signature Page to Director/Officer Resignation Letter]

EXHIBIT D

FORM OF EMPLOYMENT OFFER LETTER

[LIFTOFF LETTERHEAD]

[Date]

[Name]

[Address]

Dear [Name]:

Congratulations!

In connection with the sale (the “Transaction”) of Rocket Games, Inc. (the “Company”) to Penn Interactive Ventures, LLC, I am proud to extend you an offer to retain your position with the Company as [Title].  In that position, you will be expected to retain your current duties and responsibilities.  This offer letter will become effective upon, and is subject to, the closing of the Transaction (the “Closing”), should you choose to accept employment with the Company after the Closing.  We ask that you review and sign the enclosed document as a Closing document.

Provided that all contingencies are met and you accept this offer, the employment terms and conditions in this offer letter will start to apply to you as of the day after the Closing (the “Start Date”).

Your annual base salary will initially be $[Amount], which will be paid every other week, less payroll deductions and all required withholdings.

In addition, during the period you are employed with the Company, you will be eligible to earn a discretionary cash bonus of up to 30% of your base salary (“Target Amount”), subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Whether or not you earn any bonus will be dependent upon (a) your continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by you and the Company of the applicable performance targets and goals set by the Company.  The Company will determine in its sole discretion the extent to which you and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus.  The bonus shall be subject to the terms of the applicable incentive compensation plan that will be adopted by the Company after the Closing and shall be in lieu of (and not in addition to) any other bonus or incentive program to which you were entitled prior to the Closing.  Any bonus, if earned, will be paid to you within the time period set forth in the incentive compensation plan, or if no such time period was established, within two and one-half months following the end of the year during which the bonus is earned.

Currently, the Company intends to maintain the same benefit plans after the Closing and you will continue to be eligible to participate in such benefit plans on the same basis as similarly situated employees.

The Company reserves the right to modify your compensation, benefits, job title, duties and reporting relationship to meet business needs.  The Company may change its compensation and benefit plans or practices from time to time in accordance with applicable laws.   You will be subject to all applicable employment and other policies of the Company, as established or modified by the Company from time to time.

This offer is contingent upon you: 1) signing the Company’s Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims (a copy of which is enclosed); 2) timely providing the Company with appropriate documents establishing your identity and right to work in the United States; and (3) signing the enclosed Employment Agreement.

This letter, along with the Employment Agreement and the Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims referred to above, constitute the entire agreement between you and the Company regarding the terms and conditions of your employment as of the Start Date.  It supersedes all negotiations, representations or agreements, whether prior or contemporaneous, written or oral, between you and the Company on this subject, including but not limited to any prior contractor or consulting agreement you entered into with the Company.

We are excited about working with you and having you as part of our team.  If you have any questions regarding this offer, please reach out to me directly by way of phone or email at [       ].

If acceptable, please countersign and date this letter in the space provided below and return the original of this letter to me by way of email no later than [Date].

Sincerely,

[Name]
[Title]

Attachment:

•                  Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims

•                  Employment Agreement

EXHIBIT E

FORM OF RESTRICTIVE COVENANTS AGREEMENT

RESTRICTIVE COVENANTS AGREEMENT

This RESTRICTIVE COVENANTS AGREEMENT (this “Agreement”) is entered into as of            , 2016, and effective as of the Closing Date, by and between             , in his or her, as applicable, capacity as an equityholder of the Company (“Equityholder”), and Penn Interactive Ventures, LLC, a Delaware limited liability company (“Buyer”) in favor of, and for the benefit of: Rocket Games, Inc., a Delaware corporation (the “Company”); and any other Buyer Indemnified Party (as the term is defined in the Stock Purchase Agreement to which this Agreement is an exhibit).  Each of Buyer and Equityholder are a “Party,” and collectively, they are the “Parties.”  Certain capitalized terms used in this Agreement are defined in Section 17 below.

RECITALS

A.                                    This Agreement is being entered into pursuant to and as a condition of that certain Stock Purchase Agreement (the “SPA”), dated as of the date hereof, by and among Buyer, the Company, Sellers (as the term is defined in the SPA) and Sellers’ Representative (as the term is defined in the SPA), pursuant to which Buyer shall acquire all of the Shares (as the term is defined in the SPA) and its goodwill and in exchange the holders of Shares will receive cash consideration on the terms provided in the SPA.

B.                                    Equityholder owns certain Shares and acknowledges and agrees that, by virtue of the Share Sale (as the term is defined in the SPA), Equityholder is selling or disposing of all of Equityholder’s ownership interest in the Company and selling the goodwill of the Company Business associated with Equityholder’s Shares to Buyer and will directly benefit from Buyer’s acquisition of such goodwill.

C.                                    Upon and after the Share Sale, Buyer shall carry on the Company Business; therefore, Equityholder has agreed that it is fair and appropriate to preserve the value of the goodwill of the Company to be purchased by Buyer by entering into this Agreement, which ensures that Equityholder will not compete with the Company or Buyer as set forth in this Agreement.

D.                                    Equityholder acknowledges that the agreements and covenants provided by Equityholder in this Agreement are essential to protect the value of the Company Business, including, without limitation, the goodwill associated with the Company Business, and such covenants and agreements contained herein are a material inducement to Buyer’s agreement to enter into and consummate the Share Sale pursuant to the SPA.

NOW, THEREFORE, for good and valuable consideration, including, without limitation, for Buyer to enter into the SPA and to consummate the Share Sale contemplated thereby and in consideration of the promises and the representations, warranties and agreements contained herein, Equityholder hereby covenants and agrees to the following terms and conditions which Equityholder acknowledges and agrees are reasonably designed to protect the legitimate business interests of Buyer:

1.                                      Non-Competition Restriction.  Equityholder agrees that, during the Restricted Period, except on behalf of Buyer and its Affiliates, Equityholder shall not, and shall not permit any Affiliate of Equityholder, to:

(a)                                 engage directly or indirectly in Competition in any Restricted Territory; or

(b)                                 be or become an officer, director, stockholder, sole proprietor, owner, partner, member, investor, or otherwise acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition in any Restricted

Territory; provided, however, that Equityholder may, without violating this Section 1(b), own, as a passive investment, shares of capital stock of a publicly-held corporation that engages in Competition if (i) such shares are actively traded on an established national securities market in the United States, (ii) the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Equityholder and the number of shares of such corporation’s capital stock that are owned beneficially (directly or indirectly) by Equityholder’s Affiliates collectively represent less than one percent (1%) of the total number of shares of such corporation’s capital stock outstanding, and (iii) neither Equityholder nor any Affiliate of Equityholder is otherwise associated directly or indirectly with such corporation or with any Affiliate of such corporation.

2.                                      Non-Solicitation of Customers or Other Business Relations.  During the Restricted Period, Equityholder shall not, and shall not permit any Affiliate of Equityholder, to: (a) solicit, induce or attempt to induce any Person who, within the 365-day period ending on the Closing Date, was a Customer, supplier, licensee, consultant or other business associate of the Company (i) for any purpose except on behalf of the Buyer Indemnified Parties, (ii) to cease doing business with any of the Buyer Indemnified Parties, or (iii) to diminish or materially alter, in a manner harmful to any of the Buyer Indemnified Parties, said Person’s relationship with any such Buyer Indemnified Parties; or (b) assist any other Person to engage in the activities prohibited by clause (a) of this sentence.

3.                                      Non-Solicitation of Employees. Equityholder agrees that, during the Restricted Period, Equityholder shall not, and shall not permit any of his or her, as applicable, Affiliates to: (a) solicit, induce or attempt to induce any Specified Employee (i) to leave his or her employment with any of the Buyer Indemnified Parties, or (ii) to diminish or materially alter, in a manner harmful to any of the Buyer Indemnified Parties, said Specified Employee’s relationship with any such Buyer Indemnified Parties; or (b) assist any other Person to engage in the activities prohibited by clause (a) of this sentence.

4.                                      Reasonable Restraint.  Equityholder acknowledges, in connection with the activities prohibited by the restrictions herein, that: (i) the relevant market for the technology and products being developed by the Company is worldwide and, thus, the covenants in Sections 1 through 3 impose a reasonable restraint in light of the activities, businesses and plans of Buyer; (ii) it is the intention of the Parties that the entire goodwill of the Company be transferred to Buyer and its Affiliates as part of the Share Sale contemplated by the SPA, including the goodwill existing between the Company, on the one hand, and its Customers, suppliers, licensees, employees, consultants, and other Persons under contract or otherwise associated or doing business with the Company, on the other hand; (iii) the Parties explicitly considered the value of the goodwill to be transferred from Equityholder by virtue of the Share Sale and that such goodwill is valued as a component of the consideration to be paid by Buyer pursuant to the terms of the SPA; and (iv) the covenants set forth in Sections 1 through 3 are a material and substantial part of the Share Sale contemplated by the SPA (supported by adequate consideration), and Buyer’s and its Affiliates’ failure to receive the entire goodwill contemplated by the SPA would have the effect of significantly reducing the value of the Company and the Shares to Buyer.

5.                                      Separate Covenants.  The covenants contained herein shall be construed as if each covenant is divided into separate and distinct covenants with respect to each capacity in which Equityholder is prohibited from competing and each part of the Restricted Territory.  Each such covenant shall constitute separate and several covenants distinct from all other such covenants.  In addition, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any and all other parts of the Restricted Territory, and each of the Parties agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.  Similarly, in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable

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by a court or other tribunal of competent jurisdiction with respect to the Restricted Period, each of the Parties hereto agrees and submits to the shortest reduction of the Restricted Period to such a time period as said court shall deem reasonable.

6.                                      Representations and Remedies.  Each of the Parties acknowledges that:  (i) Equityholder is deriving substantial economic benefit from the sale or disposition of Equityholder’s Shares in connection with the Share Sale; (ii) the covenants and the restrictions contained in this Agreement are necessary, fundamental and required for the protection of Buyer’s interest in the Company; (iii) such covenants relate to matters which are of a special, unique and extraordinary character that gives each of such covenants a special, unique and extraordinary value; (iv) Equityholder is entering into this Agreement solely in connection with the sale or disposition of Equityholder’s Shares and not in connection with any contemplated employment with Buyer or its Affiliates; and (v) a breach of any of such covenants or any other provision of this Agreement will result in irreparable harm and damage to Buyer that cannot be adequately compensated by a monetary award.  Accordingly, it is expressly agreed that, in addition to all other remedies available at law or in equity (including, without limitation, money damages from Equityholder), Buyer shall be entitled to seek the remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin Equityholder from breaching any such covenant or provision or to specifically enforce the provisions hereof.

7.                                      Independence of Obligations.  Equityholder’s obligations under this Agreement are absolute and shall not be terminated or otherwise limited by virtue of any breach (on the part of Buyer, any other Buyer Indemnified Party or any other Person) of any provision of the SPA or any other agreement, or by virtue of any failure to perform or other breach of any obligation of Buyer, any other Buyer Indemnified Party or any other Person.  In addition, the covenants and obligations of Equityholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Equityholder, on the one hand, and Buyer or its Affiliates, on the other hand, and except as otherwise required by law, the existence of any claim or cause of action by Equityholder against Buyer shall not constitute a defense to the enforcement of such covenants or obligations against Equityholder.

8.                                      Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure or any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

9.                                      Notices.  All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested), except that notices sent by mail will not be deemed given until received,  or sent via electronic mail (with acknowledgment of delivery), to the addresses specified on the signature page of this Agreement or to such other addresses as any Party may specify by notice in writing to the other.

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10.                               Successors and Assigns.  Each of Buyer, the Company and the other Buyer Indemnified Parties may freely assign any or all of its rights under this Agreement, at any time, in whole or in part, to any Person without obtaining the consent or approval of Equityholder or of any other Person. This Agreement shall be binding upon Equityholder and his or her, as applicable, heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of Buyer, the Company and the other Buyer Indemnified Parties.

11.                               WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.                               Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Subject to Section 13, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any court within San Francisco, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Subject to Section 13, each Party agrees not to commence any legal proceedings related hereto except in such courts.

13.                               Mandatory Arbitration.

(a)                                        Any and all disputes, claims, or controversies between the Parties (specifically including, but not being limited to, any assignee of a Party) arising out of or relating to this Agreement, including the breach thereof, that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in San Francisco, California, pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq.  The dispute shall be submitted to one arbitrator, who shall have sole authority to determine procedural questions, such as arbitrability, standing, and real party in interest, as well as the merits of the claim.

(b)                                               Any Party may commence the arbitration process by filing a written demand for arbitration with JAMS and concurrently sending a copy to the other Party or Parties.  The arbitration will be conducted in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect when the demand is filed.  Notwithstanding the foregoing, depositions may be taken and other discovery obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings in the State of California.  The parties to the dispute, claim, or controversy will cooperate with JAMS and each other in selecting an arbitrator from JAMS’ panel of neutrals and in scheduling the arbitration proceedings.  The costs and fees of JAMS and of the arbitrator shall be borne equally by the parties to the dispute, claim or controversy.  The provisions of this Section 13 are specifically enforceable by any court of competent jurisdiction.

(c)                                         The Parties may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim, injunctive, declaratory, or equitable relief, as necessary, without breach of this Section 13 and without abridgement of the powers of the arbitrator.

(d)                                        By agreeing to binding arbitration as provided herein, each of the Parties waives

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his/her/its right to have any dispute, claim or controversy arising out of or relating to this Agreement decided in court by a judge or jury.

14.                               Counterparts.  This Agreement may be executed in any number of counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the Parties by facsimile transmission, PDF or otherwise.

15.                               Entire Agreement.  This Agreement is entered into concurrently with the SPA, and together with the provisions therein on the same subject, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter of this Agreement.  This Agreement may not be amended except by a written agreement executed by all Parties.

16.                               Advice of Counsel.  Each Party acknowledges that it, he or she, as applicable, has either been represented by independent legal counsel or has waived said Party’s right to obtain advice of legal counsel in connection with the Share Sale and the restrictions contemplated by this Agreement.

17.                               Defined Terms. For purposes of this Agreement:

(a)                                 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b)                                 “Business Day(s)” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in San Francisco, California are authorized or obligated by law or executive order to close.

(c)                                  “Closing Date” shall mean the closing date of the Share Sale contemplated by the SPA.

(d)                                 “Company Business” means the business of designing, developing, distributing, operating, marketing, and selling casino type games and other table games.

(e)                                  A Person shall be deemed to be engaged in “Competition” if such Person or any of such Person’s Affiliates is engaged directly or indirectly in a business that is similar to the Company Business, including, but not limited to, designing, developing, distributing, marketing or selling products or services that are substantially the same as, are functionally similar to or compete with any of the products or services within the Company Business.

(f)                                   “Customer” is any Person who or which, at any time during the 365-day period ending on the Closing Date: (i) accesses or otherwise uses any of the products or services within the Company Business; or (ii) was solicited by the Company for the purpose of offering its products or services.

(g)                                  “Restricted Period” shall mean the period commencing on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date; provided, however, that in the event of any breach on the part of Equityholder of any provision of Sections 1-3 of this Agreement, the Restricted Period shall be automatically extended by a number of days equal to the total number of days in the

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period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(h)                                 “Restricted Territory” means the United States, Canada and each foreign jurisdiction where the Company conducts its business as of the Closing Date.

(i)                                     “Specified Employee” shall mean any Person who (i) is or was an employee of the Company or any of its Affiliates on the Closing Date or during the 180-day period ending on the Closing Date, or (ii) has been offered employment with any of the Buyer Indemnified Parties as of the Closing Date.

(j)                                    Other capitalized terms in this Agreement that are not specifically defined herein shall have the meaning ascribed to them in the SPA.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Restrictive Covenants Agreement as of the date first written above.

PENN INTERACTIVE VENTURES, LLC
a Delaware limited liability company

By:
Name:
Title:

Address:

Penn Interactive Ventures, LLC
c/o Penn National Gaming, Inc.
825 Berkshire Blvd., Suite 200
Wyomissing, PA 19610
Attention: Chris Sheffield
Email: Chris.Sheffield@pngaming.com
and
Attention: Carl Sottosanti, General Counsel
Email: Carl.Sottosanti@pngaming.com

and

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, CA 94303
Attention: Louis Lehot
Email: louis.lehot@dlapiper.com

EQUITYHOLDER

[Name]

Address:

[Signature Page of Restrictive Covenants Agreement]

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EXHIBIT F

FORM OF OPTION HOLDER TRANSMITTAL LETTER

CONFIDENTIAL

LETTER OF TRANSMITTAL

For In-the-Money Options of

ROCKET GAMES, INC.

Surrendered for Cash Payment

Pursuant to the acquisition of

all the issued and outstanding capital stock of ROCKET GAMES, INC.

by PENN INTERACTIVE VENTURES, LLC

The Paying Agent for the Acquisition is Continental Stock Transfer & Trust Company

DELIVERY INSTRUCTIONS

By First Class Mail, Courier or Overnight Delivery:

Continental Stock Transfer & Trust Company

17 Battery Place, 8th Floor

New York, NY 10004

Attention: Corporate Actions

For information please call 917-262-2378

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

IF THE IN-THE-MONEY VESTED OPTIONS ARE GRANTED IN DIFFERENT NAMES, A SEPARATE LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT GRANTEE.  SEE INSTRUCTION 4.

DO NOT SEND ANY DOCUMENTS TO ROCKET GAMES, INC. OR PENN INTERACTIVE VENTURES, LLC

Please complete the schedule below after reading the accompanying Instructions.

DESCRIPTION OF THE IN-THE-MONEY VESTED OPTION(S) SURRENDERED

Name(s) and Address(es) of Grantee of the In-the-Money Vested Option(s) Please fill in, exactly as name(s) appear(s) on grant document(s) If you need more space, attach a list and sign the list	Option Grant Date	Number of Shares of Company Common Stock Subject to the In- the-Money Vested Options

Total In-the-Money Vested Options:

Ladies and Gentlemen:

This Letter of Transmittal relates to the Stock Purchase Agreement, dated as of July    , 2016 (the “Stock Purchase Agreement”), by and among Penn Interactive Ventures, LLC, a Delaware limited liability company (“Buyer”), Rocket Games, Inc., a Delaware corporation (the “Company”), each of the persons listed as “Sellers” on the signature pages thereto (each, a “Seller” and together, the “Sellers”), and Shareholder Representative Services LLC, as Sellers’ Representative (the “Sellers’ Representative”), pursuant to which Buyer purchased all the issued and outstanding capital stock of the Company from the Sellers (the “Acquisition”).  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Stock Purchase Agreement.

In connection with the Acquisition, the undersigned herewith surrenders the above-described In-the-Money Vested Options to be exchanged for cash, as provided under the Stock Purchase Agreement, minus any withholdings, payable pursuant to the Acquisition, as set forth in the Stock Purchase Agreement.

The undersigned hereby represents and warrants as follows:

•                 The undersigned is the record and beneficial owner of the In-the-Money Vested Option(s) listed on this Letter of Transmittal, and has full power and authority to surrender the In-the-Money Vested Options, free and clear of all liens, restrictions, claims, charges and encumbrances, and the same are not subject to any adverse claims.

•                 Other than the In-the-Money Vested Options listed on this Letter of Transmittal, the undersigned owns no other In-the-Money Vested Options.

•                 The undersigned has full power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder.

•                 This Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against him, her or it in accordance with its terms, except as enforceability may be limited by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

•                 Neither the execution and delivery of this Letter of Transmittal nor the agreements or other actions contemplated hereby will (a) materially violate, be in material conflict with, or constitute a material default (or an event, which, with notice or lapse of time or both, would constitute a material default) under any agreement or commitment to which the undersigned is a party or (b) violate any statute or law or any judgment, decree, order, regulation or rule of any court or other governmental authority   applicable to the undersigned.

The undersigned understands that Buyer may rely upon the representations, warranties and agreements contained herein as if each such person was a party to this Letter of Transmittal and shall have the rights, remedies and benefits under this Letter of Transmittal as if such person was a party hereto.  All representations, warranties and agreements contained herein shall survive the date hereof.  With respect to the representations and warranties contained above, the undersigned shall indemnify and hold harmless Buyer and its and its Affiliates (including, after the Closing, the Company, but excluding any Sellers or any of their respective Affiliates) and their respective stockholders, officers, directors, employees, agents, partners, members, representatives, successors and assigns (“Buyer Indemnified Parties”), and shall reimburse Buyer Indemnified Parties for any loss, liability, demand, claim, action, cause of action, cost, damage, royalty, deficiency, penalty, Tax, fine or expense of any kind or nature, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation or defense, and all amounts paid in settlement, of any of the foregoing) arising out of, resulting from, relating to or in connection with the failure of any representation or warranty made by the undersigned contained above to be true, correct and complete.

The undersigned will, upon the reasonable request of the Paying Agent (as defined below) and/or Buyer, execute and deliver any additional documents reasonably deemed appropriate or necessary by the Paying Agent and/or Buyer in connection with the surrender of the In-the-Money Vested Options.  All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.  The surrender of In-the-Money Vested Options hereby is irrevocable.

The undersigned understands that surrender is not made in acceptable form until the receipt by Continental Stock Transfer & Trust Company, as paying agent (the “Paying Agent”) of this Letter of Transmittal, duly completed and signed, and such other documents reasonably requested by the Paying Agent, together with all accompanying evidences of authority in form reasonably satisfactory to the Paying Agent as may be required by the Instructions and Stock Purchase Agreement.  All questions as to validity, form and eligibility of any surrender of the In-the-Money Vested Options hereby will be determined by the Paying Agent in its reasonable discretion and such determination will be final and binding, absent manifest error.

The undersigned understands that payment for surrendered In-the-Money Vested Options will be made in accordance with the terms of the Stock Purchase Agreement after the delivery of the Letter of Transmittal (and/or other additional documentation as described herein) in acceptable form.

IF THE UNDERSIGNED IS AN EMPLOYEE OR FORMER EMPLOYEE OF THE COMPANY, SUCH PAYMENT WILL BE MADE THROUGH THE COMPANY’S PAYROLL, SUBJECT TO APPLICABLE DEDUCTIONS AND WITHHOLDINGS REQUIRED BY LAW.

The undersigned agrees to indemnify and hold harmless the Buyer Indemnified Parties for (i) all withholding Taxes with respect to the undersigned (including penalties and interest arising from amounts not withheld pursuant to the representations and warranties made by, or directions given by or on behalf of, the undersigned) in connection with the transactions contemplated by the Stock Purchase Agreement and (ii) any inaccuracy in the information provided by or on behalf of the undersigned in connection herewith.

The undersigned acknowledges and agrees as follows:

(a)         the undersigned has received and reviewed a notice from the Company which provided that any Company Options that are not In-the-Money Vested Options were cancelled without any payment of consideration therefor.

(b)         that the undersigned has read and understands the indemnification obligations of Article VIII of the Stock Purchase Agreement and hereby agrees to be bound by the provisions of such section as a “Seller Indemnifying Party”.

(c)          that the appointment of the Sellers’ Representative as set forth in Section 8.5 of the Stock Purchase Agreement, with all of the powers and privileges set forth therein, be agreed to and ratified in all respects.

(d)         the undersigned acknowledges that the undersigned has received and read a copy of the Stock Purchase Agreement.

(e)          that by the execution and delivery of this Letter of Transmittal, the undersigned shall be, and hereby agrees to be, bound by Article VIII, Sections 2.2, 2.3, 2.4, 2.5, 2.6, 9.1, 9.10 and 9.11 of the Stock Purchase Agreement (collectively, the “Relevant Provisions”), and other provisions of the Stock Purchase Agreement to the extent related to the Relevant Provisions and applicable to the Former In-the-Money Option Holders, or Seller Indemnifying Parties as if a signatory to the Stock Purchase Agreement, and the undersigned shall comply with, and be subject to, all of the terms, conditions, covenants, agreements and obligations set forth in such the Relevant Provisions of the Stock Purchase Agreement as a Former In-the-Money Option Holder or a Seller Indemnifying Party and other provisions of the Stock Purchase Agreement to the extent related to the Relevant Provisions and applicable to the Former In-the-Money Option Holder or Seller Indemnifying Parties.

THE UNDERSIGNED AGREES TO KEEP STRICTLY CONFIDENTIAL AND NOT DISCLOSE, PUBLISH OR DISSEMINATE ANY INFORMATION RELATED TO THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY TO ANY PERSON OR ENTITY OTHER THAN THE COMPANY, THE UNDERSIGNED’S EMPLOYEES, AND THE UNDERSIGNED’S LEGAL, FINANCIAL, TAX AND OTHER ADVISORS  (COLLECTIVELY,

“REPRESENTATIVES”) WHO HAVE A NEED TO KNOW SUCH INFORMATION AND ARE BOUND BY A FIDUCIARY OR CONTRACTUAL OBLIGATION TO THE RECIPIENT NOT TO DISCLOSE SUCH INFORMATION.  ANY DISCLOSURE OF THIS INFORMATION BY SUCH REPRESENTATIVES (EXCEPT TO THE UNDERSIGNED) SHALL BE DEEMED A BREACH OF THIS OBLIGATION BY THE UNDERSIGNED.  THE UNDERSIGNED AGREES TO USE INFORMATION RELATED TO THE STOCK PURCHASE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY ONLY FOR THE PURPOSE OF EVALUATING THE TRANSACTIONS AND TO CAUSE ITS REPRESENTATIVES WHO RECEIVE SUCH INFORMATION TO USE SUCH INFORMATION ONLY FOR SUCH PURPOSE.  NOTWITHSTANDING THE FOREGOING, (I) THE UNDERSIGNED MAY DISCLOSE SUCH INFORMATION (A) IN CONNECTION WITH ANY LEGAL PROCEEDINGS TO ENFORCE ITS RIGHTS UNDER THE STOCK PURCHASE AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR (B) AS REQUIRED BY ANY APPLICABLE LAW AS DETERMINED IN THE REASONABLE JUDGMENT OF SUCH PARTY AND ITS OUTSIDE COUNSEL (IN WHICH CASE SUCH PARTY SHALL NOT DISCLOSE SUCH CONFIDENTIAL INFORMATION WITHOUT, TO THE EXTENT COMMERCIALLY PRACTICABLE, PRIOR NOTIFICATION TO THE OTHER PARTIES).  IN THE THIRTY (30) DAYS IMMEDIATELY FOLLOWING THE CLOSING, BUYER AND THE SELLERS’ REPRESENTATIVE SHALL APPROVE THE CONTENT AND METHOD OF COMMERCIALLY REASONABLE PUBLIC DISCLOSURES REGARDING THE ACQUISITION THAT WILL BE PERMISSIBLE BY THE UNDERSIGNED AND HIS/HER/ITS ADVISORS AFTER THE ACQUISITION.

COMPLETE THE FOLLOWING PAYMENT INSTRUCTIONS ONLY IF YOU ARE NOT A CURRENT EMPLOYEE OR FORMER EMPLOYEE OF THE COMPANY.

PLEASE CAREFULLY READ THE ACCOMPANYING INSTRUCTIONS

CHECK PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Acquisition sent by check, please complete the remainder of this Letter of Transmittal and provide mailing address instructions below.

Address

City, State, Zip

Country

WIRE PAYMENT INSTRUCTIONS

If you wish to have cash consideration to be issued to you in the Acquisition sent by wire transfer, please complete the remainder of this Letter of Transmittal and provide wire instructions below or include such instructions herewith. For international wires, please provide the SWIFT code (BIC) in the ABA Number field, and the complete IBAN in the Account Number field, if available. A $50.00 wire fee will be deducted from your payment.

Bank Name

Bank Routing Number (ABA Number)

Account Name*

Account Number

FFC Account Name (if applicable)

FFC Account Number (if applicable)

Bank Contact/Telephone Number

*Please provide the name on the account not the type of account

(If wire is to be issued to an account in a name other than that set forth above, a Medallion Signature Guarantee is required, See Instructions 3, 4, 5 and 7)

BOX A: SPECIAL ISSUANCE INSTRUCTIONS

This box should be completed only if the check or wire transfer is to be issued in the name of someone other than the registered holder(s) or if the name listed above is to be corrected. A Medallion Signatures Guarantee is required. (See Instruction 3, 4, 5 and 11 below.)

BOX B: SPECIAL DELIVERY INSTRUCTIONS

This box should be completed only if the check is to be issued to the registered holder(s) but sent to an address other than that listed above (See Instruction 7 below).

Name(s)	Name(s)

Address:	Address:

Employer Identification No. or Social Security No.

ALL FORMER IN-THE-MONEY OPTION HOLDERS MUST COMPLETE THE FOLLOWING SIGNATURE PAGE

IMPORTANT — FORMER IN-THE-MONEY OPTION HOLDER SIGNATURE PAGE

Must be signed by registered holder(s) exactly as name(s) appear(s) on the grant documents of the In-the-Money Vested Option(s).

Signature below certifies that no language alterations have been made in any way to the form of Letter of Transmittal provided to the undersigned in connection with the Acquisition and that the undersigned represents that the undersigned has read and agrees to all of the terms and conditions set forth in the materials accompanying this Letter of Transmittal.

If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title.  See Instruction 4.  (For information concerning signature guarantees see Instruction 3.)

Checks or wire transfers will be issued only in the name of the person(s) submitting this Letter of Transmittal who are not current or former employees of the Company and will be mailed to the address appearing under “Description of In-the-Money Vested Option(s) Surrendered” or wire transferred to the bank account above, as the case may be, unless the Special Payment/Delivery Instructions are completed.  Payments to current or former employees of the Company will be made through the Company’s payroll.

Dated                         , 2016

Sign Here	X

X
(Signature(s) of Owner(s))

Name(s)

(Please Print)

Capacity
(See Instruction 4)

Address
(Including Zip Code)

Telephone No.	Email Address:

(Please also Complete the IRS Form W-9 Contained Herein (or an Appropriate IRS Form W-8, If Applicable))

SIGNATURE GUARANTEE

(Carefully review instruction 3 to determine if this section requires completion)

Dated , 2016	(Apply Medallion Signature Guarantee Stamp Here)

Authorized Signature

Name
(Please Print)

Title
(Please Print)

Name of Firm

Area Code & Telephone No.

Address

INSTRUCTIONS

1. Delivery of Letter of Transmittal.  This Letter of Transmittal, duly completed and executed, must be used in connection with the surrender of the In-the-Money Vested Option(s).  A Letter of Transmittal must be received by the Paying Agent, in satisfactory form, in order to make an effective surrender.  The method of delivery of documents is at the election and risk of the holder of In-the-Money Vested Option(s).  If such delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  Surrender may be made by mail, by hand or by overnight courier to Continental Stock Transfer & Trust Company, as Paying Agent, at the address shown above.

2. Terms of Payment for In-the-Money Vested Option(s).  Each In-the-Money Vested Option(s) (as shown in the box on the first page of this Letter of Transmittal) will be entitled to receive cash, without interest, and subject to applicable withholding, as set forth in the Stock Purchase Agreement.

3. Guarantee of Signature.  Signature guarantees are unnecessary unless (a) the In-the-Money Vested Option(s) is (are) registered in a name other than that of the person surrendering the In-the-Money Vested Option(s) or (b) such registered holder completes the Special Payment/Delivery Instructions or requests payment to a name other than the registered holder.  Any signature on the Letter of Transmittal shall be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”).

4. Signatures on Letter of Transmittal.  If this Letter of Transmittal is signed by the registered holder(s) of the In-the-Money Vested Option(s) surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the grant document(s) of such In-the-Money Vested Option(s) without alteration, enlargement or any change whatsoever.  If any of the In-the-Money Vested Option(s) surrendered hereby are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of the In-the-Money Vested Option(s).  If any of the In-the-Money Vested Option(s) surrendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.  If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Buyer of the authority of such person so to act must be submitted.  If this Letter of Transmittal is signed by a person other than the registered holder(s) of the In-the-Money Vested Option(s) and surrendered hereby, this Letter of Transmittal must be accompanied by appropriate transfer documents, signed exactly as the name(s) of the registered holder(s) appear(s) on the grant documents of the In-the-Money Vested Option(s).  Signature(s) on any transfer documents must be guaranteed by an Eligible Institution.

5. Transfer Taxes.  The undersigned agrees that liability for any transfer, documentary, sales, use, stamp, registration and other similar taxes (including any penalties and interest) incurred in connection with the surrender of the In-the-Money Vested Option(s) shall be borne as set forth in the Stock Purchase Agreement.

6. Validity of Surrender; Irregularities.  All questions as to validity, form and eligibility of any surrender of the In-the-Money Vested Option(s) hereby will be determined by the Paying Agent and Buyer in their reasonable judgment, and such determination shall be final and binding, absent manifest error.  Buyer reserves the right to waive any irregularities or defects in the surrender of any In-the-Money Vested Option(s), and its interpretations of the terms and conditions of the Stock Purchase Agreement and of this Letter of Transmittal (including these instructions) with respect to such irregularities or defects shall be final and binding, absent manifest error.  A surrender will not be deemed to have been made until all irregularities have been cured or waived.

7. Special Delivery Instructions.  If you are not a current or former employee of the Company, indicate the address to which payment for the In-the-Money Vested Option(s) is to be sent if different from the address of the person(s) signing this Letter of Transmittal.  Payment for the In-the-Money Vested Option(s) to current or former employees will be made through the Company’s payroll.

8. Requests for Information or Additional Copies.  Information and additional copies of this Letter of Transmittal and the Stock Purchase Agreement may be obtained from the Paying Agent by writing to the address on the front of this Letter of Transmittal.

9. Inadequate Space.  If the space provided on this Letter of Transmittal is inadequate, the number of In-the-Money Vested Option(s) should be listed on a separate signed schedule affixed hereto.

10. No Interest.  No interest will be paid on amounts due for the In-the-Money Vested Option(s).

11. Form W-9.  Each holder of In-the-Money Vested Option(s) surrendering In-the-Money Vested Option(s) for payment is required to provide the Paying Agent with a correct Taxpayer Identification Number and certain other information on an IRS Form W-9 or an appropriate IRS Form W-8, as described below.

IMPORTANT TAX INFORMATION

Under United States federal income tax laws, a holder who receives cash payments pursuant to the Acquisition is required to provide the Paying Agent (as payer) with such holder’s correct TIN on the Form W—9 below (or otherwise establish a basis for exemption from backup withholding) and certify under penalty of perjury that such Tax Identification Number (“TIN”) is correct and that such holder is not subject to backup withholding. If such holder is an individual, the TIN is his or her social security number.  In the case of an entity, the correct TIN is the holder’s Employer Identification Number.  If the Paying Agent is not provided with the correct TIN or an adequate basis for an exemption, a penalty may be imposed by the Internal Revenue Service (“IRS”), and the payment of any cash pursuant to the Acquisition may be subject to backup withholding.

Certain holders (including, among others, all corporations and foreign individuals and entities) are not subject to these backup withholding and reporting requirements.  Exempt holders should indicate their exempt status on Form W—9.  In order for a foreign individual or foreign entity to qualify as exempt from backup withholding, such individual or entity must submit an appropriate and properly completed Form W—8 BEN, W-8ECI, W-8EXP or W-8IMY, as the case may be, signed under penalties of perjury, attesting to such exempt status. Such forms and instructions may be obtained from the IRS at its Internet website: www.irs.gov.

If backup withholding applies, the Paying Agent is required to withhold at a rate not to exceed 28% of any payments made to the holder or other payee.  Amounts withheld, if any, under backup withholding rules are generally not an additional tax and may be refunded or credited against a holder’s federal income tax liability, provided that the holder timely furnishes the required information to the IRS.

Purpose of Form W—9

To prevent backup withholding on payments made with respect to the In-the-Money Vested Option(s), the holder is required to notify the Paying Agent of such holder’s correct TIN by completing the Form W-9 below, certifying that (1) the TIN provided on the Form W—9 is correct (or that such holder is awaiting a TIN), (2) such holder is not subject to backup withholding because (a) such holder is exempt from backup withholding, (b) such holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified such holder that such holder is no longer subject to backup withholding and (3) such holder is a U.S. person (including a U.S. resident alien).

What Number to Give the Paying Agent

The holder is required to give the Paying Agent the TIN (i.e., social security number or employer identification number) of the holder of the In-the-Money Vested Option(s) tendered hereby. If the In-the-Money Vested Option(s) are held in more than one name or are not held in the name of the actual owner, consult the instructions following the Form W—9 for additional guidance on which number to report.

[IRS Form W-9]

EXHIBIT G

FORM OF KEY EMPLOYEE AGREEMENT

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into to be effective as of the Effective Date (defined below), by Rocket Games, Inc., a Delaware corporation (the “Company”), and the employee who has executed this Agreement below (“Employee”).

WHEREAS, following the consummation of the transaction (the “Transaction”) contemplated by that certain Stock Purchase Agreement (the “SPA”) dated as of the date hereof, by and among Penn Interactive Ventures, LLC, a Delaware limited liability company, the Company, Sellers (as the term is defined in the SPA) and Sellers’ Representative (as the term is defined in the SPA), the Company desires to continue to employ Employee pursuant to the terms of this Agreement, and Employee desires to continue to provide personal services to the Company pursuant to the terms of this Agreement;

WHEREAS, each of the parties wish to enter into this Agreement, the terms of which are intended to be in compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”, see also Section 20 hereof).

NOW, THEREFORE, the parties, in exchange for the mutual promises described herein and other good and valuable consideration and intending to be legally bound, agree as follows:

1.                                      Employment.  The Company hereby agrees to employ Employee and Employee hereby accepts such employment, in accordance with the terms, conditions and provisions hereinafter set forth in this Agreement and the offer letter of even date, as may be amended in writing from time to time.

2.                                      Term.  This Agreement shall be effective upon the closing (such date, the “Effective Date”) of the SPA.  The term of this Agreement shall begin on the Effective Date and shall terminate on the earlier of the second anniversary of the Effective Date or the termination of Employee’s employment with the Company (the “Initial Term”); provided, however, notwithstanding anything in this Agreement to the contrary, Sections 7 through 20 shall survive the expiration or termination of this Agreement. Notwithstanding the foregoing, in the event that the SPA is terminated prior to closing, this Agreement shall be null and void.  This Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration of the Initial Term and each one-year period thereafter (each such one-year period, if any, the “Renewal Term”). If either the Company or Employee do not wish to renew this Agreement when it expires at the end of the Initial Term or any Renewal Term or if either the Company or Employee wish to renew this Agreement on different terms than those contained herein, such party shall give written notice of such intent to the other party at least thirty (30) days prior to the expiration date.  Reference herein to the “term” of this Agreement shall refer both to the Initial Term and any Renewal Term as the context requires.  The Company and Employee agree that the designation of a term herein does not confer any rights with respect to continuation of employment by the Company for the duration of the term or any other specified period, nor interfere with the right of the Company or Employee to terminate this Agreement at any time as set forth in Section 3 below.

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3.                                      Termination by the Company.

(a)                                 Without Cause.  The Company may terminate Employee’s employment at any time without Cause (as such term is defined in subsection (b) below) effective immediately upon delivery of written notice to Employee, which notice shall set forth the effective date of such termination.  A non-renewal of the term as set forth in Section 2 above shall not constitute a termination without “Cause” for purposes of receiving the benefits described in Section 5 below.

(b)                                 With Cause.  The Company may terminate Employee’s employment at any time for Cause effective immediately upon delivery of written notice to Employee.  As used herein, the term “Cause” shall mean:

(i)                                     Employee shall have been convicted of, or pled guilty or nolo contendere to, a criminal offense involving allegations of fraud, dishonesty or physical harm during the term of this Agreement;

(ii)                                  Employee is found (or is reasonably likely to be found) disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where Employee is required to be found qualified, suitable or licensed;

(iii)                               Employee breaches any significant Company policy or term of this Agreement and the Employee Proprietary Information and Inventions Agreement, and in each case, fails to cure such breach within 30 days after receipt of written notice thereof (to the extent curable);

(iv)                              Employee misappropriates corporate funds or resources as determined in good faith by the Audit Committee of the Board of Directors of the Company;

(v)                                 the Company’s reasonable determination of Employee’s willful failure to perform Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical disability or mental illness) or repeated insubordination, and in each case, fails to cure within 30 days after receipt of written notice thereof; or

(vi)                              the Company’s reasonable determination of Employee’s engagement in illegal conduct or gross misconduct which is or is reasonably expected to be materially injurious to the Company or one of its affiliates.

4.                                      Termination by Employee.

(a)                                 Employee may voluntarily terminate employment for any reason effective upon 30 days’ prior written notice to the Company, in which case no severance payments shall be due.

(b)                                 Employee may terminate employment for Good Reason.  As used herein, the term “Good Reason” shall mean the occurrence of either of the following without Employee’s prior consent either:

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(i)                                     a material reduction by the Company in Employee’s base salary as in effect immediately prior to such reduction (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees not to exceed 20%);

(ii)                                  a material diminution in Employee’s position, duties or responsibilities to a level that is materially inconsistent with Employee’s skills, experience, performance and education level; or

(iii)                               the relocation of Employee’s principal place of employment to a facility or a location more than 35 miles from Employee’s then-current primary principal place of employment immediately prior to such relocation that increases Employee’s one-way driving commute by more than 35 miles;

provided, however, that in each case of clauses (i), (ii) and (iii) above, Employee has (a) provided written notice of the circumstances establishing Good Reason within thirty (30) days of the initial existence of such conditions, (b) given the Company at least thirty (30) days to cure and (c) if the Company fails to cure, Employee terminates employment within thirty (30) days following the expiration of the cure period.  Any actions taken by the Company in connection with a termination of Employee’s employment by the Company or to accommodate a disability of Employee or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

5.                                      Severance Pay and Benefits.  Subject to the terms and conditions set forth in Section 5(d) below, if Employee’s employment is terminated under Sections 3(a) or 4(b) only, then the Company will provide Employee with the following severance pay and benefits; provided, for purposes of Section 409A, each payment of severance pay under this Section 5 shall be considered a separate payment:

(a)                                 Amount of Post-Employment Base Salary.  The Company shall pay to Employee an amount equal to six (6) months (the “Severance Period”) of base salary at the rate in effect on the date of Employee’s separation from service (the “Termination Date”).  Subject to Sections 5(d) and 20, such amount shall be paid in accordance with the Company’s regular payroll procedures for similarly situated employees commencing on the Termination Date.

(b)                                 Pro-Rata Bonus.  The Company shall pay to Employee a pro-rata bonus for the year of termination in an amount equal to the product of (i) the actual bonus, if any, that Employee would have earned for the year of termination based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days during the applicable performance year that Employee was employed by the Company and the denominator of which is 365.  Subject to Sections 5(d) and 20, such pro-rate bonus, if any, shall be paid at the time that annual bonuses are paid to the Company’s similarly situated employees.

(c)                                  Continued Medical Benefits Coverage.  Employee and his dependents will have the opportunity under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”) to elect COBRA continuation coverage.  If elected in a timely manner, the Company shall reimburse Employee for the full cost of purchasing COBRA coverage until the end of the Severance Period (or until such earlier date as Employee and his

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dependents cease to receive COBRA coverage).  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that reimbursement of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of reimbursing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay Employee a fully taxable lump sum cash payment equal to the COBRA premiums for the Severance Period regardless of whether Employee’s elects COBRA continuation coverage, which payment shall be paid within sixty (60) days of the Termination Date subject to applicable tax withholdings.  Employee may, but is not obligated to, use such payment toward the cost of COBRA premiums.

(d)                                 Release Agreement.  Employee’s entitlement to any severance pay and benefit entitlements under this Section 5 is conditioned upon Employee’s first entering into a release substantially in the form attached as Exhibit A (“Release”), a draft of which shall be delivered to Employee within 7 days after the Termination Date, allowing the Release to become effective and complying with its terms.  Notwithstanding anything set forth herein, Employee shall be permitted to modify the Release to the extent necessary to correct any untrue statement set forth therein, provided that such modification shall not affect in any way the release set forth in Sections 4 and 5 therein.  Notwithstanding any other provision hereof, all payments to Employee shall be delayed until after the expiration of any applicable revocation period with respect to the Release, but in the event the applicable consideration and revocation periods span two calendar years, the payments shall commence in the second calendar year.  In no event shall any payment be made later than March 15 of the calendar year following the year in which such payment vests.  Employee also acknowledges that any severance pay under this Section 5 is subject to the Company’s then-current Executive Incentive Compensation Recoupment Policy, if applicable.

6.                                      No Conflicts of Interest.  Employee agrees that throughout the period of Employee’s employment hereunder, Employee will not perform any activities or services, or accept other employment that would materially interfere with or present a conflict of interest concerning Employee’s employment with the Company.  Employee agrees and acknowledges that Employee’s employment is conditioned upon Employee adhering to and complying with the business practices and requirements of ethical conduct set forth in writing from time to time by the Company in its employee manual, code of conduct or similar publication.  Employee represents and warrants that no other contract, agreement or understanding to which Employee is a party or may be subject to will be violated by the execution of this Agreement by Employee.

7.                                      Employee Proprietary Information and Inventions Agreement. As a condition of employment, Employee agrees to execute and abide by the attached Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims (the “Proprietary Information Agreement”), which may be amended in writing by the Company and Employee from time to time without regard to this Agreement.  The Proprietary Information Agreement contains provisions that are intended by the Company and Employee to survive and do survive termination of this Agreement.

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8.                                      Enforceability and Release.

(a)                                 Restrictive Provisions.  As consideration for the foregoing payments, Employee agrees not to challenge the enforceability of any of the restrictions contained in the Proprietary Information Agreement upon or after the occurrence of a change of control of the Company.

(b)                                 Release Agreement and Payment Terms.  Employee’s entitlement to any severance pay and benefit entitlements under this Agreement is conditioned upon Employee’s first entering into a Release.  Notwithstanding any other provision hereof, all payments to Employee shall be delayed until after the expiration of any applicable revocation period with respect to the Release, but in the event the applicable revocation period exceeds 60 days, the payments shall commence on the 61st day following execution and delivery of the Release, and all payments for prior periods shall be paid on such 61st day.  In no event shall any payment be made later than March 15 of the calendar year following the year to which such payment relates.

9.                                      Property Surrender.  Upon termination of Employee’s employment for any reason, Employee shall immediately surrender and deliver to the Company all property that belongs to the Company or its actual or prospective customers, including, but not limited to, any keys, equipment, files, computers, phones, credit cards, disk drives and any documents, correspondence and other information, including all Confidential Information, of any type whatsoever, from the Company or any of its agents, servants, employees, suppliers, and existing or potential customers, that came into Employee’s possession by any means during the course of employment.

10.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

11.                               Arbitration. Any and all disputes, claims, or controversies between the parties (specifically including, but not being limited to, any assignee of a party) arising out of or relating to this Agreement, including the breach thereof, or arising out of Employee’s employment with or termination from the Company, regardless of whether those are claims under common law or under statutory law, that are not resolved by their mutual agreement shall be submitted to final and binding arbitration before JAMS, or its successor, at JAMS’ office in San Francisco, California, pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. as set forth in Sections 23 through Section 27 of the Proprietary Information Agreement.  Sections 23 through Sections 27 of the Proprietary Information Agreement are incorporated herein by reference and shall apply mutatis mutandis to this Agreement.  Pursuant to Ca. Code Civ. Proc. § 1281.8(b), the Company and Employee may apply to a court in San Francisco, California, for injunctive relief pending the outcome of arbitration.

12.                               Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, delivered by guaranteed next-day delivery or sent by facsimile (with confirmation of transmission) or shall be deemed given on the third business day when mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

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If to the Company, to:

Penn National Gaming, Inc.

825 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Attention: Managing Director of Interactive Gaming (with a copy to the General Counsel)

If to Employee, to:

His or her then current home address.

or to such other names or addresses as the Company or Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 12.

13.                               Contents of Agreement; Amendment and Assignment.  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or understandings with respect to thereto.  This Agreement cannot be changed, modified, extended, waived or terminated except upon a written instrument signed by the party against which it is to be enforced.  Employee may not assign any of his rights or obligations under this Agreement.  The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of its assets or business by means of liquidation, dissolution, merger, consolidation, transfer of assets, stock transfer or otherwise, provided such an assignment shall not relieve the Company of any of its obligations under this Agreement.

14.                               Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.                               Remedies.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.  Employee acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by Employee and that the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, in addition to all other remedies available at law or equity to the Company.

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16.                               Construction.  This Agreement is the result of thoughtful negotiations and reflects an arms’ length bargain between two sophisticated parties, each with an opportunity to be represented by counsel.  The parties agree that, if this Agreement requires interpretation, neither party should be considered “the drafter” nor be entitled to any presumption that any ambiguities are to be resolved in such party’s favor.

17.                               Beneficiaries/References.  Employee shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Employee’s death or incapacity by giving the Company written notice thereof.  In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary, estate or other legal representative. Except as provided in this provision or Company affiliates, no third party beneficiaries are intended.

18.                               Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes, as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

19.                               Regulatory Compliance.  The terms and provisions hereof shall be conditioned on and subject to compliance with all laws, rules, and regulations of all jurisdictions, or agencies, boards or commissions thereof, having regulatory jurisdiction over the employment or activities of Employee hereunder.

20.                               Section 409A.  The payments due under this Agreement are intended to satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, but to the extent that such payments are not exempt, this Agreement is intended to comply with the requirements of Section 409A, incorporates by reference all required definitions and payment terms, and shall be construed accordingly.  Any payments or distributions to be made to Employee under this Agreement upon a separation from service (as defined in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Section 409A and do not satisfy an exemption from the time and form of payment requirements of Section 409A, shall in no event be made or commence until six months after such separation from service if Employee is a specified employee (as defined in Section 409A).  Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Section 409A.  Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after Employee submits evidence of such expenses to the Company (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).  The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding anything herein to the contrary, the Company shall not have any liability to the Employee or to any other person if the payments and benefits provided

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in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ROCKET GAMES, INC.

By:
Name:
Title:

EMPLOYEE

[Name]

Exhibit A

SEPARATION AGREEMENT AND GENERAL RELEASE

This is a Separation Agreement and General Release (hereinafter referred to as the “Agreement”) between [                   ] (hereinafter referred to as the “Employee”) and Rocket Games, Inc. and its affiliates (hereinafter referred to as the “Employer”).  In consideration of the mutual promises and commitments made in this Agreement, and intending to be legally bound, Employee, on the one hand, and the Employer on the other hand, agree to the terms set forth in this Agreement.

1.                                      Employee is party to an Employment Agreement dated [DATE] (the “Employment Agreement”).  Employer and Employee hereby acknowledge that the Employment Agreement was terminated on [DATE], which shall be Employee’s last day of work with the Company (the “Termination Date”).  Employee hereby resigns from any other positions Employee may hold with the Employer’s parent, subsidiary and affiliated corporations as of the Termination Date.

2.                                      (a)                                 Following the execution of this Agreement, Employee will be entitled to the post-employment benefits set forth in Section 5 of the Employment Agreement and subject to the post-employment responsibilities set forth in his or her Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims.  Employee acknowledges and agrees that the Employee Proprietary Information and Inventions Agreement and Agreement to Arbitrate Claims remains in effect and Employee hereby agrees to comply with the obligations and restrictions contained therein.

(b)                                 If Employee accepts any employment with the Employer, or an affiliate or related entity of the Employer, and becomes reemployed during the Severance Period (as defined in the Employment Agreement), Employee acknowledges and agrees that they will forfeit all future severance payments from the date on which reemployment commences.

3.                                      (a)                                 When used in this Agreement, the word “Releasees” means the Employer and all or any of its past and present parent, subsidiary and affiliated corporations, companies, partnerships, joint ventures and other entities and their groups, divisions, departments and units, and their past and present directors, trustees, officers, managers, partners, supervisors, employees, attorneys, agents and consultants, and their predecessors, successors and assigns.

(b)                                 When used in this Agreement, the word “Claims” means each and every claim, complaint, cause of action, and grievance, whether known or unknown and whether fixed or contingent, and each and every promise, assurance, contract, representation, guarantee, warranty, right and commitment of any kind, whether known or unknown and whether fixed or contingent.

4.                          In consideration of the promises of the Employer set forth in this Agreement and the Employment Agreement, and intending to be legally bound, Employee hereby irrevocably remises, releases and forever discharges all Releasees of and from any and all Claims that he or she (on behalf of either himself or herself or any other person or persons) ever had or now has against any and all of the Releasees, or which he or she (or his or her heirs, executors, administrators or assigns or any of them) hereafter can, shall or may have against any and all of the Releasees, for or by reason of any cause, matter, thing, occurrence or event whatsoever through the effective date of this Agreement.  Employee acknowledges and agrees that the Claims released in this paragraph include, but are not limited to, (a) any and all Claims based on any law, statute or constitution or based on contract or in tort on common law, and (b) any and all Claims based on or arising under any civil rights laws, such as any Pennsylvania or Illinois employment laws, or Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), or the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.) (hereinafter referred to as the “ADEA”), or  California Labor Code, as amended, or the California Fair Employment and Housing Act, as amended (“FEHA”), and (c) any and all Claims under any grievance or complaint procedure of any

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kind, and (d) any and all Claims based on or arising out of or related to his recruitment by, employment with, the termination of his employment with, his performance of any services in any capacity for, or any business transaction with, each or any of the Releasees.  Employee also understands, that by signing this Agreement, he or she is waiving all Claims against any and all of the Releasees released by this Agreement; provided, however, that nothing in this Agreement (i) constitutes or shall be construed to constitute, as set forth in section 7(f)(1)(c) of the ADEA, as added by the Older Workers Benefit Protection Act of 1990, a waiver by Employee of any rights or claims that may arise after this Agreement is executed by Employee, or (ii) constitutes, or shall be construed to constitute,  a waiver of any rights which are not waivable as a matter of law, including any rights under applicable unemployment compensation and workers’ compensation laws, (iii) shall waive any rights for indemnification under any written agreement with the Company or coverage under any D&O insurance policy or (iv) impair Employee’s right to file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board, the California Fair Employment and Housing Commission, or any similar state or local agency or to participate in an investigation or proceeding conducted by such agencies, or to take any action protected under the whistleblower provisions of any federal securities law, none of which activities shall constitute a breach of the release, cooperation, non-disparagement or confidentiality clauses of this Agreement. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover individual relief in any charge, complaint, or lawsuit filed by Employee or anyone on Employee’s behalf.

5.                                      Employee acknowledges that Employee has read Section 1542 of the Civil Code of the State of California that provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee waive any right or benefit that Employee has or may have under Section 1542 of the Civil Code, any similar law of any other jurisdiction, or any common law principles of similar effect, to the full extent that Employee may lawfully waive all such rights and benefits pertaining to the subject matter of this release.  Employee acknowledges that Employee or Employee’s representatives may hereafter discover claims or facts in addition to or different from those that Employee now know or believe to exist with respect to the subject matter of this release, but that it is Employee’s intention in executing this release and in giving and receiving the consideration called for by it to fully, finally and forever settle and release all of the matters released herein.  In furtherance of this intention, the release herein granted shall be and remain in effect notwithstanding the discovery of any such additional or different claim or fact.

6.                                      Employee further certifies that he or she is not aware of any actual or attempted regulatory, EEOC, FEHA or other legal violations by Employer and that his or her separation is not a result of retaliation based on any legal rights or opposition to an illegal practice.

7.                                      Employee covenants and agrees not to sue the Releasees and each or any of them for any Claims released by this Agreement and to waive any recovery related to any Claims covered by this Agreement.

8.                                      Employee agrees to provide reasonable transition assistance to Employer (including without limitation assistance on regulatory matters, operational matters and in connection with litigation) for a period of four months from the execution of this Agreement at no additional cost; provided, such assistance shall not unreasonably interfere with Employee’s pursuit of gainful employment or result in

Employee not having a separation from service (as defined in Section 409A of the Internal Revenue Code of 1986).  Any assistance beyond this period will be provided at a mutually agreed cost.

9.                                      Employee agrees that, except as specifically provided in this Agreement, there is no compensation, benefits, or other payments due or owed to him or her by each or any of the Releasees, including, without limitation, the Employer, and there are no payments due or owed to him or her in connection with his employment by or the termination of his employment with each or any of the Releasees, including without limitation, any interest in unvested options, SARs, restricted stock or other equity issued to, expected by or contemplated by any of the Releasees (which interest is specifically released herein) or any other benefits (including, without limitation, any other severance benefits).  For clarity, Employee acknowledges that upon his separation date, he or she has no further rights under any bonus arrangement or option plan of Employer. Employee further acknowledges that he or she has not experienced or reported any work-related injury or illness.

10.                               Except where disclosure has been made by the Company pursuant to applicable federal or state law, rule or regulation, Employee agrees that the terms of this Agreement are confidential and that he or she will not disclose or publicize the terms of this Agreement and the amounts paid or agreed to be paid pursuant to this Agreement to any person or entity, except to his spouse, his attorney, his accountant, and to a government agency for the purpose of payment or collection of taxes or application for unemployment compensation benefits.  Employee agrees that his disclosure of the terms of this Agreement to his spouse, his attorney and his accountant shall be conditioned upon his obtaining agreement from them, for the benefit of the Employer, not to disclose or publicize to any person or entity the terms of this Agreement and the amounts paid or agreed to be paid under this Agreement. Further, Employee agrees not to make any false, misleading, defamatory or disparaging communications, including blogs, posts on Facebook, twitter, other forms of social media or any such similar communications, about the Employer (including without limitation Employer’s products, services, partners, investors or personnel) and to refrain from taking any action designed to harm the public perception of the Employer or the Releasees.  Employee further agrees that he or she has disclosed to Employer all information, if any, in his possession, custody or control related to any legal, compliance or regulatory obligations of Employer and any failures to meet such obligations.

11.                               The terms of this Agreement are not to be considered as an admission on behalf of either party.  Neither this Agreement nor its terms shall be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.  The Employer is entering into this Agreement solely for the purpose of effectuating a mutually satisfactory separation of Employee’s employment.

12.                               Sections 9, 10, 11 and 20 of the Employment Agreement shall also apply to this Agreement.

13.                               Along with the surviving provisions of the Employment Agreement, this Agreement constitutes a complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, offer letters, severance policies and plans, negotiations, or discussions relating to the subject matter of this Agreement and no other agreement shall be binding upon each or any of the Releasees, including, but not limited to, any agreement made hereafter, unless in writing and signed by an officer of the Employer, and only such agreement shall be binding against the Employer.

14.                               Employee is advised, and acknowledges that he or she has been advised, to consult with an attorney before signing this Agreement.

15.                               Employee acknowledges that he or she is signing this Agreement voluntarily, with full knowledge of the nature and consequences of its terms.

16.                               All executed copies of this Agreement and photocopies thereof shall have the same force and effect and shall be as legally binding and enforceable as the original.

17.                               Employee acknowledges that he or she has been given up to twenty-one (21) days within which to consider this Agreement before signing it.  Subject to paragraph 18 below, this Agreement will become effective on the date of Employee’s signature hereof.

18.                               For a period of seven (7) calendar days following his signature of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.  Employee may revoke this Agreement at any time within that seven (7) day period, by sending a written notice of revocation to the                                               of Employer. Such written notice must be actually received by the Employer within that seven (7) day period in order to be valid.  If a valid revocation is received within that seven (7) day period, this Agreement shall be null and void for all purposes.  Payment of the severance pay amount set forth in the Employee’s Employment Agreement will be paid in the manner and at the time(s) described in the Employment Agreement.

IN WITNESS WHEREOF, the Parties have read, understand and do voluntarily execute this Separation Agreement and General Release which consists of [NUMBER] pages.

EMPLOYER	EMPLOYEE

By:

Date:	Date:

EXHIBIT H

COMPANY BONUS RETENTION PLAN

ROCKET GAMES, INC.
BONUS RETENTION PLAN

Purpose

The purpose of the Plan is to induce key contributors to remain with Rocket Games, Inc. (the “Company”), and to enhance the Company’s value, by providing incentive bonuses following the closing of the transactions contemplated by that certain Stock Purchase Agreement by and between the Company, [Buyer] (“Buyer”) and certain other parties thereto, dated as of July   , 2016 (the “SPA,” and the transactions contemplated thereby, the “Purchase”).

Triggering Event	Benefits under the Plan are payable if and only if any Second Upside Earnout Payment (as such term is defined in the SPA) is paid to the Company’s stockholders.

Size of Pool (the “Pool”)	The Pool is an amount equal to 50% of the Second Upside Earnout Payment, up to a maximum amount of $10,000,000, subject to the Buyer’s right of setoff described below.

Selection of Participants

Employees of the Company designated by resolution of the Company’s Board of Directors who remain employed by the Company, Buyer or a subsidiary thereof as of the closing date of the Purchase (the “Closing Date”) and individuals who commence employment with the Company following the Closing Date designated by resolution of the Company’s Board of Directors shall be eligible to be participants in the Plan (the “Participants”).

Allocation of Pool

Each Participant’s allocation will be as determined by the Company’s Board of Directors, which such determination with respect to Participants shall be made prior to the Closing Date. Each Participant shall be allocated a number of units (each a “Unit”) by the Company’s Board of Directors.

Each Eligible Participant’s actual benefit under the Plan (an “Eligible Participant Benefit”) will be calculated as of the last day of the Second Earnout Period (as defined in the APA), according to the following formula:

Eligible Participant Benefit = (Eligible Participant’s Units / total Units outstanding) x the amount of the Pool

Prerequisites for Payment	Benefits are paid only to Participants who remain employed by the Company, Buyer or a subsidiary thereof as of the last day of the Second Earnout Period (each an “Eligible Participant”).

Form of Payment	Eligible Participant Benefits will be paid in cash through the payroll of Buyer, the Company or its successor.

Time of Payment

Each Eligible Participant Benefit, if any, will be paid as soon as practicable after the end of the Second Earnout Period, but in no event more than 10 business days after the Second Upside Earnout Payment, if any, is delivered to the Company’s stockholders.

Right to Offset

Buyer, the Company or its successor shall have the right to offset against its obligation to pay any portion of an Eligible Participant Benefit any outstanding amount of whatever nature that the Eligible Participant then owes to Buyer, the Company or its successor in the capacity as an employee in accordance with Sections 2.5(e) and (f) of the SPA.

Withholding Taxes

All payments under the Plan will be reduced as necessary to pay withholding and payroll taxes and other deductions required by law. In the event that payments are made in a form other than cash, each Eligible Participant must make arrangements satisfactory to the Company in order to satisfy all applicable withholding requirements.

Section 409A

It is intended that payments under the Plan satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).

Notwithstanding the foregoing, in no event will the Company or any successor be responsible for or have any obligation to reimburse an Eligible Participant for any taxes that may be imposed on an Eligible Participant under Section 409A of the Code.

Source of Payments

The Company or its successor will make all payments under the Plan from its general assets. The Company’s obligations under the Plan are unfunded and unsecured, and Eligible Participants have no rights other than those of general creditors.

No Assignment of Benefits

Benefits under the Plan are not assignable or transferable by Participants before they are paid. Benefits will be paid only to the Eligible Participants who are entitled to receive them under the Plan.

Employment at Will

Employment with the Company, Buyer or any successor thereto is for no specific period of time. Participation in the Plan does not confer any right to continued employment, and a Participant’s employment is “at will.” Therefore, either the Participant or the Participant’s employer may terminate the Participant’s employment at any time and for any reason, with or without cause.

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Administration

The Plan will be interpreted and administered by the Company’s Board of Directors or a duly authorized committee of the Board of Directors. Any reference to the Board of Directors in this Plan will be construed as a reference to the committee of the Board of Directors (if any) to whom the Board of Directors has assigned a particular function. The determinations of the Board of Directors with regard to the Plan will be final and binding on all Participants. Following the closing of the Purchase, references to the Company’s Board of Directors shall be interpreted as a reference to the Board of Directors of Buyer or a duly authorized committee thereof.

Amendment and Termination

Prior to closing of the Purchase, the Company’s Board of Directors may terminate the Plan or amend it in any respect. Thereafter, the Plan may not be amended or terminated without the consent of each adversely affected Participant.

Notwithstanding the foregoing, this Plan will expire automatically if the Purchase is not consummated on or prior to September 1, 2016.

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EXHIBIT I

FORM OF OPTION CANCELLATION AGREEMENT

ROCKET GAMES, INC.

OPTION CANCELLATION AGREEMENT

This OPTION CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of July    , 2016, by and among Rocket Games, Inc., a Delaware corporation (the “Company”), and the individual listed as “Option Holder” on the signature page hereto (the “Option Holder”).

RECITALS

WHEREAS, the Option Holder has been granted an option or options to purchase shares of the Company’s Common Stock (each, a “Company Option”) pursuant to the Company’s 2013 Stock Plan (the “Plan”);

WHEREAS, the Company has entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Penn Interactive Ventures, LLC, a Delaware limited liability company (“Buyer”), Shareholder Representative Services LLC, solely in its capacity as representative of the Sellers (as defined in the Purchase Agreement), and certain other parties for certain limited purposes, pursuant to which Buyer will purchase from the Sellers, and the Sellers will sell and transfer to Buyer, all of the issued and outstanding shares of capital stock of the Company (the “Purchase”), which Purchase is expected to close on or about August 1, 2016 (the “Closing Date,” and the time of the actual closing, the “Closing”);

WHEREAS, in connection with the Purchase, the vesting of certain Company Option outstanding as of immediately prior to the Closing will be accelerated as if the holder thereof had completed an additional 12 months of continuous service to the Company (the vested portion of each Company Option, after taking into account the acceleration described in this recital, a “Vested Option”);

WHEREAS, and as further described in the Purchase Agreement, certain vested Company Options outstanding as of immediately prior to the Closing will be cancelled in exchange for the right to receive cash payment in accordance with the Purchase Agreement (such amounts, collectively, the “Option Payout”); and

WHEREAS, each unvested Company Option outstanding as of immediately prior to the Closing will be cancelled without the payment of any consideration in respect thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the sufficiency of which the parties acknowledge, the parties hereby agree as follows:

1.                                      OPTION PAYOUT; CANCELLATION OF COMPANY OPTIONS. In consideration for the partial vesting acceleration described in the Recitals, the Option Holder agrees that each Company Option (including all shares, if any, that remain unvested as of immediately prior to the Closing) shall be terminated and cancelled at the Closing.  Except for the right to receive the Option Payout with respect to the vested portion of each Company Option held by the Option

Holder (less all applicable payroll and income tax and other withholdings required by law), on the terms and conditions described in the Purchase Agreement, the Option Holder acknowledges and agrees that the Option Holder shall cease, as of the Closing, to have any further right or entitlement to acquire any shares of the Company’s capital stock or any other consideration of any kind from the Company, Buyer, or any of their affiliates in respect of each Option Holder’s Company Options.  In addition, by signing this Agreement, the Option Holder acknowledges and agrees that the only Company Options held by the Option Holder are those described in Exhibit A hereto.

2.                                      NO EXERCISE.  In consideration of the right to receive the Option Payout, the Option Holder agrees not to exercise any Company Option (or any portion thereof) prior to the termination of the Purchase Agreement in accordance with its terms.

3.                                      RELEASE.  Effective as of the date hereof, the Option Holder acknowledges and agrees on behalf of itself and each of its agents, trustees, beneficiaries, directors, officers, managers, affiliates, subsidiaries, stockholders, members, partners, family members, heirs, executors, administrators, estate, successors and assigns (each, a “Releasing Party”) that each hereby waives, releases, promises never to assert and forever discharges the Company, Buyer, and any of their current and former directors, officers, managers, employees, representatives, consultants, attorneys, agents, members, stockholders, successors, parents, affiliates or subsidiaries, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all claims, actions, causes of action or demands such person has or may have against any of the Released Parties as of the date hereof, whether asserted or unasserted, known or unknown, contingent or noncontingent or past or present, with respect to any rights in or to the Company’s capital stock, including without limitation, those relating to any Company Option that any of the Releasing Parties had, have or may have or claim to have against any of the Released Parties, in each case of every nature and extent whatsoever, including (without limitation) claims to stock options, equity or equity-based compensation, attorneys’ fees or costs, fraud, breach of contract or breach of the covenant of good faith and fair dealing (the “Claims”).  However, this release covers only those Claims that arose prior to the execution of this Agreement and only those Claims that may be waived by applicable law.  Execution of this Agreement does not bar any Claim that arises hereafter, including (without limitation) a Claim for breach of this Agreement.  Execution of this Agreement also does not bar any Claim to indemnification under Section 2802 of the California Labor Code.

The Option Holder understands that this Agreement includes a release of all known and unknown claims.  The Option Holder acknowledges that he/she has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

The Option Holder hereby expressly waives, releases and discharges all of the Option Holder’s rights under Section 1542 of the California Civil Code and any law or legal principle of similar

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effect in any jurisdiction with respect to the Option Holder’s release of claims herein, including but not limited to the release of unknown and unsuspected claims.

4.                                      TERMINATION OF PURCHASE AGREEMENT.  If the Purchase Agreement is terminated pursuant to its terms or the Purchase is not consummated for any reason on or prior to August [30], then this Agreement will be null and void and the Option Holder will not be entitled to receive the Option Payout or any vesting acceleration in respect of a Company Option.

5.                                      CONFIDENTIALITY.  The Option Holder agrees that it will not disclose to others the existence or terms of this Agreement, except that the Option Holder may disclose such information to its spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement.

6.                                      MISCELLANEOUS.

6.1                               Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware.

6.2                               Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon the parties hereto and their respective successors, assigns, heirs, executors and administrators.  This Agreement may not be changed except in a writing signed by the person(s) against whose interest such change shall operate.  The Option Holder acknowledges and agrees that all representations, warranties and agreements of the Option Holder will be for the benefit of, and enforceable by, any of the Released Parties (including from and after the Closing).

6.3                               Severability.  In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

6.4                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

ROCKET GAMES, INC.	OPTION HOLDER:

By:	By:
Name:

Exhibit A

Grant Date	Number of Shares Granted	Exercise Price	Number of Vested Shares(1)

(1)  Includes 12 months’ vesting acceleration.